Exhibit 10.21
AMENDED AND RESTATED
MANAGEMENT AGREEMENT
for
Fiesta Henderson Casino Hotel
Fiesta Rancho Casino Hotel
Gold Rush Casino
Lake Mead Casino
Santa Fe Station Hotel & Casino
Texas Station Gambling Hall & Hotel
Wildfire Casino—Boulder
Wildfire Casino—Rancho
Barley’s Casino & Brewing Company
The Greens Gaming and Dining
Wildfire Casino and Lanes
Gun Lake Casino
Sonoma/Graton Property
North Fork/Mono Property
Auburn Undeveloped Land
Opco Undeveloped Land
Taverns
Executed August 19, 2014 effective as of August 1, 2013

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITION OF TERMS 5

1.1	Certain Defined Terms 5

ARTICLE II	APPOINTMENT OF MANAGER; OPERATION OF THE PROPERTIES 32

2.1	Appointment by Developer and Manager 32

2.2	Appointment by Owner 34

2.3	Delegation of Authority 34

2.4	Limitations on Manager’s Authority 35

2.5	Leases 37

2.6	Legal Action 37

2.7	Standard for Performance by Manager 38

2.8	Names of the Managed Properties 39

2.9	Operating Permits and Licenses 39

2.10	Reservation System 39

2.11	Sales, Marketing and Advertising 40

2.12	Compliance with Legal Requirements 40

2.13	Credit Policy 41

2.14	Food and Beverage; Entertainment; Complimentary Services 41

2.15	Internal Control Systems; Surveillance System 41

2.16	Exclusivity 42

2.17	Change in Competitive Sets 42

ARTICLE III	TERM; TERMINATION RIGHT FOR PERFORMANCE 43

3.1	Term 43

3.2	Termination for Failure of the Performance Test 43

ARTICLE IV	WORKING CAPITAL; OPERATING SUPPLIES 45

4.1	Working Capital 45

4.2	Operating Supplies 46

ARTICLE V	COMPENSATION OF MANAGER 47

5.1	Fees; Management Fee 47

5.2	Coverage of Manager’s Cost; Owner’s Corporate Overhead 48

i

5.3	Reimbursements 49

ARTICLE VI	INFORMATION TECHNOLOGY; INTELLECTUAL PROPERTY; CUSTOMER DATABASE 50

6.1	Information Technology 50

6.2	Intellectual Property 51

6.3	Customer Database and Business Information 54

6.4	Administration and Management of IP Holdco 55

ARTICLE VII	REPAIRS, MAINTENANCE AND RESERVE FUNDS 57

7.1	Routine Repairs and Maintenance 57

7.2	Capital Improvements; Reserve Funds 57

7.3	Liens 59

ARTICLE VIII	BOOKS AND RECORDS; BANK ACCOUNTS; ANNUAL PLAN AND OPERATING BUDGET 59

8.1	Books and Records 59

8.2	Bank Accounts; Disbursement of Funds 61

8.3	Annual Plan and Operating Budget 62

8.4	Emergency Expenditures 66

8.5	Legal Requirements 66

8.6	Consultation 66

ARTICLE IX	POSSESSION AND USE OF PROPERTIES AND RELATED ASSETS 67

9.1	Owner’s Right to Inspect 67

ARTICLE X	INSURANCE; RESPONSIBILITY FOR CLAIMS 67

10.1	Insurance Coverages 67

10.2	Coverage 69

10.3	Costs and Expenses 69

10.4	Policies and Endorsements 69

10.5	Responsibility for Claims 70

ARTICLE XI	TAXES 71

11.1	Payment of Taxes 71

ARTICLE XII	EMPLOYEES 71

12.1	Employees 71

12.2	Labor Relations 72

12.3	Non-Solicitation 73

ARTICLE XIII	DAMAGE, CONDEMNATION AND FORCE MAJEURE 73

13.1	Casualty 73

13.2	Condemnation 74

13.3	Emergencies; Force Majeure 76

13.4	Manager’s Compensation 76

13.5	Manager’s Reinstatement 77

ARTICLE XIV	TERMINATION 77

14.1	Termination Rights of Owner 77

14.2	Termination Rights of Manager 79

14.3	Termination Notice 80

14.4	Events on Termination 82

ARTICLE XV	MORTGAGES, SALE AND ASSIGNMENT; OWNERSHIP REQUIREMENTS OF MANAGER 83

15.1	Mortgages 83

15.2	Sale Termination Rights 84

15.3	Assignment by Owner 85

15.4	Assignment by Manager 85

15.5	Binding Effect 85

15.6	Public Offering 86

15.7	Manager Cooperation 86

ARTICLE XVI	REPRESENTATIONS AND WARRANTIES 86

16.1	Representations and Warranties 86

ARTICLE XVII	MISCELLANEOUS 88

17.1	Right to Make Agreement 88

17.2	Actions by Manager; Owner Representative 88

17.3	No Lease, Partnership, Joint Venture or Agency Relationship 89

17.4	Applicable Law 89

17.5	Construction of Agreement 89

17.6	Notices 89

17.7	Waiver of Covenants, Conditions or Remedies 91

17.8	Severability 92

17.9	Financial Projections 92

17.10	Obligations of Manager to Owner 92

17.11	Counterparts and Execution 94

17.12	Entire Agreement 94

17.13	Interest 94

17.14	Time of the Essence 94

17.15	Further Assurances 94

17.16	Resolution of Disputes 94

17.17	Limitation on Damages 97

17.18	Attorneys’ Fees 97

17.19	Cooperation with Gaming Authorities 97

17.20	Confidential Information 98

17.21	Estoppel Certificates 98

17.22	Use of Hazardous Substances 99

17.23	Anti-Money Laundering 99

17.24	Not an Interest in Real Estate; No Recordation 99

17.25	Limitations of Personal Liability 100

17.26	Guaranty of Manager Obligations by Fertitta Entertainment 100

17.27	Subordination; No Conflict 100
Exhibits
Exhibit “A-1”    Gun Lake Development Agreement/Gun Lake Management Agreement
Exhibit “A-2”    Reserved
Exhibit “A-3”    Sonoma Development Agreement/Sonoma Management Agreements
Exhibit “A-4”    North Fork Development Agreement/North Fork Management Agreement
Exhibit “B”    Legal Description for Opco Undeveloped Land
Exhibit “C”    Legal Description for Auburn Undeveloped Land
Exhibit “D”    Financial Terms
Exhibit “E”    IP License Agreement
Exhibit “F”    Guaranty
Exhibit “G”    Technology Systems License

Exhibit “H”    Form of Supplement to Management Agreement
Schedules
Schedule “1A”    Initial Comparable Manager Properties
Schedule “1B”    Initial Operating Competitive Set
Schedule “1C”    Initial Performance Competitive Set
Schedule “2”    Intentionally Omitted
Schedule “3A”    Legal Descriptions for Fiesta Henderson Land
Schedule “3B”    Legal Descriptions for Fiesta Rancho Land
Schedule “3C”    Legal Descriptions for Gold Rush Land
Schedule “3D”    Legal Descriptions for Lake Mead Casino Land
Schedule “3E”    Legal Descriptions for Santa Fe Station Land
Schedule “3F”    Legal Descriptions for Texas Station Land
Schedule “3G”    Legal Descriptions for Wildfire Boulder Land
Schedule “3H”    Legal Descriptions for Wildfire Rancho Land
Schedule “4”    Approved Annual Plan and Operating Budget 2011
Schedule “5”    Transition Services
Schedule “6”    Sample Calculation of Market Test
Schedule “7”    Tavern Addresses

v

INDEX
Page(s)

Affiliate	5

Agreement	1

Annual Plan and Operating Budget	6

Anti-Money Laundering Laws	99

Approval	88

Approval Amount	6

Approved Annual Plan and Operating Budget	6

Auburn Owner	4

Auburn Undeveloped Land	4

Bank Accounts	6

Bankrupt	6

Barley’s	2

Barley’s Improvements	6

Barley’s Land	7

Barley’s Operating Agreement	2

Barley’s Owner	2

Barley’s Property	7

Barley’s Property Facilities	7

Barley’s Property Related Facilities	7

Base Management Fee	7

BI Policy/Rider	69

Budget Test	44

Budgeted EBITDA	7

Business Day	7

Business Information	7

Cage Cash	8

Cage Cash Minimum Balance	8

Capital Improvements and Replacements	8

Casino	8

Combined Properties	89

Commencement Date	8

Comparable Manager Properties	8

Competitor EBITDA	8

Confidential Information	98

Consumer Price Index	9

Copyrights	9

Corporate Overhead and Expenses	9

Corporate Services	9

CPI	9

Credit Agreement	9

Credit Policy	9

Cure Amount	9

Customer Databases	54

Developers	4

Development Agreements	4

Discretionary Amendment	64

Disputes	95

EBITDA	9

EBITDA Percentage	10

EBITDA Percentage Adjustment Event	10

Effective Date	1

Emergency Expenditure	66

Employees	72

Equity Holders Agreement	89

Executive Employees	10

FE Non-Compete Party	11

FE Proprietary Management Programs and Procedures	11

Fertitta Affiliate	11

Fertitta Controlled Affiliate	11

Fertitta Entertainment	4

Fertitta Family Entities	11

Fertitta Family Parties	11

Fertitta Manager Control Requirements	11

Fiesta Henderson	1

Fiesta Henderson Improvements	12

Fiesta Henderson Land	12

Fiesta Henderson Owner	1

Fiesta Henderson Property	12

Fiesta Henderson Property Facilities	12

Fiesta Henderson Property Related Facilities	12

Fiesta Rancho	1

Fiesta Rancho Improvements	13

Fiesta Rancho Land	13

Fiesta Rancho Owner	1

Fiesta Rancho Property	13

Fiesta Rancho Property Facilities	13

Fiesta Rancho Property Related Facilities	13

Fiscal Month	13

Fiscal Quarter	14

Fiscal Year	14

Force Majeure	77

Full Fiscal Year	14

Furniture, Fixtures and Equipment	14

GAAP	14

Gaming	14

Gaming Authority	14

Gaming Laws	15

Gaming Licenses	15

GC Gaming	2

General Manager	15

Gold Rush	1

Gold Rush Improvements	15

Gold Rush Land	15

Gold Rush Owner	1

Gold Rush Property	15

Gold Rush Property Facilities	15

Gold Rush Property Related Facilities	16

Governmental Approvals	16

Governmental Authority	16

Graton Authority	3

Graton Tribe	3

Green Valley	2

Green Valley Operating Agreements	2

Greens	2

Greens Improvements	16

Greens Land	17

Greens Operating Agreement	2

Greens Owner	2

Greens Property	17

Greens Property Facilities	17

Greens Property Related Facilities	17

Gross Revenues	17

Guaranty	100

Gun Lake Development Agreement	2

Gun Lake Gaming Property	2

Gun Lake Land	3

Gun Lake Management Agreement	2

Gun Lake Tribe	2

GV Holdings Revenue	19

GVR Management Agreement	19

Hospitality Product	19

IGRA	5

Impositions	19

Improvements	20

Incentive Management Fee	20

Indexed EBITDA	20

Indian Gaming Fee Revenue	20

Indian Gaming Licenses	20

Indian Gaming Management Agreements	4

Indian Gaming Managers	4

Indian Gaming Properties	4

Industry Consultant	20

Initial Corporate Overhead Budget	20

Initial Gross Revenues Budget	20

Initial Owned IP	51

Initial Technology Systems	50

Intellectual Property	20

Interim Statements	60

Internal Control Systems	42

IP Holdco	20

IP Holdco Licenses	21

IP License	52

Lake Mead Casino	1

Lake Mead Casino Improvements	21

Lake Mead Casino Land	21

Lake Mead Casino Owner	1

Lake Mead Casino Property	21

Lake Mead Casino Property Facilities	21

Lake Mead Casino Property Related Facilities	21

Legal Requirements	21

Liabilities	100

Licensed Copyrights	52

Licensed IP	52

Licensed Patents	52

Licensed Trademarks	52

Line of Credit	46

Loan	22

Loan Documents	22

Losses	71

Managed Properties	22

Management Activities	34

Management Fees	22

Manager	1

Manager Allocation Agreement	22

Manager IP	53

Manager LV Properties	22

Manager Unrelated Subsidiaries	22

Manager’s Executive Staff	22

Manager’s Gross Negligence or Willful Misconduct	22

Manager’s Response Notice	44

Market Test	44

Material Action	38

Material Default	23

Material Item	89

Material Loan Default	23

Material Nevada Governmental Approval	23

Measurement Year	44

Mono Tribe	3

Mortgage	23

MPM	2

Net Income	24

Nevada Gaming Licenses	24

New Fertitta Agreement	85

NIGC	5

Non-Compete Agreement	24

Non-Performing Period	44

North Fork Development	3

North Fork Development Agreement	3

North Fork Gaming Property	3

North Fork Land	3

North Fork Management	3

North Fork Management Agreement	3

Opco Undeveloped Land	4

Opco Undeveloped Land Owners	24

Operating Bank Accounts	25

Operating Competitive Set	25

Operating Consumables	25

Operating Costs	25

Operating Standards	25

Operating Supplies	26

Other Manager Properties	26

Owned IP	52

Owned IP Upgrades	51

Owner	1

Owner Account	26

Owner Indemnitees	71

Owner IP	26

Owner Overhead and Expenses	26

Owner Property Interest	42

Owner Representative	89

Owner Unrelated Subsidiaries	26

Owner’s Termination Notice	44

Owner-Related Affiliates	26

Parties	26

Patents	26

Performance Competitive Set	26

Performance Test	44

Performance Test Data	44

Permitted Variance	66

Person	26

Plan	26

Pre-Opening Expenses	26

Promotional Allowance	27

Promotional Variance	66

Propco Management Agreement	27

Properties	27

x

Property Owners	4

Quarterly Statements	61

Receiving Party	98

Reconciliation Dispute Notice	48

Reimbursable Expenses	50

Reservation Systems	40

Reserve Cap	59

Reserve Fund	27

Routine Repairs and Maintenance	27

Santa Fe Station	1

Santa Fe Station Improvements	27

Santa Fe Station Land	27

Santa Fe Station Owner	1

Santa Fe Station Property	27

Santa Fe Station Property Facilities	27

Santa Fe Station Property Related Facilities	27

Sonoma Acquisitions	4

Sonoma Development	3

Sonoma Development Agreement	3

Sonoma Gaming Property	4

Sonoma Land	4

Sonoma Management	3

Sonoma Non-Gaming Manager	3

Sonoma Owner	4

Specially Designated National or Blocked Person	28

Standard Management Programs and Procedures	28

Station Casinos LLC	28

Subsidiary	28

Subsidiary-Owned IP	56

Supplement	35

Tavern Operators	3

Tavern Owner	3

Taverns	3

Technology Systems	51

Technology Systems License	51

Technology Systems Upgrades	51

Term	43

Terminating Party	81

Termination	28

Termination Fee	28

Termination Notice	81

Texas Station	2

Texas Station Improvements	29

Texas Station Land	29

Texas Station Owner	2

Texas Station Property	29

Texas Station Property Facilities	29

Texas Station Property Related Facilities	29

Third Party Sale	85

Trademarks	29

Transfer	29

Transition Loans	30

Transition Period	30

Transition Services	30

Tribal State Compact	30

Tribes	4

TTMF	30

Undeveloped Properties	30

Variable Expense	70

Wildfire Boulder	1

Wildfire Boulder Improvements	30

Wildfire Boulder Land	30

Wildfire Boulder Owner	1

Wildfire Boulder Property	30

Wildfire Boulder Property Facilities	30

Wildfire Boulder Property Related Facilities	30

Wildfire Lanes	2

Wildfire Lanes Improvements	32

Wildfire Lanes Land	32

Wildfire Lanes Owner	2

Wildfire Lanes Property Facilities	32

Wildfire Lanes Property Related Facilities	32

Wildfire Operating Agreement	2

Wildfire Rancho	1

Wildfire Rancho Improvements	32

Wildfire Rancho Land	32

Wildfire Rancho Owner	1

Wildfire Rancho Property	32

Wildfire Rancho Property Facilities	32

Wildfire Rancho Property Related Facilities	32

Working Capital	32

Working Capital Balance	46

Working Capital Requirement	46

Year End Statements	61

AMENDED AND RESTATED MANAGEMENT AGREEMENT
This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is executed on August 19, 2014, and effective as of August 1, 2013, by and between NP OPCO LLC, a limited liability company organized under the laws of Nevada (“Owner”), and FE OPCO MANAGEMENT LLC, a limited liability company organized under the laws of Delaware (“Manager”). This Agreement replaces and supersedes in its entirety that certain Management Agreement, dated as of June 16, 2011 (the “Effective Date”), between Owner and Manager, as amended by that certain First Amendment to Management Agreement, dated as of April 26, 2012, between Owner and Manager, as further amended by that Second Amendment to Management Agreement, dated April 25, 2013, between Owner and Manager, and as further amended by that Third Amendment to Management Agreement, dated October 30, 2013, between Owner and Manager.
RECITALS
A.NP Fiesta LLC, a limited liability company organized under the laws of Nevada (“Fiesta Rancho Owner”), owns that certain hotel and casino complex commonly known as the “Fiesta Rancho Casino Hotel” located at 2400 North Rancho Drive, North Las Vegas, NV 89130 (“Fiesta Rancho”).
B.    NP Gold Rush LLC, a limited liability company organized under the laws of Nevada (“Gold Rush Owner”), owns that certain casino commonly known as the “Gold Rush Casino” located at 1195 West Sunset Road Henderson, NV 89014 (“Gold Rush”).
C.    NP Lake Mead LLC, a limited liability company organized under the laws of Nevada (“Fiesta Henderson Owner”), owns that certain hotel and casino complex commonly known as the “Fiesta Henderson Casino Hotel” located at 777 West Lake Mead Parkway Henderson, NV 89015 (“Fiesta Henderson”).
D.    NP LML LLC, a limited liability company organized under the laws of Nevada (“Lake Mead Casino Owner”), owns that certain casino commonly known as the “Lake Mead Casino” located at 846 East Lake Mead Parkway Henderson, NV 89015 (“Lake Mead Casino”).
E.    NP Magic Star LLC, a limited liability company organized under the laws of Nevada (“Wildfire Boulder Owner”), owns that certain casino commonly known as the “Wildfire Casino – Boulder Highway” located at 2000 South Boulder Highway Henderson, NV 89002 (“Wildfire Boulder”).
F.    NP Rancho LLC, a limited liability company organized under the laws of Nevada (“Wildfire Rancho Owner”), owns that certain casino commonly known as the “Wildfire Casino – Rancho” located at 1901 North Rancho Drive Las Vegas, NV 89106 (“Wildfire Rancho”).
G.    NP Santa Fe LLC, a limited liability company organized under the laws of Nevada (“Santa Fe Station Owner”), owns that certain hotel and casino complex commonly known as the“Santa Fe Station Hotel & Casino” located at 4949 North Rancho Drive Las Vegas, NV 89130 (“Santa Fe Station”).

H.    NP Texas LLC, a limited liability company organized under the laws of Nevada (“Texas Station Owner”), owns that certain hotel and casino complex commonly known as the “Texas Station Gambling Hall & Hotel” located at 2101 Texas Star Lane North Las Vegas, NV 89032 (“Texas Station”).
I.    NP Green Valley LLC, a limited liability company organized under the laws of Nevada (“Green Valley”), owns a fifty percent (50%) ownership interest in each of the following entities: (i) Town Center Amusements, Inc., a limited liability company organized under the laws of Nevada (“Barley’s Owner”), which was formed pursuant to that certain First Amended and Restated Operating Agreement of Town Center Amusements, Inc., a Limited Liability Company dated June 6, 1995 (as amended, the “Barley’s Operating Agreement”) by and among Green Valley and G.C. Gaming, L.L.C., a limited liability company organized under the laws of Nevada (“GC Gaming”), for the purpose of owning and operating that certain casino and dining complex commonly known as the “Barley’s Casino & Brewing Company” located at 4500 East Sunset Road Henderson, Nevada 89014 (“Barley’s”); (ii) Greens Café, LLC, a limited liability company organized under the laws of Nevada (“Greens Owner”), which was formed pursuant to that certain Operating Agreement of Greens Café, LLC dated June 20, 2005 (as amended, the “Greens Operating Agreement”) by and among Green Valley and GC Gaming, for the purpose of owning and operating that certain casino and dining complex commonly known as “The Greens Gaming and Dining” located at 2241 North Green Valley Parkway Henderson, NV 89014 (the “Greens”); and (iii) Sunset GV, LLC, a limited liability company organized under the laws of Nevada (“Wildfire Lanes Owner”), which was formed pursuant to that certain Operating Agreement of Sunset GV, LLC dated as of June 6, 2006 (as amended, the “Wildfire Operating Agreement”, and together with the Barley’s Operating Agreement, the Greens Operating Agreement, collectively, the “Green Valley Operating Agreements”) by and among Green Valley and GC Gaming, for the purpose of owning and operating that certain casino and bowling complex commonly known as “Wildfire Casino and Lanes” located at 4451 East Sunset Road Suite #1 Henderson, NV 89014 (“Wildfire Lanes”).
J.    SC Michigan, LLC, a limited liability company organized under the laws of Nevada (“SC Michigan”), holds a 50% interest in, and is a manager of, MPM Enterprises, L.L.C., a limited liability company organized under the laws of Michigan (“MPM”). MPM is party to the following agreements with the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, a federally recognized Native American tribe (the “Gun Lake Tribe”): (i) that certain Fourth Amended and Restated Development Agreement, dated July 12, 2010 (the “Gun Lake Development Agreement”), and (ii) that certain Sixth Amended and Restated Management Agreement, dated as of July 12, 2010 (the “Gun Lake Management Agreement”). MPM has agreed, pursuant to the Gun Lake Development Agreement and the Gun Lake Management Agreement, to assist the Gun Lake Tribe in developing and operating a gaming and entertainment project (the “Gun Lake Gaming Property”) located on approximately 147 acres in Allegan County, Michigan on Highway 131 near 129th Avenue, approximately 25 miles north of Kalamazoo, Michigan (together with the benefit of all easements and appurtenant rights thereto, the “Gun Lake Land”). The Gun Lake Land is currently held in trust by the United States of America, as trustee for the Gun Lake Tribe, for gaming purposes. On February 6, 2011, MPM, on behalf of the Gun Lake Tribe, opened the Gun Lake Gaming Property and commenced gaming operations. Copies of the Gun Lake Development Agreement and the Gun Lake Management Agreement are attached hereto as Exhibit “A-1”.

K.    SC Sonoma Development, LLC, a limited liability company organized under the laws of California (“Sonoma Development”), is party to that certain Amended and Restated Development Agreement dated September 8, 2010 (the “Sonoma Development Agreement”), between Sonoma Development and Graton Rancheria, California (a/k/a the Federated Indians of Graton Rancheria and the Indians of the Graton Rancheria of California) (collectively, the “Graton Tribe”), a federally recognized Native American tribe. SC Sonoma Management, LLC, a limited liability company organized under the laws of California (“Sonoma Management”), is party to that certain (i) Amended and Restated Gaming Management Agreement dated July 27, 2012, among Sonoma Management, Graton Economic Development Authority, a wholly-owned unincorporated instrumentality of the Graton Tribe (the “Graton Authority”), and the Graton Tribe; and (ii) Non-Gaming Management Agreement dated August 6, 2012, among Sonoma Land Holdings, LLC, a limited liability company organized under the laws of California ( “Sonoma Non-Gaming Manager”), the Graton Authority and the Graton Tribe (collectively, the “Sonoma Management Agreements”). Sonoma Development, Sonoma Non-Gaming Manager and Sonoma Management have agreed, pursuant to the Sonoma Development Agreement and the Sonoma Management Agreements, respectively, to assist the Graton Tribe in designing, developing, financing and operating a gaming and entertainment project (the “Sonoma Gaming Property”) to be located on an approximately 254-acre parcel of land in Sonoma County, California (the “Sonoma Land”). The Sonoma Land is currently held in trust by the United States of America, as trustee for the Graton Tribe, for gaming purposes. Copies of the Sonoma Development Agreement and the Sonoma Management Agreements are attached hereto as Exhibit “A-3”.
L.    SC Madera Development, LLC, a limited liability company organized under the laws of California (“North Fork Development”), is party to that certain Development Agreement, dated as of December 8, 2003 (the “North Fork Development Agreement”), between North Fork Development and the North Fork Rancheria of Mono Indians of California (the “Mono Tribe”), a federally recognized Native American tribe located near Fresno, California. SC Madera Management, LLC, a limited liability company organized under the laws of California (“North Fork Management”), is party to that certain Management Agreement, dated as of December 8, 2003 (the “North Fork Management Agreement”), between North Fork Management and the Mono Tribe. North Fork Development and North Fork Management have agreed, pursuant to the North Fork Development Agreement and the North Fork Management Agreement, respectively, to assist the Mono Tribe in developing and operating a gaming and entertainment facility (the “North Fork Gaming Property”) to be located on a 305-acre parcel of land located in Madera County, California, on Highway 99 north of the city of Madera (the “North Fork Land”), and to arrange financing for the ongoing development costs and construction of such facility. The North Fork Land is currently held in trust by the United States of America, as trustee for the Mono Tribe, for gaming purposes. Copies of the North Fork Development Agreement and the North Fork Management Agreement are attached hereto as Exhibit “A-4”.
M.    SC SP Holdco LLC, a limited liability company organized under the laws of Nevada (“Tavern Owner”), owns a 100% interest in the following entities as of the date of this Agreement: SC SP 1 LLC, SC SP 2 LLC, SC SP 3 LLC, SC SP 4 LLC and SC SP 5 LLC, each a limited liability company organized under the laws of Nevada (collectively, the “Tavern Operators”). The Tavern Owner owns, through its interests in the respective Tavern Operators, those certain tavern locations listed on Schedule 7 hereto, which may be amended from time to time with the consent of Owner and Manager in accordance with Section 2.2(b) hereof as Tavern properties are acquired or divested by Tavern Owner (collectively, the “Taverns”).
N.    Owner, indirectly through the Opco Undeveloped Land Owners (each a wholly owned subsidiary of Owner), owns certain developed and undeveloped land, located in Clark County, Nevada and Washoe County, Nevada as more specifically set forth on Exhibit “B” hereto (collectively, the “Opco Undeveloped Land”), and Owner, on behalf of itself and the Opco Undeveloped Land Owners, desires to retain Manager to manage and maintain the Opco Undeveloped Land for its account, and Manager is willing to provide such services, in accordance with the terms and conditions of this Agreement.
O.    NP Auburn Development LLC, a limited liability company organized under the laws of California (“Auburn Owner”) owns two (2) parcels of undeveloped land, located in Placer County, California, as more specifically set forth on Exhibit “C” hereto (collectively, the “Auburn Undeveloped Land”). Sonoma Development and Sonoma Land Acquisition Company LLC, a California limited liability company (“Sonoma Acquisitions” and together with Sonoma Developer, collectively “Sonoma Owner”) owns approximately 34.25 acres in Sonoma County, California (the “Sonoma Undeveloped Land”). Each of Sonoma Owner and Auburn Owner desire to retain Manager to manage and maintain the Auburn Undeveloped Land and the Sonoma Undeveloped Land, respectively, for its account, and Manager is willing to provide such services, in accordance with the terms and conditions of this Agreement.
P.    As used herein, (i) “Developers” shall mean, collectively, MPM, Sonoma Development and North Fork Development; (ii) “Development Agreements” shall mean, collectively, the Gun Lake Development Agreement, the Sonoma Development Agreement and the North Fork Development Agreement; (iii) “Tribes” shall mean, collectively, the Gun Lake Tribe, the Graton Tribe and the Mono Tribe; (iv) “Indian Gaming Managers” shall mean, collectively, MPM, Sonoma Management, Sonoma Non-Gaming Manager and North Fork Management; (v) “Indian Gaming Management Agreements” shall mean, collectively, the Gun Lake Management Agreement, the Sonoma Management Agreements and the North Fork Management Agreement; and (vi) “Indian Gaming Properties” shall mean, collectively, the Gun Lake Gaming Property, the Sonoma Gaming Property and the North Fork Gaming Property.
Q.    Fiesta Rancho Owner, Gold Rush Owner, Fiesta Henderson Owner, Lake Mead Casino Owner, Wildfire Boulder Owner, Wildfire Rancho Owner, Santa Fe Station Owner, Texas Station Owner, Tavern Owner, each Opco Undeveloped Land Owner, Auburn Owner and Sonoma Owner are sometimes collectively hereinafter referred to as “Property Owners”.
R.    Owner is the sole member of Green Valley and each of the Property Owners, and Tavern Owner is the sole member of each of the Tavern Operators.
S.    Manager is a wholly-owned subsidiary of Fertitta Entertainment LLC, a limited liability company organized under the laws of Delaware (“Fertitta Entertainment”).
T.    Owner desires to have Manager manage and operate the Managed Properties (as defined herein) for the benefit of the respective Property Owners, and Manager is willing to perform such services for the account of Owner and the respective Property Owners in accordance with the terms and conditions of this Agreement, , and Manager is willing to provide such services in accordance with the terms and conditions of this Agreement.
U.    Owner desires to have Manager assume and perform all of Green Valley’s obligations under the Green Valley Operating Agreements, and Manager is willing to assume and perform such obligations for the account of Green Valley in accordance with the terms and conditions of this Agreement.
V.    Each Developer desires to retain Manager to assume and perform all of such Developer’s obligations under the Development Agreement to which it is a party, and Manager is willing to assume and perform such obligations for the account of each Developer in accordance with the terms and conditions of this Agreement.
W.    Each Indian Gaming Manager desires to retain Manager to provide management consulting services and to assist each Indian Gaming Manager in performing its respective obligations under the applicable Indian Gaming Management Agreement to which it is a party, to the extent and as the same may be permitted pursuant to (i) the Indian Gaming Regulatory Act (25 U.S.C. Section 2701 et. seq.) (“IGRA”), and (ii) the regulations promulgated by the National Indian Gaming Commission (the “NIGC”) and Manager is willing to assume and perform such obligations for the account of each Indian Gaming Manager in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITION OF TERMS
1.1    Certain Defined Terms. The following terms when used in this Agreement shall have the meanings indicated:
“Affiliate” shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person (excluding employees of a Person, other than officers, directors and board members of such Person); (ii) any Person who is an officer, director or board member of any Person described in clause (i) of this definition; or (iii) with respect to Manager, in addition to any Person described in clause (i) or (ii) of this definition, each of Fertitta Entertainment, any Fertitta Affiliate and/or any Fertitta Family Party; provided, however, clause (iii) shall not apply to any children or grandchildren over the age of twenty-one (21) that would otherwise be included in the definition of Fertitta Family Party or Fertitta Affiliate. The term “control” as used in this Agreement (including the terms “controlling”, “controlled by”, and “under common control with”) shall mean the possession, directly or indirectly, of the power to (A) vote more than fifty percent (50%) of the outstanding voting interests of such Person or (B) otherwise direct management policies of such Person by contract or otherwise. Without otherwise limiting the foregoing, neither Zuffa, LLC, a Nevada limited liability company, nor its Subsidiaries or joint ventures shall constitute an Affiliate of Manager unless engaged in the investment in, ownership of, or management of a Hospitality Product or any activity (other than online gaming) that requires licensing as a casino gaming company.
“Annual Plan and Operating Budget” shall mean the operating plan and budget for each Fiscal Year during the Term, as proposed by Manager, which sets forth the information described in Section 8.3(a). For purposes of this definition and any covenants related thereto, the Taverns shall be accounted for as part of the Wildfire line item in the Annual Plan and Operating Budget.
“Approval Amount” shall mean (i) with respect to any individual Managed Property, the amount of $250,000, as adjusted by the percentage increase in the CPI; and/or (ii) with respect to all of the Combined Properties, the amount of $750,000, as adjusted by the percentage increase in the CPI.
“Approved Annual Plan and Operating Budget” shall mean the Annual Plan and Operating Budget for any Fiscal Year as approved by Owner pursuant to Section 8.3 hereof or otherwise resolved pursuant to Section 17.16(c).
“Bank Accounts” shall mean those bank or financial institution accounts as are necessary for the day-to-day and long-term management and operation of the Managed Properties, including the Operating Bank Accounts and the Reserve Funds.
“Bankrupt” shall mean, with respect to any Person, the occurrence of any of the following:
(i)Applying for or consenting to the appointment of a receiver, trustee or liquidator of the Person or of all or a substantial part of the Person’s assets which appointment is not discharged within sixty (60) days from the date of such appointment;
(i)    Filing of a voluntary petition in bankruptcy or for reorganization or for adoption of an arrangement under the United States Bankruptcy Code, as amended, from time to time (or any corresponding provisions of succeeding law);
(ii)    Making a general assignment for the benefit of creditors;
(iii)    The entry of an order for relief in the case of an involuntary petition in bankruptcy; or
(iv)    The assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of such Person’s assets.
“Barley’s Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Barley’s Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Barley’s Land” shall mean that certain real property located at 4500 E. Sunset Rd. Henderson, Nevada 89014, together with the benefit of all easements and appurtenant rights thereto.
“Barley’s Property” shall mean (i) the Barley’s Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Barley’s Property Facilities” shall mean (i) the Barley’s Land; (ii) the Barley’s Improvements; (iii) the Barley’s Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Barley’s Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Barley’s Property Related Facilities” shall mean (i) the common areas of the Barley’s Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Barley’s Property; (ii) the parking facilities servicing the Barley’s Property; (iii) those rooms within the Barley’s Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Barley’s Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Barley’s Property; (vii) any land or improvements not within or located upon the Barley’s Land, but which provide shared benefits to the Barley’s Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Barley’s Improvements or other improvements, whether or not located upon the Barley’s Land, which Manager is to manage for the benefit of the Barley’s Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Barley’s Owner.
“Base Management Fee” shall mean a fee equal to two percent (2%) of Gross Revenues with respect to each Fiscal Month during the Term.
“Budgeted EBITDA” shall mean, with respect to the Managed Properties, the amount of “Budgeted EBITDA” as set forth in the Approved Annual Plan and Operating Budget.
“Business Day” shall mean a day, other than a Saturday, Sunday, or statutory holiday, on which banks are open for the transaction of business in both New York, New York and Las Vegas, Nevada.
“Business Information” shall mean all files, documents, instruments, papers, books and records relating exclusively to (i) Owner; (ii) the Property Owners; (iii) the Developers; (iv) the Indian Gaming Managers; (v) the Properties; and (vi) the business, operations, condition of (financial or other), results of operations and assets and properties of Owner and/or the Property

Owners, including, without limitation: data information generated from or stored in the Technology Systems (e.g., financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, permits, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, including employee documentation); personnel records; construction and design documentation; legal and contractual documentation; compliance/security/safety documentation; physical plant and engineering documentation, insurance contracts with third parties. For the avoidance of doubt, Business Information shall not include the Standard Management Programs and Procedures or the FE Proprietary Management Programs and Procedures.
“Cage Cash” shall mean all so-called “cage cash” maintained at each of the respective Properties in order to compensate casino patrons for their winnings.
“Cage Cash Minimum Balance” shall mean the sum of the (i) minimum Cage Cash required for the operation of “non-restricted” (as such term is defined by applicable Gaming Laws) Gaming at each of the respective Properties in accordance with applicable Gaming Laws; and (ii) the additional Cage Cash amount expressly approved by Owner pursuant to the Annual Plan and Operating Budget not to exceed $45,000,000 at any one time so long as the Credit Agreement remains in effect.
“Capital Improvements and Replacements” shall mean a capital expenditure, as defined under GAAP, for a modification, refurbishment, alteration, addition, improvement or renovation to any portion of any Managed Property, including the Furniture, Fixtures and Equipment associated with such Managed Property.
“Casino” shall mean that portion of the respective Properties specifically identified as the casino floor where Gaming is conducted.
“Combined Properties” shall mean the Managed Properties subject to this Agreement from time to time, together with any and all properties subject to the Propco Management Agreement from time to time and the GVR Management Agreement from time to time.
“Commencement Date” shall mean the later of (i) the effective date of the Plan; and (ii) the date the Property Owners have taken possession of each respective Property in accordance with the Plan which date will be, in either event, memorialized in writing by the Parties within thirty (30) days thereafter.
“Comparable Manager Properties” shall mean, for each Managed Property, the casino/hotel properties operated by Fertitta Entertainment or any Fertitta Controlled Affiliates that are most closely comparable to such Managed Property in quality, price and market. For purposes of this definition and all covenants related thereto, the definition of Managed Properties shall exclude the Taverns. A list of initial Comparable Manager Properties for each Managed Property appears on Schedule “1A”.
“Competitor EBITDA” shall mean, for any period, the “EBITDA” as reported by the properties in the Performance Competitive Set in their public filings; provided that, Competitor

EBITDA shall be adjusted and reconciled by the Parties to the extent that the public filings evidence a discrepancy in the calculation of such Performance Competitive Set’s “EBITDA” when compared to the calculation of EBITDA as set forth in this Agreement.
“Consumer Price Index” or “CPI” shall mean the Consumer Price Index (All Cities – All Items) (1982-84=100), as published by the United States Department of Labor, Bureau of Labor Statistics. If such index shall be inapplicable or discontinued, then it shall mean such substitute comparable and recognized index as shall be designated by Owner, subject to Manager’s reasonable approval.
“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.
“Corporate Overhead and Expenses” shall have the meaning set forth in the Manager Allocation Agreement.
“Corporate Services” shall have the meaning set forth in the Manager Allocation Agreement.
“Credit Agreement” shall mean that certain Credit Agreement, dated as of March 1, 2013, among Station Casinos LLC, as borrower, the financial institutions from time to time named therein, Deutsche Bank AG, Cayman Islands Branch, as administrative agent, and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, as same may be amended, restated, amend and restated, refinanced, replaced or otherwise modified, from time to time.
“Credit Policy” shall mean the policy for extending credit to guests and/or patrons at each of the Managed Properties as same may be modified pursuant to the provisions of Section 2.13 hereof, which policy will include, without limitation, the maximum amount of credit that Manager may extend to any individual patron without Owner’s consent, the maximum amount of cumulative credit that may be outstanding at each of the Managed Properties at any one time, and the respective Managed Property’s policy with respect to when credit losses will be recognized on the books of the Owner of the applicable Managed Property (as used herein, “credit losses” means a determination that, after reasonable and customary efforts to collect have failed, a patron is not going to repay a “marker” or credit extended to such patron for the purpose of participating in Gaming at each of the Properties).
“Cure Amount” shall mean the amount equal to the difference between eighty-five percent (85%) of the aggregate Budgeted EBITDA for all of the Managed Properties for such Measurement Year and actual EBITDA achieved by all of the Managed Properties for such Measurement Year.
“EBITDA” shall mean, for the period in question, Net Income for such period PLUS (without duplication and to the extent and only to the extent actually deducted in the calculation of Net Income): (i) interest expense, net of interest income, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash impairment losses, (v) extraordinary, non-recurring losses or expenses as determined by Owner or on the sale of assets for such period, (vi) losses attributable to the early extinguishment of indebtedness, (vii) losses attributable to hedging obligations or other derivative instruments, (viii) expenses actually reimbursed by an Affiliate of Owner (other than a Subsidiary of Owner) pursuant to an expense sharing arrangement, (ix) the expense of any grant of options, warrants, or similar equity-based incentive compensation given by Owner, (x) the cost and expenses of the current bankruptcy restructuring of Station Casinos LLC and its Subsidiaries, (xi) the cost and expenses of due diligence and/or documentation costs associated with any future acquisition or potential acquisition of new hotels and/or casinos, provided that such costs and expenses have been approved in advance (for specified dollar amounts or specified purposes) by Owner, (xii) Pre-Opening Expenses actually incurred, and (xiii) unallocated corporate expenses incurred by Owner or Manager for (A) D&O insurance for officers and directors of Station Casinos LLC and its Subsidiaries, (B) directors fees payable to directors of Station Casinos LLC or its Subsidiaries, (C) legal costs and expenses incurred in the representation of directors (in such directors’ capacity as such) of Station Casinos LLC and/or its Subsidiaries, (D) the initial rating agency fees with respect to the initial corporate debt of Station Casinos LLC and its Subsidiaries (but expressly excluding any ongoing rating agency fees associated therewith); and (E) all lease payments and the reasonable and customary operating expenses actually incurred in connection with Station Casinos LLC’s corporate office, which is currently located at 1505 S. Pavilion Center Drive, Las Vegas, Nevada, that are not allocable to Fertitta Entertainment under the Manager Allocation Agreement; MINUS (without duplication and to the extent and only to the extent actually included in the calculation of Net Income), (1) non-operating, non-recurring gains on the sale of assets for such period, (2) gains attributable to the early extinguishment of indebtedness, (3) gains attributable to hedging obligations or other derivative instruments, (4) distributions made by Owner to its parent companies to fund payment of the expenses of such parent companies in an amount not to exceed the limitations set forth in the Loan Documents, and (5) extraordinary, non-recurring gains as determined by Owner or on the sale of assets for such period, in each case, determined on a consolidated basis for Owner in accordance with GAAP.
“EBITDA Percentage” shall mean two hundred twenty-one percent (221%), as may be adjusted, from time to time, in accordance with Section 3.2(d)(2), representing the ratio, expressed as a percentage, of (i) the aggregate EBITDA achieved at all of the Combined Properties (other than the Taverns) to (ii) the aggregate Competitor EBITDA achieved at all of the properties in the Performance Competitive Set, both for the most recent twelve (12) month period prior to the Effective Date for which financial reporting is available for the Combined Properties (other than the Taverns) and the Initial Performance Competitive Set.
“EBITDA Percentage Adjustment Event” shall mean the occurrence of any of the following: (i) if there is a material change in the physical composition (e.g., size, quality and/or such property no longer operates a casino or converts to condominiums) of any of the Combined Properties; (ii) if there is a material change in the physical composition of the properties in the Performance Competitive Set (whether in accordance with Schedule “1C” with respect to the Initial Performance Competitive Set or otherwise generally with respect to the Performance Competitive Set pursuant to Section 2.16); or (iii) if material capital improvements or replacements are made to any property in the Performance Competitive Set.
“Executive Employees” shall mean and include the General Manager (for both the hotel and casino components of each Managed Property, as applicable) and, if applicable, the following to the extent employed at each Managed Property: chief executive officer, chief operating officer, and/or chief financial officer (or similar positions in lieu thereof).
“FE Proprietary Management Programs and Procedures” shall mean any proprietary (i) operating procedures; (ii) know-how; (iii) financial performance and budgeting processes; (iv) marketing strategies; (v) human resources programs and documentation; (vi) time, attendance, labor management and scheduling systems; and (vii) centralized and/or other services offered by Manager or any Fertitta Controlled Affiliate, in each case, which (A) are wholly developed or acquired by Fertitta Entertainment, any Fertitta Controlled Affiliate or any combination thereof, (B) were developed and/or acquired without utilizing resources or personnel of Owner, Station Casinos LLC or any of their respective Subsidiaries, and (C) were developed and/or acquired wholly-independent of, unrelated and separate and apart from Manager’s operation and management of any of the Combined Properties following the Commencement Date, and during the term of this Agreement, together with any such files, documents, instruments, papers, books and records created or developed by Manager or any Fertitta Controlled Affiliate in connection therewith. For avoidance of doubt, the FE Proprietary Management Programs and Procedures shall not include all or any portion of the Technology Systems, the Owned IP, the Licensed IP, the Customer Database, the Reservation Systems and/or any derivation of any of the foregoing.
“FE Non-Compete Party” shall mean Fertitta Entertainment, Manager, FE Propco Management LLC, a Delaware limited liability company, FE GVR Management LLC, a Delaware limited liability company, Frank J. Fertitta III, and/or Lorenzo J. Fertitta.
“Fertitta Affiliate” shall mean any Affiliate of Owner in which a Fertitta Family Party has a direct or indirect equity or other beneficial interest.
“Fertitta Controlled Affiliate” means Manager, Fertitta Entertainment, the Fertitta Family Parties, Frank J. Fertitta III, Lorenzo J. Fertitta and any Subsidiary of any of the foregoing or any combination thereof; provided that neither Zuffa, LLC, a Nevada limited liability company, nor any Subsidiaries or joint ventures of Zuffa, LLC, a Nevada limited liability company, shall constitute a Fertitta Controlled Affiliate unless engaged in the investment in, ownership of, or management of a Hospitality Product or any activity (other than online gaming) that requires licensing as a casino gaming company.
“Fertitta Family Entities” shall mean, any trust or entity one hundred percent (100%) owned and controlled by, and established for the benefit of, or the estate of, any of Frank J. Fertitta III, Lorenzo J. Fertitta or their spouses or lineal descendants (including adopted children and their lineal descendants).
“Fertitta Family Parties” shall mean Frank J. Fertitta III or Lorenzo J. Fertitta, such Persons’ spouses and lineal descendants, and any Fertitta Family Entities.
“Fertitta Manager Control Requirements” shall mean each of the following requirements: (i) Manager shall be and remain controlled by Fertitta Entertainment; (ii) Fertitta Entertainment shall be and remain controlled by Frank J. Fertitta III and/or Lorenzo J. Fertitta; (iii) Manager and Fertitta Entertainment shall each be and remain at least fifty-one percent (51%)

owned by the Fertitta Family Parties; (iv) Frank J. Fertitta III or Lorenzo J. Fertitta, as applicable, control the voting of the equity interests in Manager and Fertitta Entertainment (provided that, any Fertitta Family Entity holds only an economic interest in Manager and/or Fertitta Entertainment, as applicable); and (v) either Frank J. Fertitta III or Lorenzo J. Fertitta shall be the chief executive officer (or equivalent) of Manager and Fertitta Entertainment and shall dedicate the preponderance of his professional time and attention to the business and affairs of Fertitta Entertainment and devote reasonable time and attention to Manager’s performance of its duties under this Agreement and to the business and affairs of the Properties and Owner.
“Fiesta Henderson Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Fiesta Henderson Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Fiesta Henderson Land” shall mean the lands described in Schedule “3A”, together with the benefit of all easements and appurtenant rights thereto.
“Fiesta Henderson Property” shall mean (i) the Fiesta Henderson Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Fiesta Henderson Property Facilities” shall mean (i) the Fiesta Henderson Land; (ii) the Fiesta Henderson Improvements; (iii) the Fiesta Henderson Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Fiesta Henderson Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Fiesta Henderson Property Related Facilities” shall mean (i) the common areas of the Fiesta Henderson Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Fiesta Henderson Property; (ii) the parking facilities servicing the Fiesta Henderson Property; (iii) those rooms within the Fiesta Henderson Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Fiesta Henderson Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Fiesta Henderson Property; (vii) any land or improvements not within or located upon the Fiesta Henderson Land, but which provide shared benefits to the Fiesta Henderson Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Fiesta Henderson Improvements or other improvements, whether or not located upon the Fiesta Henderson Land, which Manager is to manage for the benefit of the Fiesta Henderson Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Fiesta Henderson Owner.
“Fiesta Rancho Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Fiesta Rancho Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Fiesta Rancho Land” shall mean the lands described in Schedule “3B”, together with the benefit of all easements and appurtenant rights thereto.
“Fiesta Rancho Property” shall mean (i) the Fiesta Rancho Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Fiesta Rancho Property Facilities” shall mean (i) the Fiesta Rancho Land; (ii) the Fiesta Rancho Improvements; (iii) the Fiesta Rancho Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Fiesta Rancho Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Fiesta Rancho Property Related Facilities” shall mean (i) the common areas of the Fiesta Rancho Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Fiesta Rancho Property; (ii) the parking facilities servicing the Fiesta Rancho Property; (iii) those rooms within the Fiesta Rancho Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Fiesta Rancho Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Fiesta Rancho Property; (vii) any land or improvements not within or located upon the Fiesta Rancho Land, but which provide shared benefits to the Fiesta Rancho Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Fiesta Rancho Improvements or other improvements, whether or not located upon the Fiesta Rancho Land, which Manager is to manage for the benefit of the Fiesta Rancho Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Fiesta Rancho Owner.
“Fiscal Month” shall mean each calendar month during each Fiscal Year of the Term; provided, however, that if (i) the first calendar month of the Term shall commence on a date that is not the first calendar day of a calendar month, such partial month shall be deemed to constitute a Fiscal Month or (ii) the last calendar month of the Term shall end on a date that is not the last calendar day of a calendar month, such partial month shall be deemed to constitute a Fiscal Month.
“Fiscal Quarter” shall mean each fiscal quarter during each Fiscal Year of the Term, commencing on January 1, April 1, July 1 and October 1 in each calendar year.
“Fiscal Year” shall begin on January 1 and end on December 31 in each calendar year. Any partial Fiscal Year between the Commencement Date and the commencement of the first full calendar year, or between the end of the last Full Fiscal Year and Termination shall, for purposes of this Agreement, constitute a separate Fiscal Year.
“Full Fiscal Year” shall mean any Fiscal Year commencing on January 1 of a calendar year and ending on December 31. For the avoidance of doubt, if the initial Fiscal Year commences on or after January 2, the first Full Fiscal Year shall commence on the next January 1.
“Furniture, Fixtures and Equipment” shall mean all furniture, fixtures and equipment reasonably required for the operation of the Managed Properties (including, but not limited to, office furniture, computer and communications systems, specialized hotel equipment necessary for the operation of the Managed Properties, food and beverage equipment, laundries and recreational facilities) as well as all specialized casino equipment (including, but not limited to, cashier, money sorting and money counting equipment, slot machines, table games, video gaming equipment, and other similar gaming equipment and surveillance equipment).
“GAAP” shall mean United States generally accepted accounting principles consistently applied, as in effect, from time to time.
“Gaming” shall mean, as such definition is modified, from time to time, in accordance with the Nevada Gaming Control Act (as codified in Chapter 463 of the Nevada Revised Statutes), or other applicable Gaming Laws, to deal, operate, carry on, conduct, maintain or expose for play any game played with cards, dice, equipment or any mechanical, electromechanical or electronic device or machine for money, property, checks, credit or any representative of value (including, without limiting the generality of the foregoing, sports book, faro, monte, roulette, keno, bingo, fan-tan, twenty-one, blackjack, seven-and-a-half, big injun, Klondike, craps, poker chuck-a-luck, Chinese chuck-a-luck (dai shu), wheel of fortune, chemin de fer, baccarat, pai gow, beat the banker, panguingui, slot machine, any banking or percentage game or any other game or device approved by the Nevada Gaming Commission), but does not include games played with cards in private homes or residences in which no person makes money for operating the game (except as a player), or games operated by charitable or educational organizations which are approved by the Nevada State Gaming Control Board pursuant to the Nevada Gaming Control Act (as codified in the Chapter 463 of the Nevada Revised Statutes).
“Gaming Authority” shall mean those federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of Gaming or Gaming activities in any jurisdiction (including, within the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and applicable county, municipal and local authorities), provided that, with respect to any Indian Gaming Property, Gaming Authority shall mean any agency, authority, board, bureau, commission, department, office or instrumentality of any nature applicable to the Tribes, the federal government or any state, city or other political subdivision, whether not or hereafter in existence, or any officer or official thereof, including without limitation, the NIGC, the United States Bureau of Indian Affairs, any division of the applicable Tribes, or any other agency or regulatory authority (including with respect to Gaming conducted in the State of Michigan, the Michigan Gaming Control Board; and with respect to Gaming conducted in the State of California, the Bureau of Gambling Control and the California Gambling Control Commission), but only to the extent that such agency, authority, board, bureau, commission, department, office or instrumentality possesses authority to regulate any Gaming Activity conducted on such Indian Gaming Property.
“Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over Gaming within any jurisdiction including, without limitation, (i) within the State of Nevada, the Nevada Gaming Control Act, as codified in the Chapter 463 of the Nevada Revised Statutes, and the regulations of the Nevada Gaming Commission and Nevada State Gaming Control Board promulgated thereunder, as amended from time to time; and (ii) with respect to the Indian Gaming Properties, the IGRA, the regulations of the NIGC and the applicable Tribal State Compact; any and law, statute, code, rule, ordinance, regulation or order pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over Gaming conducted at any Indian Gaming Property.
“Gaming Licenses” shall mean, collectively, the Nevada Gaming Licenses and the Indian Gaming Licenses.
“General Manager” shall mean, from time to time, the general manager at each of the Managed Properties.
“Gold Rush Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Gold Rush Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Gold Rush Land” shall mean the lands described in Schedule “3C”, together with the benefit of all easements and appurtenant rights thereto.
“Gold Rush Property” shall mean (i) the Gold Rush Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Gold Rush Property Facilities” shall mean (i) the Gold Rush Land; (ii) the Gold Rush Improvements; (iii) the Gold Rush Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Gold Rush Owner;

and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Gold Rush Property Related Facilities” shall mean (i) the common areas of the Gold Rush Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Gold Rush Property; (ii) the parking facilities servicing the Gold Rush Property; (iii) those rooms within the Gold Rush Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Gold Rush Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Gold Rush Property; (vii) any land or improvements not within or located upon the Gold Rush Land, but which provide shared benefits to the Gold Rush Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Gold Rush Improvements or other improvements, whether or not located upon the Gold Rush Land, which Manager is to manage for the benefit of the Gold Rush Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Gold Rush Owner.
“Governmental Approvals” shall mean all permits, licenses, consents, approvals, declarations, concessions, orders, filings, notices, findings of suitability, entitlements, waivers, variances, certificates and other authorizations granted or issued by any agency(ies) of the Cities of Henderson, Las Vegas and/or North Las Vegas, Nevada; Clark County, Nevada; the State of Nevada and the United States necessary for the operation of the Managed Properties in accordance with this Agreement (including, without limitation, as required by any Gaming Authority or under any Gaming Laws).
“Governmental Authority” shall mean those federal, state and local governmental, regulatory and administrative authorities or agencies, having jurisdiction over the business or operations of the Managed Properties, as applicable, or the matters that are subject to this Agreement including, without limitation, any Gaming Authority.
“Greens Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Greens Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Greens Land” shall mean that certain real property located at 2241 N Green Valley Parkway, Henderson, Nevada 89014, together with the benefit of all easements and appurtenant rights thereto.

“Greens Property” shall mean (i) the Greens Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Greens Property Facilities” shall mean (i) the Greens Land; (ii) the Greens Improvements; (iii) the Greens Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Greens Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Greens Property Related Facilities” shall mean (i) the common areas of the Greens Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Greens Property; (ii) the parking facilities servicing the Greens Property; (iii) those rooms within the Greens Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Greens Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Greens Property; (vii) any land or improvements not within or located upon the Greens Land, but which provide shared benefits to the Greens Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Greens Improvements or other improvements, whether or not located upon the Greens Land, which Manager is to manage for the benefit of the Greens Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Greens Owner.
“Gross Revenues” shall mean with respect to any period, all revenues and income (excluding interest income but including the value of all complimentaries, promotional offers, point play and XPC) of any kind derived by Owner from the use or operation of the Managed Properties and, except as expressly set forth in this definition, determined in accordance with GAAP consistently applied, expressly including (i) “gross revenues” from Gaming activities at the Managed Properties and without duplication; (ii) income from rental of guest rooms at the Managed Properties; (iii) subject to the limitations in clause (vi) of the definition, income from food and beverage sales at the Managed Properties; (iv) income from entertainment programs and merchandise sales at the Managed Properties; (v) telephone, internet, pay-per-view, WiFi, telegraph and telex revenues from the Managed Properties; (vi) rental or other similar payments from lessees, sublessees and concessionaires and others occupying space or rendering services at any of the Managed Properties (but not (A) reimbursements for utilities, taxes or similar matters, or (B) the gross receipts of such lessees, sublessees or concessionaires except to the extent the same is part of such rental payments); (vii) income from vending machines at the Managed Properties; (viii) health club fees from any of the Managed Properties; (ix) Indian Gaming Fee Revenues; (x) GV Holdings Revenues; and (xi) the actual net proceeds of (1) business interruption or similar insurance from any of the Managed Properties and (2) temporary condemnation awards representing compensation for loss of Gross Revenues from any of the Managed Properties and, to the extent applicable, after deducting expenses incurred in connection with the adjustment or collection thereof from any of the Managed Properties; BUT SPECIFICALLY AND EXPRESSLY EXCLUDING (to the extent included in revenues and income of any kind derived from the use or operation of the Managed Properties and without duplication) any and all:

(a)    proceeds from the sale, financing or refinancing or other disposition of a Managed Property or all or substantially all of the assets of a Property Owner;
(b)    proceeds from the sale, financing, refinancing or other disposition of Furniture, Fixtures and Equipment or other capital assets;
(c)    proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business interruption or similar insurance representing compensation for loss of Gross Revenues);
(d)    receipts from awards or sales in connection with any condemnation (other than a temporary condemnation) or from other transfers in lieu of and under the threat of condemnation and other receipts in connection with any taking to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Managed Properties;
(e)    refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Revenues or components thereof (other than complimentaries, promotional offers, point play and XPC provided to patrons of the Managed Properties in the ordinary course of business and consistent with the Approved Annual Plan and Operating Budget);
(f)    gratuities or service charges or other similar receipts which are paid to Employees or others;
(g)    excise, sales, gross receipts, admission, entertainment, tourist, use or similar taxes or charges collected from patrons or guests or as part of the sale price for goods, services or entertainment, other than taxes imposed on Gaming revenues;
(h)    sum and credits received for lost or damaged merchandise;
(i)    credit card processing or servicing fees not retained by Owner;
(j)    contributions by Owner of any additional Working Capital and any contributions to any reserve fund (and any interest or other investment income earned on such amounts deposited);
(k)    refund of taxes that were overpaid in a prior year;
(l)    proceeds from inter-company transfers of cash or dividends;
(m)    proceeds from the settlement or successful prosecution of any legal claim with respect to an amount that would not have otherwise been included in Gross Revenue;
(n)    revenues derived from the provision of employee meals to the extent of the food costs associated therewith and the costs incurred in the provision thereof;
(o)    security deposits (except as applied or forfeited);

(p)    refunds to any Managed Property guests of any sums previously paid or credits to any Managed Property customer for lost or damaged items, the price of any merchandise given in exchange of other merchandise which does not result in additional income;
(q)    vending machine revenues not payable to Owner or Manager on behalf of Owner;
(r)    uncollectible amounts as determined by Manager in applying its standards and practices in the ordinary course; provided that any recovered bad debts shall again become part of Gross Revenues in the Fiscal Year that they are recovered to the extent of a previous corresponding deduction;
(s)    any and all revenues and income generated by the Indian Gaming Properties (excluding the Indian Gaming Fee Revenues which shall be included in Gross Revenues) including, without limitation, any payments received or collected by any Developer or Indian Gaming Manager in connection with any Transition Loan;
(t)    all revenues and income included in clauses (i) through (ix) above generated by the Barley’s Property, Greens Property and/or the Wildfire Lanes Property which are not directly paid to and received by Green Valley; and
(u)    interest accrued or paid on any amounts (including, without limitation, amounts in the Reserve Funds or Operating Bank Accounts) or income derived from securities and similar property acquired and held solely for investment.
“GV Holdings Revenue” shall mean, without duplication, any and all (i) revenues and income actually earned by Green Valley as a member of the joint ventures comprising Barley’s Owner, Greens Owner and Wildfire Lanes Owner; and (ii) fees earned by Green Valley and/or Manager under any management or operating agreement between Green Valley, on the one hand, and Barley’s Owner, Greens Owner and/or Wildfire Lanes Owner, as applicable, on the other hand.
“GVR Management Agreement” shall mean that certain Management Agreement dated as of June 16, 2011 by and between Station GVR Acquisition LLC, a Nevada limited liability company, and FE GVR Management LLC, a Delaware limited liability company, as the same may be amended modified or restated from time to time.
“Hospitality Product” shall mean any hotel, condo-hotel, timeshare, resort property or gaming facility or other transient hospitality product (including any restaurant, bar, tavern or spa and ancillary uses relating thereto).
“Impositions” shall mean all taxes, assessments, duties, rates and charges, levies, license fees, permit fees, inspection fees and other authorized fees and charges imposed by any Governmental Authority that at any time may be assessed, levied, confirmed or imposed on any of the Properties or its respective operations (specifically excluding income, franchise or similar taxes imposed on Owner).

“Improvements” shall mean the Barley’s Improvements, the Fiesta Henderson Improvements, the Fiesta Rancho Improvements, the Gold Rush Improvements, the Greens Improvements, the Lake Mead Casino Improvements, the Santa Fe Station Improvements, the Texas Station Improvements, the Wildfire Boulder Improvements, the Wildfire Lanes Improvements, the Wildfire Rancho Improvements.
“Incentive Management Fee” shall mean, subject to and calculated in accordance with Section 5.1 of this Agreement, a fee equal to five percent (5%) of EBITDA for each Fiscal Month.
“Indexed EBITDA” shall mean, for any Fiscal Year, the product of (i) the Competitor EBITDA achieved by the properties in the Performance Competitive Set for that applicable Fiscal Year; multiplied by (ii) the then applicable EBITDA Percentage.
“Indian Gaming Licenses” shall mean all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the IGRA.
“Indian Gaming Fee Revenue” shall mean any and all fees earned by Owner, any Property Owner and/or Manager under the Development Agreements and/or their respective interest in the Indian Gaming Managers.
“Industry Consultant” shall mean a reputable hospitality and casino industry consultant that is mutually acceptable to both Parties, which consultant (i) shall have not fewer than ten (10) years of experience in the casino/hotel business; (ii) shall not be an Affiliate of or a person who has any past, present, or currently contemplated future business or personal relationship with either Owner or Manager; and (iii) whose compensation is not fixed based upon the results of the issue at dispute.
“Initial Corporate Overhead Budget” shall have the meaning set forth in the Manager Allocation Agreement.
“Initial Gross Revenues Budget” shall have the meaning set forth in the Manager Allocation Agreement.
“Intellectual Property” shall mean all (i) works of authorship (including all copyrights in website content, functionality and infrastructure, artwork, images, text, graphics, photography, advertising content, manuals and other print or textual materials, files, templates, macros, software, databases and other compilations, source code, object code and documentation) (“Copyrights”); (ii) patents and patent applications, all claims and inventions therein, any divisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and similar rights arising therefrom (“Patents”); (iii) intellectual property rights with respect to any trade secrets or know-how; and (iv) trademarks, service marks, trade names, brand names, logos, domain names or other indicators of source or origin (“Trademarks”).
“IP Holdco” shall mean NP IP Holdings LLC, a Nevada limited liability company and a special-purpose subsidiary of Station Casinos LLC.

“IP Holdco Licenses” shall mean that certain IP License Agreement between IP Holdco and Owner, and that certain Trademark License Agreement between IP Holdco and Owner, each dated as of June 16, 2011.
“Lake Mead Casino Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Lake Mead Casino Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Lake Mead Casino Land” shall mean the lands described in Schedule “3D”, together with the benefit of all easements and appurtenant rights thereto.
“Lake Mead Casino Property” shall mean (i) the Lake Mead Casino Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Lake Mead Casino Property Facilities” shall mean (i) the Lake Mead Casino Land; (ii) the Lake Mead Casino Improvements; (iii) the Lake Mead Casino Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Lake Mead Casino Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Lake Mead Casino Property Related Facilities” shall mean (i) the common areas of the Lake Mead Casino Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Lake Mead Casino Property; (ii) the parking facilities servicing the Lake Mead Casino Property; (iii) those rooms within the Lake Mead Casino Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Lake Mead Casino Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Lake Mead Casino Property; (vii) any land or improvements not within or located upon the Lake Mead Casino Land, but which provide shared benefits to the Lake Mead Casino Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Lake Mead Casino Improvements or other improvements, whether or not located upon the Lake Mead Casino Land, which Manager is to manage for the benefit of the Lake Mead Casino Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Lake Mead Casino Owner.
“Legal Requirements” shall mean any federal, state, or local law, statute, code, rule, ordinance, regulation or order of any Governmental Authority (including, without limitation,

those related to zoning, building, employees, health, safety, environmental matters and accessibility of public facilities, and the Gaming Laws).
“Loan” shall mean those certain loans made and letters of credit extended pursuant to the terms of the Credit Agreement.
“Loan Documents” shall mean the “Loan Documents” as defined in the Credit Agreement and any subsequent amendments or modifications of the same and (ii) any loan documents entered into as a rearrangement, replacement, renewal, refinancing, consolidation, modification or enlargement of debt, evidenced by the Loan Documents or other debt of Owner, the Property Owners, or the Tavern Operators, now or hereafter existing, or to secure new debt of Owner, the Property Owners or the Tavern Operators.
“Managed Properties” shall mean those properties, from time to time, actively managed by Manager under this Agreement which shall initially include the Fiesta Henderson Property, the Fiesta Rancho Property, the Gold Rush Property, the Lake Mead Casino Property, the Santa Fe Station Property, the Texas Station Property, the Wildfire Boulder Property, the Wildfire Rancho Property, the Barley’s Property, the Greens Property, the Wildfire Lanes Property, the Taverns, the Auburn Undeveloped Land, the Sonoma Undeveloped Land, and the Undeveloped Properties.
“Management Fees” shall mean, collectively, the Base Management Fee and the Incentive Management Fee.
“Manager Allocation Agreement” shall mean that certain Manager Allocation Agreement dated as of June 16, 2011 by and between Station Casinos LLC and Fertitta Entertainment (with Manager and certain other Subsidiaries of Fertitta Entertainment joining in the execution and delivery of the same), as the same may be amended modified or restated from time to time.
“Manager LV Properties” shall mean, at any point in time, the Hospitality Products then operated by Manager or any Fertitta Controlled Affiliate other than the Managed Properties.
“Manager Overhead and Expenses” shall have the meaning set forth in the Manager Allocation Agreement.
“Manager Unrelated Subsidiaries” shall mean Fertitta Entertainment’s Subsidiaries (excluding Manager) that are single-purpose Subsidiaries which (i) have no recourse obligation to Manager or Fertitta Entertainment; and (ii) are unrelated to Manager’s activities at the Managed Properties.
“Manager’s Executive Staff” shall mean those designated senior executive personnel employed by Manager or its Affiliates as more specifically listed in the Manager Allocation Agreement (and any replacement position or position with authority and/or duties similar to the foregoing named positions).
“Manager’s Gross Negligence or Willful Misconduct” shall mean the fraud, gross negligence or willful misconduct of any of Manager, Fertitta Entertainment and their respective officers, directors and members and the successors and assigns of each of the foregoing (which shall be deemed to include the Executive Employees and/or any of Manager’s Executive Staff), including, without limitation, fraud, gross negligence or willful misconduct in the hiring, training or supervising the Employees; provided, however, (i) any fraud, gross negligence or willful misconduct of a member of the Executive Employees and/or Manager’s Executive Staff acting solely for his or her personal benefit (and not, for example, at the direction of Manager or Fertitta Entertainment or any of the Fertitta Family Parties) shall not constitute Manager’s Gross Negligence or Willful Misconduct so long as Manager promptly takes action to terminate or permanently remove the applicable member of the Executive Employees and/or Manager’s Executive Staff from the Managed Property and Manager promptly repays any and all damages sustained by Owner, Property Owners or Tavern Operators in connection with such fraud, gross negligence or willful misconduct; (ii) the act or omission of an Employee who is not an Executive Employee, which act or omission constitutes fraud, willful misconduct or gross negligence on the part of such Employee, shall not constitute Manager’s Gross Negligence or Willful Misconduct unless Manager’s corporate staff or an Executive Employee acted with gross negligence or willful misconduct in employing, training, supervising or continuing the employment of such Employee; and (iii) the violation of Legal Requirements with respect to wages and hours of labor shall not be deemed to be Manager’s Gross Negligence or Willful Misconduct if Manager’s actions are consistent with generally prevailing industry practices, as long as Manager discontinues the practices if Owner requests Manager to do so.
“Material Default” shall mean any breach or failure by a Party to comply with any of its covenants and agreements contained in this Agreement following the expiration of any applicable cure periods contained herein, other than any such breach or failure that in the context hereof is minor, immaterial or insubstantial or not reasonably likely to prejudice any other Party or any part of the Managed Properties in any material way.
“Material Loan Default” shall mean, unless amended or waived, (i) a failure to pay interest required under the Loan Documents when due and payable or failure to pay principal and/or any prepayment premiums or other regularly accruing fees under the Loan Documents when due and payable, at maturity or upon acceleration, each case following the expiration of any applicable grace periods; (ii) a breach of a financial covenant which remains uncured following the expiration of any and all applicable cure periods contained in the Loan Documents; or (iii) Owner becomes Bankrupt or institutes any proceedings of any nature under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, for the relief of debtors wherein Owner is seeking relief as debtor on account of its insolvency, which, in the event of an involuntary proceeding, is not discharged or dismissed within a period of sixty (60) days after the institution thereof.
“Material Nevada Governmental Approval” shall mean any material Governmental Approval issued by any agency(ies) of the Cities of Henderson, Las Vegas and/or North Las Vegas, Nevada; Clark County, Nevada; or the State of Nevada, the denial, revocation or suspension of which would have a material adverse effect on the economics of Owner, any Property Owner and/or any Property.
“Mortgage” shall mean any and all mortgages, deeds of trust or similar security instruments now or hereafter encumbering the Properties or any part thereof that are (i) evidenced by the Loan Documents or (ii) other debt of Owner, Property Owners or Tavern Operators and, in each case, the purpose of which are for the sole benefit of any one or more the Properties together with any subsequent amendment or modification of the same, whether as a rearrangement, replacement, renewal, refinancing, consolidation, modification or enlargement of the same.
“Net Income” shall mean, for the period in question, the net income (loss) of the Property Owners and Tavern Operators (including (x) any and all Indian Gaming Fee Revenues and/or (y) the GV Holdings Revenues; but specifically excluding the net income (loss) of the Indian Gaming Properties, Barley’s Owner, Greens Owner or Wildfire Lanes Owner not received or attributable to Green Valley or Owner) for such period determined on a consolidated basis in accordance with GAAP (after deduction of the Base Management Fee for such period but prior to any deduction of the Incentive Management Fee for such period), excluding, without duplication, (i) the cumulative effect of a change in accounting principles during such period to the extent included in Net Income, (ii) the purchase accounting effects of adjustments to property and equipment, software and other intangible assets and deferred revenue (including the effects of such adjustments pushed down to the Property Owners or Tavern Operators) as a result of any acquisitions, or the amortization or write-off of any amounts thereof, (iii) any carrying costs directly related to the Undeveloped Properties, and (iv) the income (or loss) of any Person that is not Owner, any Property Owner or any Tavern Operator (including dividends and distributions paid to Owner, any Property Owner, or any Tavern Operator by any Subsidiary during such period (including pursuant to any tax sharing agreement)).
“Nevada Gaming Licenses” shall mean all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements, or any waivers thereof or exemptions therefrom, issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws within the State of Nevada.
“Non-Compete Agreement” shall mean that certain Non Competition Agreement dated as of June 16, 2011 by and among Station Casinos LLC, Fertitta Entertainment, Manager, FE Propco Management LLC, a Delaware limited liability company, FE GVR Management LLC, a Delaware limited liability company, Frank J. Fertitta III, Lorenzo J. Fertitta, German American Capital Corporation and JPMorgan Chase Bank, N.A.
“Opco Undeveloped Land Owners” shall mean, collectively, NP Centerline Holdings LLC, a limited liability company organized under the laws of Nevada, NP Durango LLC, a limited liability company organized under the laws of Nevada, NP FH Excess LLC, a limited liability company organized under the laws of Nevada, NP Hanger Leaseco LLC, a limited liability company organized under the laws of Nevada, NP Horizon Park LLC, a limited liability company organized under the laws of Nevada, NP Inspiration LLC, a limited liability company organized under the laws of Nevada, NP Mt. Rose LLC, a limited liability company organized under the laws of Nevada, NP Northern NV Acquisition LLC, a limited liability company organized under the laws of Nevada, NP Past Enterprises LLC, a limited liability company organized under the laws of Nevada, NP Reno Convention Center LLC, a limited liability company organized under the laws of Nevada, NP ROTMA LLC, a limited liability company organized under the laws of Nevada, NP Steamboat LLC, a limited liability company organized under the laws of Nevada, NP Sunset Lindell LLC, a limited liability company organized under the laws of Nevada, and NP Town Center LLC, a limited liability company organized under the laws of Nevada.
“Operating Bank Accounts” shall mean the Bank Accounts in the name of Station Casinos LLC or the Owner for the payment of Operating Costs and any other costs to be paid pursuant to this Agreement and the deposit of monies related to the Managed Properties, which accounts shall be (i) separate and distinct from any other accounts, reserves or deposits required by this Agreement, and (ii) interest bearing accounts if such an account is reasonably available (all interest earned shall be retained in the Operating Bank Accounts).
“Operating Competitive Set” shall mean the sets of casino/hotel properties (expressly excluding any properties owned, operating or licensed by Fertitta Family Entities) which are identified and agreed by the Parties as competing directly in the marketplace with the Managed Properties. For purposes of this definition and all covenants related thereto, the definition of Managed Properties shall exclude the Taverns. A list of the initial Operating Competitive Set appears on Schedule “1B”.
“Operating Consumables” shall mean all food, beverages and other immediately consumable items utilized in operating the Managed Properties (including, without limitation, soap, cleaning materials, matches, stationary, brochures, folios, and other similar items).
“Operating Costs” shall mean, to the extent included within the then-current Approved Annual Plan and Operating Budget, or to the extent otherwise approved by Owner at any time and, from time to time, pursuant to the terms of this Agreement, all costs and expenses properly designated as operating costs as determined on a consolidated basis in accordance with GAAP (and expressly excluding Corporate Overhead and Expenses).
“Operating Standards” shall mean with respect to any Managed Property, that such Managed Property shall be managed, operated, serviced (including, without limitation, customer service), maintained, repaired and refurbished (i) to a standard of operation equal to or exceeding the standard of operation at which such Managed Property was operated as of the Effective Date to the extent that funds available pursuant to the Approved Annual Plan and Operating Budget, as amended, from time to time, or otherwise provided by Owner, permit the operation, management, service, repair, maintenance and refurbishment of the applicable Managed Property to such standard; (ii) consistent with the terms and conditions of this Agreement; and (iii) in accordance with the standards, policies and programs in effect, from time to time, that are applicable to the operation of such Managed Property; provided that, to the extent that funds available pursuant to the Approved Annual Plan and Operating Budget, as amended, from time to time, or otherwise provided by Owner, permit operation of the applicable Managed Property to such standard, the Operating Standards with respect to such Managed Property will not be less than the standard of operations for (A) the properties in the Operating Competitive Set, and (B) the Property’s Comparable Manager Properties, but in each case taking into account any differences in age, quality, size, location, amenities, amount of meeting space, business mix, and other physical and operation variations for such properties in the Operating Competitive Set and for such properties consisting of Comparable Manager Properties, and specifically with respect to Comparable Manager Properties, any differences in Manager’s centralized services that are provided to such properties and not provided to the Managed Properties. For purposes of provisos (i) and (iii) of this definition, the Taverns shall be excluded from the definition of Managed Properties.
“Operating Supplies” shall mean all non-capital equipment necessary for the day-to-day operation of the Managed Properties (including but not limited to chips, tokens, uniforms, playing cards, glassware, linens, silverware, utensils and dishware).
“Other Manager Properties” shall mean, collectively the Manager LV Properties and any other Hospitality Product (other than the Managed Properties) which Manager or its Affiliate owns, manages or licenses (as licensor).
“Owner Account” shall mean the account(s) in the name of Owner or Station Casinos LLC that are designated by Owner to Manager, from time to time, for the remittance of funds by Manager in accordance with the terms of this Agreement.
“Owner IP” shall mean Owned IP and Licensed IP.
“Owner Overhead and Expenses” shall have the meaning set forth in the Manager Allocation Agreement.
“Owner Unrelated Subsidiaries” shall mean any Property Owner other than the Opco Undeveloped Land Owners and Auburn Owner.
“Owner-Related Affiliates” shall mean Station Voteco LLC, a Delaware limited liability company, and Station Holdco LLC, a Delaware limited liability company.
“Parties” shall mean Owner and Manager.
“Patents” shall have the meaning set forth in the definition of Intellectual Property.
“Performance Competitive Set” shall mean the set of casino/hotel properties (expressly excluding any properties owned, operated or licensed by Manager or its Affiliates) which are identified and agreed by the Parties, from time to time, as competing directly in the marketplace with the Managed Properties and provide public financial reporting necessary to determine Competitor EBITDA. For purposes of this definition and all covenants related thereto, the definition of Managed Properties shall exclude the Taverns. A list of the initial Performance Competitive Set appears on Schedule “1C”.
“Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity.
“Plan” shall mean that certain joint plan of reorganization under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 of Station Casinos, Inc. and certain of its subsidiaries dated as of July 28, 2010.
“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses classified as “pre-opening expenses” on the applicable financial statements of Owner and its Subsidiaries for that period, prepared in accordance with GAAP consistently applied.

“Promotional Allowance” shall mean the maximum amount of the retail value of transportation, complimentary hotel accommodations, food, beverages, merchandise, chips, tokens, entertainment, or similar products or services provided to guests or patrons for promotional purposes.
“Propco Management Agreement” shall mean that certain Management Agreement dated as of June 16, 2011 by and between Station Casinos LLC and FE Propco Management LLC, a Delaware limited liability company, as the same may be amended modified or restated from time to time.
“Properties” shall mean, at any point in time, all of the properties subject to this Agreement, which as of the date of this Agreement shall include the Managed Properties and the Indian Gaming Properties.
“Reserve Fund” shall mean the Bank Accounts maintained in the name of Owner for the payment of Capital Improvements and Replacements for each Managed Property, which accounts shall be (i) separate and distinct from any other accounts, reserves or deposits required by this Agreement, and (ii) interest bearing accounts if such an account is reasonably available (all interest earned shall be retained in the Reserve Funds).
“Routine Repairs and Maintenance” shall mean repairs, replacements, corrections and maintenance items to the Managed Properties as shall be required in the normal and ordinary course of operation of the Managed Properties other than Capital Improvements.
“Santa Fe Station Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Santa Fe Station Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Santa Fe Station Land” shall mean the lands described in Schedule “3E”, together with the benefit of all easements and appurtenant rights thereto.
“Santa Fe Station Property” shall mean (i) the Santa Fe Station Property Facilities and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Santa Fe Station Property Facilities” shall mean (i) the Santa Fe Station Land; (ii) the Santa Fe Station Improvements; (iii) the Santa Fe Station Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Santa Fe Station Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Santa Fe Station Property Related Facilities” shall mean (i) the common areas of the Santa Fe Station Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Santa Fe Station Property; (ii) the parking facilities servicing the Santa Fe Station Property; (iii) those rooms within the Santa Fe Station Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Santa Fe Station Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Santa Fe Station Property; (vii) any land or improvements not within or located upon the Santa Fe Station Land, but which provide shared benefits to the Santa Fe Station Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Santa Fe Station Improvements or other improvements, whether or not located upon the Santa Fe Station Land, which Manager is to manage for the benefit of the Santa Fe Station Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Santa Fe Station Owner.
“Specially Designated National or Blocked Person” shall mean either: (i) a person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, from time to time, as a “specially designated national or blocked person” or similar status; (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001; or (iii) a person or entity otherwise identified by a government or legal authority as a person with whom Manager or Owner, as applicable, is prohibited from transacting business.
“Standard Management Programs and Procedures” shall mean (i) the general operating procedures; know-how; generic training manuals and procedures; general financial performance and budgeting processes; general marketing strategies; general new hire processes; overall human resources programs and documentation; general time, attendance, labor management and scheduling systems not specific and/or unique to any of the Combined Properties whether developed prior to or after the Commencement Date and during the term of this Agreement; and/or (ii) any such files, documents, instruments, papers, books and records created or developed by Manager or any Fertitta Controlled Affiliate in connection therewith. For avoidance of doubt, the Standard Management Programs and Procedures shall not include all or any portion of the Technology Systems, the Owned IP, the Licensed IP, the Customer Database, the Reservation Systems and/or any derivation of any of the foregoing.
“Station Casinos LLC” shall mean Station Casinos LLC, a limited liability company organized under the laws of Nevada.
“Subsidiary” shall mean, with respect to any Person, any other Person at least fifty percent (50%) of the economic or voting interest of which is owned by such Person.
“Termination” shall mean the expiration of the Term or any sooner cessation of this Agreement as permitted herein.
“Termination Fee” shall have the meaning set forth on Exhibit “D”.

“Texas Station Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Texas Station Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Texas Station Land” shall mean the lands described in Schedule “3F”, together with the benefit of all easements and appurtenant rights thereto.
“Texas Station Property” shall mean (i) the Texas Station Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Texas Station Property Facilities” shall mean (i) the Texas Station Land; (ii) the Texas Station Improvements; (iii) the Texas Station Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Texas Station Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Texas Station Property Related Facilities” shall mean (i) the common areas of the Texas Station Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Texas Station Property; (ii) the parking facilities servicing the Texas Station Property; (iii) those rooms within the Texas Station Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Texas Station Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Texas Station Property; (vii) any land or improvements not within or located upon the Texas Station Land, but which provide shared benefits to the Texas Station Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Texas Station Improvements or other improvements, whether or not located upon the Texas Station Land, which Manager is to manage for the benefit of the Texas Station Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Texas Station Owner.
“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.
“Transfer” shall mean, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate or otherwise dispose.

“Transition Loans” shall mean, collectively, any and all loans and/or advances (i) made to the Graton Tribe by Sonoma Development or its Affiliates pursuant to the Sonoma Development Agreement; (iii) made to the Mono Tribe by North Fork Development pursuant to the North Fork Development Agreement; and (iv) made to the Gun Lake Tribe by MPM pursuant to the Gun Lake Development Agreement.
“Transition Period” shall have the meaning set forth on Schedule “5”.
“Transition Services” shall have the meaning set forth on Schedule “5”.
“Tribal State Compact” shall mean, with respect to any Indian Gaming Property, the meaning given to such term (or, as applicable, the term “Compact”) in the Indian Gaming Management Agreement for such Indian Gaming Property.
“TTMF” shall have the meaning set forth on Exhibit “D”.
“Undeveloped Properties” shall mean, the Opco Undeveloped Land, the Auburn Undeveloped Land and the Sonoma Undeveloped Land.
“Wildfire Boulder Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Wildfire Boulder Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Wildfire Boulder Land” shall mean the lands described in Schedule “3G”, together with the benefit of all easements and appurtenant rights thereto.
“Wildfire Boulder Property” shall mean (i) the Wildfire Boulder Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Wildfire Boulder Property Facilities” shall mean (i) the Wildfire Boulder Land; (ii) the Wildfire Boulder Improvements; (iii) the Wildfire Boulder Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Wildfire Boulder Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Wildfire Boulder Property Related Facilities” shall mean (i) the common areas of the Wildfire Boulder Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Wildfire Boulder Property; (ii) the parking facilities servicing the Wildfire Boulder Property; (iii) those rooms within the Wildfire Boulder Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the

Wildfire Boulder Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Wildfire Boulder Property; (vii) any land or improvements not within or located upon the Wildfire Boulder Land, but which provide shared benefits to the Wildfire Boulder Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Wildfire Boulder Improvements or other improvements, whether or not located upon the Wildfire Boulder Land, which Manager is to manage for the benefit of the Wildfire Boulder Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Wildfire Boulder Owner.
“Wildfire Lanes Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Wildfire Lanes Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Wildfire Lanes Land” shall mean that certain real property located at 4451 E. Sunset Road Suite #1, Henderson, Nevada 89014, together with the benefit of all easements and appurtenant rights thereto.
“Wildfire Lanes Property” shall mean (i) the Wildfire Lanes Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Wildfire Lanes Property Facilities” shall mean (i) the Wildfire Lanes Land; (ii) the Wildfire Lanes Improvements; (iii) the Wildfire Lanes Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Wildfire Lanes Owner, owner of the Wildfire Lanes Property; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Wildfire Lanes Property Related Facilities” shall mean (i) the common areas of the Wildfire Lanes Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Wildfire Lanes Property; (ii) the parking facilities servicing the Wildfire Lanes Property; (iii) those rooms within the Wildfire Lanes Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Wildfire Lanes Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Wildfire Lanes Property; (vii) any land or improvements not within or located upon the Wildfire Lanes Land, but which provide shared benefits to the Wildfire Lanes Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Wildfire Lanes Improvements or other improvements, whether or not located upon the Wildfire Lanes Land, which Manager is to manage for the benefit of the Wildfire Lanes Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Wildfire Lanes Owner.
“Wildfire Rancho Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Wildfire Rancho Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).
“Wildfire Rancho Land” shall mean the lands described in Schedule “3H”, together with the benefit of all easements and appurtenant rights thereto.
“Wildfire Rancho Property” shall mean (i) the Wildfire Rancho Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.
“Wildfire Rancho Property Facilities” shall mean (i) the Wildfire Rancho Land; (ii) the Wildfire Rancho Improvements; (iii) the Wildfire Rancho Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Wildfire Rancho Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.
“Wildfire Rancho Property Related Facilities” shall mean (i) the common areas of the Wildfire Rancho Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Wildfire Rancho Property; (ii) the parking facilities servicing the Wildfire Rancho Property; (iii) those rooms within the Wildfire Rancho Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Wildfire Rancho Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Wildfire Rancho Property; (vii) any land or improvements not within or located upon the Wildfire Rancho Land, but which provide shared benefits to the Wildfire Rancho Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Wildfire Rancho Improvements or other improvements, whether or not located upon the Wildfire Rancho Land, which Manager is to manage for the benefit of the Wildfire Rancho Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Wildfire Rancho Owner.
“Working Capital” shall mean funds which are reasonably necessary for the day-to-day operation of the Managed Properties’ business (including, without limitation, amounts sufficient for the maintenance of change, cage cash and petty cash funds, Operating Bank Accounts, Reserve Funds, receivables, payrolls, prepaid expenses and funds required to maintain the necessary amounts of Operating Supplies and Operating Consumables).
ARTICLE II
APPOINTMENT OF MANAGER; OPERATION OF THE PROPERTIES
2.1    Appointment by Developer and Manager.
(a)    Each Developer hereby appoints and employs Manager as an independent contractor to perform, until the expiration of the Term or earlier termination of this Agreement pursuant to the terms hereof, all of such Developer’s obligations under the respective Development Agreement to which it is a party and Manager hereby accepts said appointments and agrees to perform all such obligations in accordance with the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, the sole responsibility and authority for the performance of such obligations is vested in Manager, who shall have the exclusive right and authority to perform such obligations. The rights, duties and obligations of Manager hereunder with respect to each Development Agreement are personal to Manager based on its unique experience and, except as expressly provided otherwise in this Agreement, may not be transferred or assigned without the prior approval of the applicable Developer (which approval may be granted or withheld in such Developer’s sole and absolute discretion). Manager acknowledges that, notwithstanding anything to the contrary set forth in any Development Agreement, the scope of its authority and duties hereunder is limited to the authority and duties set forth in this Agreement (and reasonably derived therefrom), and Manager shall have no right to manage and shall not manage the Indian Gaming Properties, nor shall Manager provide any services in connection with the Indian Gaming Properties that would be in violation of applicable Gaming Laws. Each Developer agrees that, subject to all of its rights and remedies pursuant to the terms and conditions of this Agreement, it shall use commercially reasonable efforts to cooperate with Manager, as Manager may reasonably request from time to time, in carrying out Manager’s duties under this Agreement (with respect to the Development Agreement to which such Developer is a party).
(b)    Each Indian Gaming Manager hereby employs Manager as an independent contractor to provide, until the earlier of (i) the expiration of the Term; (ii) the earlier termination of this Agreement pursuant to the terms hereof; or (iii) the Commencement Date, the management consulting services as are permitted pursuant to the IGRA and the regulations promulgated by the NIGC thereunder and Manager hereby accepts said appointments and agrees to provide such management consulting services in accordance with all applicable Gaming Laws and the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, the sole responsibility and authority for the performance of such services is vested in Manager, who shall have the exclusive right and authority to perform such services. The rights, duties and obligations of Manager hereunder with respect to the services to be provided to each Indian Gaming Manager are personal to Manager based on its unique experience and, except as expressly provided otherwise in this Agreement, may not be transferred or assigned without the prior approval of the applicable Indian Gaming Manager (which approval may be granted or withheld in such Indian Gaming Manager’s sole and absolute discretion). Manager acknowledges that, notwithstanding anything to the contrary, the scope of its authority and duties hereunder is limited to the authority and duties set forth in this Agreement (and reasonably derived therefrom), and Manager shall have no right to manage and shall not manage the Indian Gaming Properties, nor shall Manager provide any services in connection with the Indian Gaming Properties that would be in violation of applicable Gaming Laws.
(c)    Notwithstanding any provision in this Agreement, with respect solely to the Indian Gaming Properties, Manager shall not engage in any of the following: planning, organizing, directing, coordinating, or controlling all or any portion of the gaming operations on the Indian Gaming Properties (collectively, “Management Activities”), including, but not limited to: (i) the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor; (ii) any employment policies or practices; (iii) the hours or days of operation; (iv) any accounting systems or procedures; (v) any advertising, promotions or other marketing activities; (vi) the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment; (vii) the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or (viii) budgeting, allocating, or conditioning payments of any gaming operating expenses; provided, however, that Manager will not be in violation of the foregoing restriction solely because it enforces compliance with any term in this Agreement that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities, unless such third-party decision making is provided for in a management contract approved by the Chairman of the NIGC.
2.2    Appointment by Owner.
(a)    Subject to applicable Gaming Laws, Owner hereby appoints and employs Manager as an independent contractor to supervise, direct and control the management, personnel and operation of the Managed Properties until the expiration of the Term or earlier termination of this Agreement pursuant to the terms hereof. Manager accepts said appointment and agrees to manage the Managed Properties in accordance with all applicable Gaming Laws and the terms, conditions and limitations hereinafter set forth. Subject to the terms of this Agreement, the sole responsibility and authority for the management of the Managed Properties is vested in Manager, and Manager shall have the complete right and authority to manage the Managed Properties. The rights, duties and obligations of Manager hereunder are personal to Manager based on Manager’s unique experience and, except as expressly set forth in this Agreement, may not be transferred or assigned without the prior approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion). Manager acknowledges that the scope of both Manager’s authority and duties hereunder is limited to the authority and duties set forth in this Agreement (and reasonably derived therefrom) and Manager shall not use (and shall use commercially reasonable efforts to not permit third parties to use) the Managed Properties for any purpose not contemplated by this Agreement. Owner agrees that, subject to all rights and remedies of Owner pursuant to the terms and conditions of this Agreement, Owner shall use commercially reasonable, good faith efforts to cooperate with Manager as reasonably requested by Manager in carrying out its duties under this Agreement and in complying with any restrictions or obligations placed on Manager or Owner by any Gaming Authority or under applicable Gaming Laws.

(b)    In the event that Tavern Owner acquires additional Tavern properties and/or creates additional Tavern Operator entities or in the event that Tavern Owner divests of any Tavern properties or dissolves any Tavern Operator entity
(1)    then Owner shall promptly notify Manager and shall deliver to Manager a certified supplement to this Agreement in the form of Exhibit H hereto (a “Supplement”) that updates the list of Taverns on Schedule 7 hereto to reflect such acquisition, divestiture, creation or dissolution, as applicable; and
(2)    upon Manager’s receipt and acknowledgement of such Supplement, without further action by any Party, the schedules attached to such Supplement shall be deemed to replace Schedule 7 hereto.
2.3    Delegation of Authority.
(a)    Subject to the terms of this Agreement (including, without limitation, Sections 2.1, 2.3, 2.4(a), 2.5, 2.6, 2.7, 2.11 and 2.12 below) and the limitations set forth in the Approved Annual Plan and Operating Budget, Manager shall have the exclusive supervision, control, right, authority, obligation and duty to, except as otherwise specifically provided in this Agreement, operate and manage the Managed Properties in accordance with the Operating Standards. Subject to the Approved Annual Plan and Operating Budget, Section 2.4 below and such other limitations as are specifically imposed in this Agreement or under applicable Gaming Laws, Manager (as an independent contractor) shall have the right and obligation, free from interference, interruption and disturbance, to conduct all matters relating to the management and operation of the Managed Properties, including, without limitation, (i) the management and oversight of all Gaming, hotel and resort operations and other day-to-day operations of the Managed Properties; (ii) all non-day-to-day supervision and operational and strategic planning of the Managed Properties; (iii) customer relations management and revenue management services; (iv) reservation system operation and management; (v) sales and marketing services, promotions, promotional services and publicity (including, without limitation, rewards programs); (vi) Intellectual Property creation, invention, development, patenting, registration, promotion, maintenance, perfection, protection, enforcement and management; (vii) food and beverage services; (viii) human resources; (ix) personnel selection, employment policies and employee fringe benefits; (x) assistance and cooperation with internal audit functions to be performed by the Owner Representative; (xi) purchasing, contracting and leasing, including, without limitation, the procurement of inventories, supplies and services; (xii) maintenance and repairs (including, without limitation, physical plant maintenance); (xiii) security services; (xiv) books and records maintenance; (xv) real estate tax audits and challenges; (xvi) licensing and regulatory matters; (xvii) Technology System services, including maintenance, development, support and Customer Database management and development as part of the marketing, promotions and rewards programs; (xviii) the right to provide complimentary items to guests and patrons of the Managed Properties (including complimentary or discounted food, beverages, lodging or other use of the Managed Properties’ facilities, subject to the Promotional Allowance set forth in the applicable Approved Annual Plan and Operating Budget (including any permitted Promotional Variance)); (xix) determining charges for rooms and commercial space; (xx) implementing the approved Credit Policy; (xxi) receipt, holding and disbursement of funds, and maintenance of bank accounts; and (xxii) generally, control of all activities necessary for or reasonably related to the operation of the Managed Properties. Except as set forth in Sections 2.3, 2.4(a), 2.5, 2.6, 2.7, 2.11 and 2.12 below or otherwise in this Agreement and subject to the Approved Annual Plan and Operating Budget, Manager shall have the authority to execute on Owner’s behalf and for the account of Owner, in Owner’s name, all agreements relating to the operation of the Managed Properties, including, without limitation, contracts for electricity, gas, telephone, cleaning, maintenance, security, pest control, elevator and boiler maintenance, life/safety systems maintenance, air conditioning maintenance, laundry and dry cleaning, television service, rooftop license agreements, use of copyrighted materials (such as music and videos), and other services that Manager, from time to time, considers (in its commercially reasonable business judgment) appropriate and, subject to Section 2.5, Manager shall use commercially reasonable efforts to enforce all such agreements in a manner which is consistent with sound business practices (as if each agreement was entered into by Manager for its own account). Notwithstanding the foregoing, the activities of Manager to be performed under this Agreement with respect to each Development Agreement shall be subject to supervision by the applicable Developer and the activities of Manager to be performed under this Agreement with respect to each Undeveloped Property shall be subject to the supervision by the applicable Property Owner.
2.4    Limitations on Manager’s Authority. Notwithstanding anything to the contrary set forth in this Agreement, other than as specifically contemplated in the Approved Annual Plan and Operating Budget (as amended, from time to time pursuant to Section 8.3(c)), including, without limitation, Manager’s right to incur costs and expenses as the result of a Permitted Variance, Promotional Variance and/or Emergency Expenditures, Manager shall not, without Owner’s prior written approval (which approval may be granted or withheld in Owner’s sole and absolute discretion):
(a)    except as otherwise permitted under Section 2.4(g), enter into, amend, extend, renew, cancel or terminate any contract or other agreement which provides for (i) payments or potential liability that are, in the aggregate, in excess of the Approval Amount (including any extensions thereof); and (ii) a term exceeding one (1) year, unless the same is terminable at will (without penalty) on no more than sixty (60) days’ notice or less; provided that, notwithstanding the foregoing, Manager may, without Owner’s approval, cause Station Casinos LLC to enter into (and may amend, extend, renew, cancel or terminate) contracts or agreements that relate to the Managed Properties, but which may also relate to one or more of the Manager LV Properties, which contracts or agreement may provide for (A) payments or potential liabilities that are in excess of the Approval Amount, and/or (B) a term exceeding one (1) year; provided, however, that the costs of such contracts or agreements allocated to any individual Managed Property shall not exceed the Approval Amount for any individual Managed Property;
(b)    enter into any agreement creating a voluntary lien or encumbrance of any kind affecting the real property upon which the Managed Properties are situated;
(c)    purchase items from Affiliates other than purchases in accordance with Section 4.2 below and/or enter into, amend, renew, cancel or terminate any contract or other agreement with an Affiliate; provided, however, that Manager shall have the right, without Owner’s prior approval, to purchase in cash personal property from, or sell for cash personal property to, any of the Combined Properties for the benefit of any of the other Combined Properties at the fair market value of such personal property as of the date of such purchase or sale;

(d)    dispose of assets, whether individually or in the aggregate, worth in excess of the Approval Amount in any Fiscal Year other than the disposition of Furniture, Fixtures and Equipment that are obsolete (i.e., reached the end of their respective useful life), and then only so long as (i) such items of Furniture, Fixtures and Equipment are concurrently being replaced in accordance with the Approved Annual Plan and Operating Budget; and (ii) such dispositions are made in the ordinary course of business;
(e)    except in connection with trade payables for goods and services and other payments or obligations incurred in accordance with the Approved Annual Plan and Operating Budget, borrow any money or execute any credit obligation in the name and on behalf of Owner or any Owner-Related Affiliates or any of their respective Affiliates and/or Subsidiaries;
(f)    take any action or make any decision which (i) requires approval of any lender, administrative agent or servicer pursuant to the Loan Documents; or (ii) otherwise violates any term or limitation of the Loan Documents (or, with respect to any refinancing of the terms and conditions of the Loan or any other future financing the terms and conditions thereof are provided to Manager, take any action or make any decision which requires approval of any lender, administrative agent or servicer pursuant thereto or otherwise violates any term or limitation thereof so long as the same does not materially increase the obligations of Manager and/or materially decrease the rights and remedies available to Manager under this Agreement);
(g)    enter into, materially amend, extend, renew, cancel or terminate any lease to a single tenant or license, concession or other similar arrangements with respect to other space and facilities, in a Managed Property (i) covering more than five thousand (5,000) square feet of rentable area with respect to a Managed Property and having a term of more than ten (10) days; or (ii) with a term of more than ten (10) years;
(h)    except as permitted or required under this Agreement, take any action or make any decision which binds Owner, any Property Owner, any Tavern Operator or any Owner-Related Affiliate to a third party; or
(i)    take any action or make any decision which constitutes a Material Item.
2.5    Leases. All leases and occupancy agreements for any portion of the Managed Properties entered into by Manager (i) shall be consistent with the terms of this Agreement; and (ii) shall require the respective third party thereto to operate the subject portion of the Managed Property substantially in a manner consistent with the Operating Standards (to the extent applicable) and the other terms of this Agreement. Manager shall use commercially reasonable efforts to enforce all leases or other occupancy agreements in a manner consistent with sound business practices, as if such lease or occupancy agreement was entered into by Manager for its own account. Manager shall use commercially reasonable efforts to comply with and not to default under any and all leases and occupancy agreements unless such action is approved in writing by Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion), to the extent so affected.
2.6    Legal Action. Manager shall have the obligation to defend, and the right to institute, on behalf of and in the name of Owner, any and all legal actions or proceedings affecting the Managed Properties (including, without limitation, to collect charges, rent or other income from the Managed Properties or to remove any tenants, terminate a lease, license, or concession agreement, a breach thereof or default entered by any tenant, licensee, concessionaire, supplier, or contractor, or to protect and/or litigate to final decision in any appropriate forum, any violation, rule, regulation or agreement concerning the Managed Properties); provided, however, that the prior written approval of Owner (such approval not to be unreasonably withheld, conditioned or delayed) shall be required with respect to the hiring of counsel and/or the institution or defense of one or a series of related actions (or settlement thereof) where there is a reasonable possibility of (i) loss, cost or expense (including all attorneys’ fees and costs) to Owner or the Managed Properties in excess of the Approval Amount; or (ii) a material adverse effect on Owner or the operation of the Managed Properties (an action under clause (i) or (ii), a “Material Action”), unless such action is incurred during the ordinary course of business at the Managed Properties (e.g., so-called “slip and fall” claims where uninsured legal fees and potential claims do not exceed the Approval Amount) in which case Manager shall be required to provide only prior written notice to Owner. For avoidance of doubt, Manager shall have the right, without Owner’s approval, to defend and/or settle any claim or legal action brought against Manager in connection with the operation of the Managed Properties, provided that all liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) incurred in defending and/or settling any such claim or legal action which are not covered by insurance shall be paid by Manager, except to the extent Owner is obligated to indemnify Manager pursuant to Section 10.5. Notwithstanding the foregoing, Manager shall not defend or institute on behalf of Owner, and shall not otherwise be permitted to control, any legal actions or proceedings in respect of a claim on behalf of Owner related to (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), or (ii) this Agreement. Notwithstanding anything to the contrary herein, nothing herein shall in any way limit or impact Manager's rights to assert any claim or defend any action, on its own behalf or on behalf of any Affiliate (other than Owner and its Subsidiaries), against any Party including any lender to Opco or Owner under this or any other Agreement.
2.7    Standard for Performance by Manager.
(a)    Manager shall use diligent, commercially reasonable efforts to discharge its obligations hereunder in an expeditious, economical and professional manner in accordance with the terms of this Agreement, the Operating Standards and the Approved Annual Plan and Operating Budget. In discharging its obligations hereunder, Manager shall be held to the respective Operating Standards for each Managed Property; provided, however, and notwithstanding anything to the contrary set forth in this Agreement, Manager’s obligations to meet the respective Operating Standards for each Managed Property shall be subject to (i) Owner’s funding of the amounts set forth in the Approved Annual Plan and Operating Budget for each Fiscal Year and as otherwise required by the express terms of this Agreement; and (ii) any equitable adjustment to the Operating Standards pursuant to and in accordance with the procedures set forth in Sections 8.3(d). For avoidance of doubt, notwithstanding any limitation on Manager’s obligations to meet the Operating Standards for each Managed Property pursuant to the immediately preceding sentence, Manager shall not be relieved from otherwise performing Manager’s services, duties and responsibilities under this Agreement in an expeditious, economical and professional manner (A) to the extent not adversely impacted by Owner’s failure to fund the amounts under any Annual Plan and Operating Budget approved by Owner pursuant

Section 8.3 (or otherwise resolved pursuant to Section 17.16), or (B) as equitably adjusted pursuant to Section 8.3(d). Notwithstanding anything to the contrary set forth herein, in the event that Manager is not affiliated with Owner or any successor or assign, Manager shall nevertheless be bound to the Operating Standards set forth herein.
(b)    Manager shall not be held responsible for the defaults of contractors or other third parties with whom it deals at arms’ length, and Manager’s responsibility is limited to being professional and prudent in the selection and supervision of contractors and other third parties. Owner and Manager agree that if any fiduciary duties are imposed on Manager hereunder, such fiduciary duties shall be deemed modified by the provisions of this Agreement. Owner and Manager further agree that it is the intent of the parties that this Agreement be interpreted and construed solely in accordance with the laws and principles applicable to commercial contracts. Owner agrees that Owner’s power and right to terminate this Agreement are solely as expressly provided for in this Agreement.
(c)    Manager shall use its diligent, commercially reasonable efforts, skills and abilities to perform its obligations under this Agreement and to promote the interests of Owner. If Manager is managing properties other than the Managed Properties, Manager shall conduct its affairs so as not to prefer the interests and management of such other properties to the interests and management of the Managed Properties. Owner hereby acknowledges and agrees that Manager and its Affiliates intend to acquire and manage other Hospitality Products of a similar Operating Standard, and Owner agrees that the mere ownership and/or operation of such other Hospitality Products by Manager or any of its Affiliates shall not, to the extent permitted under the Non-Compete Agreements, be deemed to be a breach of this Section 2.6(c) so long as Frank J. Fertitta III or Lorenzo J. Fertitta (or the survivor of the two, if applicable) continues to use his diligent, commercially reasonable efforts, skills and abilities to promote the interests of Owner with respect to the Managed Properties.
2.8    Names of the Managed Properties. The Parties agree that the Managed Properties (other than the Taverns) shall be operated under the names “Barley’s Casino & Brewing Company”, “Fiesta Casino Hotel” a/k/a “Fiesta Henderson Casino Hotel”, “Fiesta Rancho Casino Hotel”, “Gold Rush Casino”, “The Greens Gaming and Dining”, “Lake Mead Casino”, “Santa Fe Station Hotel and Casino”, “Texas Station Gambling Hall & Hotel”, “Wildfire Casino—Boulder”, “Wildfire Casino and Lanes”, and “Wildfire Casino—Rancho”, respectively, so long as Owner is permitted to use the Licensed IP as described in Section 6.2 below. Owner shall have the sole and absolute discretion with regard to the naming of the Taverns.
2.9    Operating Permits and Licenses. Manager shall, at Owner’s sole cost and expense, with Owner’s assistance and cooperation, use commercially reasonable efforts to (i) obtain, maintain, renew, and keep in full force and effect, all Governmental Approvals for Manager, the Managed Properties, Owner, and/or any Property Owner or Tavern Operator (including, without limitation, Nevada Gaming Licenses and liquor, bar, restaurant, sign and hotel licenses for all applicable individuals and entities), as may be required for the ownership and operation of the Managed Properties pursuant to the Operating Standard and the terms and conditions of this Agreement; and (ii) if applicable, assist Owner, and/or any Property Owner or Tavern Operator with obtaining any Governmental Approvals for the Managed Properties as soon as reasonably possible taking into consideration all facts and circumstances; provided, however, that in the event the expenses incurred by Owner, any Property Owners, or any Tavern Operator in obtaining any Governmental Approvals obtained by Manager (including, without limitation, Nevada Gaming Licenses and liquor, bar, restaurant, sign and hotel licenses for all applicable individuals and entities) pursuant to this Agreement are utilized by or otherwise benefit Manager by reducing or otherwise eliminating the actual out-of-pocket costs which would have been incurred by Manager in obtaining such Governmental Approvals for the benefit of any Other Manager Properties operated by Manager, Manager shall notify Owner and promptly reimburse Owner a fair and equitable portion of Owner’s actual out-of-pocket costs and expenses incurred in connection with obtaining such applicable Governmental Approvals. Owner shall, with respect to any Governmental Approvals (including, without limitation, Nevada Gaming Licenses and liquor, bar, restaurant, sign and hotel licenses for all applicable individuals and entities) required to be maintained by Owner, in its individual capacity, use commercially reasonable efforts to maintain, renew, and keep in full force and effect all requisite Governmental Approvals (including the timely submission of all applications and disclosures required or requested by the Gaming Authorities and liquor licensing authorities). Manager shall operate and manage the Managed Properties in a manner that will not materially adversely affect the ability of Owner to obtain, renew and maintain all Governmental Approvals necessary for the operation of the Managed Properties, but in all events shall use all commercially reasonable efforts to cause the Managed Properties to comply with all conditions or requirements set out in any Governmental Approvals.
2.10    Reservation System. Without limiting the generality of Section 2.2, subject to the Approved Annual Plan and Operating Budget, Manager shall manage, maintain and supervise, directly or indirectly, for each Managed Property and its guests such global reservation system, web site and other reservations services as shall be determined by Manager to be reasonably necessary or advisable in connection with the operation of the Managed Properties (the “Reservation Systems”). Manager acknowledges and agrees that all current and future versions of the Reservation Systems constitute part of the Technology Systems belonging to Owner and such Reservation Systems shall not be shared with, cross-referenced or linked to the reservation systems used by the Other Manager Properties other than the Combined Properties without the prior written approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion). Notwithstanding the foregoing, Owner hereby grants Manager a perpetual, royalty-free, non-assignable, non-sublicensable license permitting the use of all Intellectual Property owned by Owner (or licensed by Owner, solely to the extent permitted by such license) and, without limiting the generality of and subject to the Technology Systems License Agreement set forth in Exhibit “G” attached hereto, included in the Technology Systems for purposes of establishing and maintaining separate reservation systems, web sites and other reservation services for the Other Manager Properties, provided that, such new reservation systems shall (a) in no event use any guest data or other guest information of the Reservation Systems (including, without limitation, any Customer Databases), and (b) be in all respects wholly-independent of the Reservation Systems.
2.11    Sales, Marketing and Advertising. Subject to the Approved Annual Plan and Operating Budget and the limitations thereof, Manager shall advertise and promote (including, without limitation, the development, implementation and supervision of a sales and marketing program for) the Managed Properties, and shall provide for the planning, publicity, internal communications, organizing and budgeting activities to be undertaken in connection therewith (which may include, without limitation, the following to the extent deemed advisable by Manager in connection with operating the Managed Properties: (i) production, distribution and placement of promotional materials relating to the Managed Properties (including materials for the promotion of employee relations); (ii) development and implementation of promotional offers or programs that benefit the Managed Properties (including direct mailings, player development and Owner’s player’s club programs); (iii) selection of and guidance to advertising agency and public relations personnel; (iv) coordination with tour programs marketed by airlines, travel agents and government tourist departments; and (v) preparation and dissemination of news releases for national and international trade and consumer publications). Additionally, subject to, not only the Approved Annual Plan and Operating Budget, but also the terms and conditions of Article VI hereof, Manager shall be responsible for all database management, brand management, call centers, hotel booking engines and website management.
2.12    Compliance with Legal Requirements. Manager shall take all commercially reasonable actions necessary to comply in all material respects with, and to cause the Managed Properties to comply in all material respects with, all Legal Requirements affecting the Managed Properties or the ownership or operations thereof. Additionally, Manager shall prepare and, upon Owner’s approval, file all statements and reports required under applicable Gaming Laws or by the Gaming Authorities and all other applicable regulatory agencies. Owner shall, in its sole and absolute discretion, determine whether to contest any tax payment or assessment, or any Legal Requirement; provided, however, Manager may take all such reasonably necessary actions without Owner’s prior approval if the failure to so comply might (i) expose Manager to criminal or material civil liability; (ii) materially and adversely affect the operation of any one or more of the Managed Properties; or (iii) jeopardize any Gaming License or any other Gaming license held by Manager or Owner or their respective Affiliates. Manager shall use reasonable efforts to promptly notify Owner in writing of all material allegations of non-compliance with, or violations of, Legal Requirements (A) with respect to which Manager takes any action pursuant to the proviso contained in the immediately preceding sentence; and (B) with respect to the Managed Properties if allegations are made by a reputable Person and which are known to Manager.
2.13    Credit Policy. Subject to applicable Legal Requirements, Manager may extend credit to patrons of the respective Managed Properties as long as individual credit decisions and the cumulative amount of credit outstanding conform to the express terms and conditions set forth in the approved Credit Policy for the applicable Managed Property. Manager may make changes to the Credit Policy, from time to time, provided that any material changes to terms of the Credit Policy shall be subject to Owner’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that if Owner objects to any changes made to the Credit Policy during the then applicable Fiscal Year, Owner and Manager shall revisit such Credit Policy items and discuss Owner’s objections and Manager shall resubmit a revised Credit Policy for approval as part of the next Fiscal Year’s Annual Plan and Operating Budget. If Owner notifies Manager that it reasonably objects to a material change in the terms of the Credit Policy and the Parties have not reached agreement on such change within thirty (30) days after the notice of such request has been given, such dispute shall be submitted to the Industry Consultant pursuant to Section 17.16(c) to determine to whether the requested change is consistent with the credit policies in place at the applicable properties in the Operating Competitive Set or is otherwise reasonably required or advisable in connection with the operation of the applicable Managed Property or Managed Properties.

2.14    Food and Beverage; Entertainment; Complimentary Services. Manager shall, subject to limitations set forth in the Approved Annual Plan and Operating Budget, and subject to any applicable terms of any third party leases, licenses or occupancy agreements and all Legal Requirements:
(a)    Establish food and beverage policies (including pricing) with respect to each of the Managed Properties (including the right to conduct catering operations outside the Managed Properties for the account of the applicable Managed Property providing such services);
(b)    Determine all terms for admittance and charges to be made for guest and function rooms, commercial space privileges, and, subject to any applicable terms of any third party leases, licenses and occupancy agreements, entertainment and food and beverages and establish entertainment and amusement policies (including pricing) with respect to each of the Managed Properties, on a per-Managed Property basis; and
(c)    Subject to the Promotional Allowance (including any permitted Promotional Variance), provide such guest rooms or other facilities, and any food or beverages, on a complimentary or discount basis to any guest or patron as Manager may reasonably determine to be advisable.
2.15    Internal Control Systems; Surveillance System. In accordance with the applicable Approved Annual Plan and Operating Budget for the Fiscal Year, Manager shall install systems on behalf of Owner for monitoring of all funds (the “Internal Control Systems”) which control systems shall be installed with the intent to comply with all Legal Requirements, and Manager shall make reasonable efforts to give Owner notice prior to any such change, but in any event, promptly thereafter. Owner shall have the right to select and retain an auditor, at Owner’s sole cost and expense, to review the adequacy of the Internal Control Systems. In accordance with the applicable Approved Annual Plan and Operating Budget for the Fiscal Year, Manager shall operate and maintain each Managed Property’s surveillance system (including, without limitation, closed-circuit television) and propose, from time to time, any and all suggested upgrades and/or additional systems for monitoring the activities of the customers, employees, supervisors and management personnel, as well as the tracking and movement of all funds into, within and out of each Managed Property as shall be determined by Manager to be reasonably required or advisable in connection with the operation of the Managed Properties. Additionally, the Owner Representative shall have the right to inspect and oversee the Internal Control Systems upon reasonable prior notice and during business hours.
2.16    Exclusivity. Until the expiration or earlier termination of this Agreement, Owner hereby agrees that Manager and its Affiliates shall have the right to manage any Hospitality Product in which Owner or any Fertitta Affiliate acquires a direct or indirect interest (such interest, an “Owner Property Interest”). Promptly following Owner or any Fertitta Affiliate entering into an agreement or term sheet to acquire an Owner Property Interest, Owner shall provide Manager with written notice of such agreement or term sheet. Owner shall meet with Manager as soon as reasonably practicable after entering into such agreement or term sheet but in no event later than fifteen (15) days thereafter, and the Parties shall negotiate in good faith to enter into a management agreement for the management by Manager or any of its Affiliates of the applicable Hospitality Product. Any such management agreement shall (i) include the same calculations for

Management Fees as found herein; (ii) otherwise be on the same terms and conditions as set forth in this Agreement with any necessary changes to account for differences in age, quality, size, location, amenities and other physical and operational variations for such Hospitality Product; and (iii) be effective as of the closing date of the acquisition of such Owner Property Interest, provided that such management agreement may allow for a reasonable transition period for interim management, if applicable, to the extent necessary to avoid unnecessary costs or other economic detriments to the owner of such Hospitality Product during the transition period.
2.17    Change in Competitive Sets. If Owner or Manager seeks a change in the list of the Comparable Manager Properties, Operating Competitive Set and/or the Performance Competitive Set from those listed on Schedules “1A”, “1B”, and/or “1C” respectively, for the reasons identified in this Section 2.17, (i) with respect to the Comparable Manager Properties (based upon the engagement by Manager or any of its Fertitta Controlled Affiliates to operate properties previously not included in the list of Comparable Manager Properties or otherwise), the Party requesting such change shall notify the other in writing of such request; (ii) with respect to the Operating Competitive Set (based on the commencement of operations of one (1) or more casino/hotel properties in any of the Managed Properties’ market area, or based on any cessation of operations or significant change in operations (such as a change in operator or a change in market positioning) of any of the casino/hotel properties listed in the then current Operating Competitive Set), the Party requesting such change shall notify the other in writing of such request; and (iii) with respect to the Performance Competitive Set (including the corresponding change in the EBITDA Percentage resulting from a change in the Performance Competitive Set and based upon (1) any of the properties in the then current Performance Competitive Set no longer providing public financial reporting necessary to determine Competitor EBITDA; (2) operations commencing at one or more casino/hotel properties in any one of the Managed Properties’ market area (provided that such additional casino/hotel properties provide public financial reporting necessary to determine Competitor EBITDA); or (3) any cessation of operations occurring at any of the casino/hotel properties listed in the then current Performance Competitive Set, the Party requesting such change shall notify the other in writing of such request. In the event that the Parties have not reached agreement as to any such change hereby requested pursuant to clauses (i), (ii) or (iii), within thirty (30) days after the written notice of such request has been given, such dispute shall be submitted to an Industry Consultant in accordance with Section 17.16(c). The removal of any property from the Performance Competitive Set and/or a change to the Comparable Manager Properties and/or the Operating Competitive Set that are agreed upon by the Parties or are otherwise determined by an Industry Consultant shall be deemed effective as of the date of notice requesting such change or, with respect to the addition of any property to the Performance Competitive Set, as soon as Competitor EBITDA is publicly available.
ARTICLE III
TERM; TERMINATION RIGHT FOR PERFORMANCE
3.1    Term. The term of this Agreement commenced on the Effective Date and, subject to the earlier termination hereof in accordance with the terms and conditions of this Agreement, shall expire at 11:59 p.m. on the date which is the twenty-fifth (25th) anniversary of the Effective Date (the “Term”).

3.2    Termination for Failure of the Performance Test.
(a)    Right of Termination. Subject to Section 3.2(b), (c) and (d), Owner shall have the right to terminate this Agreement with respect to all of the Managed Properties, without payment of any Termination Fee, penalty or other consideration, if, for any two (2) consecutive Fiscal Years (each, a “Measurement Year”) beginning with the eighth (8th) Full Fiscal Year (the first two Measurement Years being the sixth (6th) and seventh (7th) Full Fiscal Years) where, for each Measurement Year:
(1)    The aggregate EBITDA for all of the Managed Properties (excluding the Undeveloped Properties and the Taverns which shall not be taken into account for purposes of this Section 3.2) is less than eighty-five percent (85%) of Budgeted EBITDA for all of the Managed Properties (excluding the Undeveloped Properties and the Taverns which shall not be taken into account for purposes of this Section 3.2) during any Measurement Year of the applicable Performance Test (the “Budget Test”); and
(2)    The aggregate EBITDA for all of the Combined Properties (excluding the Undeveloped Properties and the Taverns which shall not be taken into account for purposes of this Section 3.2) is less than eighty-five percent (85%) of the Indexed EBITDA achieved by the properties in the Performance Competitive Set (the “Market Test,” and, together with the Budget Test, hereinafter referred to as the “Performance Test”) (the Measurement Years for which the Performance Test is not satisfied shall be deemed to be a “Non-Performing Period”).
For example purposes only, a sample calculation of the Market Test is set forth on Schedule “6” attached hereto. Owner expressly acknowledges that Manager’s failure to achieve the Performance Test in and of itself, or its election not to cure any such failure pursuant to its rights under Section 3.2(c), shall not constitute a breach of this Agreement.
(b)    Termination. Owner may exercise its right to terminate this Agreement pursuant to Section 3.2(a) above by delivering written notice to Manager of its intent to terminate this Agreement (“Owner’s Termination Notice”) at any time within one hundred twenty (120) days after Owner’s receipt of (i) the Year End Statements; and (ii) the reported financial statements (or other financial information required for determination of the Performance Test if such reported financial statements are not available) for the Performance Competitive Set (together with the Year End Statements, the “Performance Test Data”). If Manager fails to timely exercise its right to cure under Section 3.2(c) below, Owner may terminate this Agreement on the date specified in Owner’s Termination Notice (subject to Manager’s obligation to provide Transition Services in accordance with this Agreement) which termination date shall in no event be less than thirty (30) days after Manager’s receipt of Owner’s Termination Notice. Owner’s Termination Notice shall include a reasonably detailed description and accounting of Manager’s failure to meet the Performance Test.
(c)    Payment of Cure Amount. Notwithstanding the foregoing, Manager shall have the option (but not the obligation) to cure any Performance Test failure by delivering written notice to Owner within thirty (30) days after Manager’s receipt of Owner’s Termination Notice (“Manager’s Response Notice”) and paying to Owner the Cure Amount; provided, however, in the event Manager shall within such thirty (30) day period dispute in good faith Owner’s description and accounting with respect to Manager’s failure to meet the Performance Test, the matter shall be submitted to arbitration in accordance with Section 17.16 hereof.
(d)    Adjustment of the Performance Test.
(1)    The Parties acknowledge and agree that the Budget Test and/or the Market Test shall each be equitably adjusted in the event that Manager’s ability to satisfy the Performance Test is adversely affected by (i) any Force Majeure that had an impact on EBITDA for any of the Combined Properties after giving effect to the proceeds received from any applicable business interruption insurance or award or other compensation payable in connection therewith; (ii) an Owner Event of Default under this Agreement, by Station GVR Acquisition LLC, a Nevada limited liability company, or any property owner thereunder under the GVR Management Agreement or by Station Casinos LLC or any property owner thereunder, under the Propco Management Agreement that has an adverse impact on EBITDA for any of the Combined Properties; (iii) disapproval by Owner of an Annual Plan and Operating Budget, or any line item thereof, or any proposed Discretionary Amendment, or any line item thereof, or failure or delay by Owner in providing funds requested by Manager (including as a result of any delay caused by submission of any Dispute to arbitration or the Industry Consultant pursuant to Section 17.16 hereof) or a comparable event occurs with respect to the Propco Management Agreement and/or the GVR Management Agreement that has an adverse impact on EBITDA for any of the Combined Properties; or (iv) with respect to the Market Test only, Capital Improvements and Replacements with respect to any Combined Property; provided that with respect to (iii) and (iv) as they relate to a Managed Property (A) Manager has provided written notice to Owner prior to the commencement of such Capital Improvements and Replacements that such Capital Improvements and Replacements will have an adverse impact on EBITDA, (B) such Capital Improvements and Replacements are nevertheless approved by Owner as part of the Approved Annual Plan and Operating Budget or any Discretionary Amendment and (C) such Capital Improvements and Replacements in fact have an adverse impact on EBITDA; provided that, with respect to (iii) and (iv) as they relate to any other property under the Propco Management Agreement and/or the GVR Management Agreement, Manager shall provide written notice to Owner of such Capital Improvements and Replacements promptly after Manager learns of the same. In the event of any of the foregoing, following the delivery of the audited Year End Statements for the applicable Measurement Year(s), Manager shall deliver written notice to Owner requesting an adjustment to the Performance Test and setting forth the basis for such adjustment whereupon the Parties shall meet (if necessary) to determine, in good faith, the appropriate equitable adjustment to the Performance Test. If the Parties fail to agree on such equitable adjustment, either Party may submit the matter to arbitration in accordance with Section 17.16 hereof.
(2)    In the event an EBITDA Percentage Adjustment Event occurs, (i) the EBITDA Percentage shall be recalculated by the Parties when a corresponding twelve (12) month period of financial reporting is available for the Combined Properties and the Performance Competitive Set; and (ii) until such time as the data necessary for the recalculation of the EBITDA Percentage is available, the Parties will endeavor to determine the appropriate equitable adjustment of the EBITDA Percentage for such interim period. In the event of any of the foregoing, following the delivery of the audited Year End Statements for the applicable Measurement Year(s), Manager shall deliver written notice to Owner requesting an adjustment to the Performance Test and setting forth the basis for such adjustment whereupon the Parties shall meet (if necessary) to determine, in good faith, the appropriate equitable adjustment to the Performance Test. If the Parties fail to agree on such equitable adjustment or on a new EBITDA Percentage (or the equitable adjustment during any interim period), either Party may submit the matter to arbitration in accordance with Section 17.16 hereof.
ARTICLE IV
WORKING CAPITAL; OPERATING SUPPLIES
4.1    Working Capital.
(a)    Owner shall approve, as part of the Approved Annual Plan and Operating Budget, the maximum aggregate amount of Working Capital that may be retained in the Operating Bank Accounts on a daily basis for the day-to-day operation of the Managed Properties (the “Working Capital Balance”). Notwithstanding the establishment and funding of the Working Capital Balance, Manager shall promptly notify Owner if funds on deposit in the Operating Bank Accounts are insufficient to maintain Working Capital at levels reasonably necessary to satisfy the needs of each of the Properties as their operation may, from time to time, require and Owner may advance such funds, or not, in its sole and absolute discretion, provided that, to the extent that Owner elects to provide such funds, Owner shall determine the source of funds for such Working Capital requirements, so long as the source of such funds is not reserved for, or otherwise allocated to fund costs or expenses for specific items as set forth in the Approved Annual Plan and Operating Budget for the thirty (30) day period immediately succeeding the date of determination. In the event that Owner elects not to fund or Owner fails to fund Working Capital within ten (10) Business Days after receipt of Manager’s written request, Manager shall be authorized to draw down on the Line of Credit solely to the extent necessary to pay amounts due and owing and which were previously approved by Owner in the Approved Annual Plan and Operating Budget or are otherwise permitted by the express terms of this Agreement. Except as otherwise mutually agreed by the Parties, Manager shall remit to the Owner Account, on a daily basis, any funds in the Operating Bank Accounts in excess of the Working Capital Balance. So long as the Credit Agreement remains in effect, the Manager shall cause all Operating Bank Accounts to be subject to a control agreement in accordance with the requirements of the Credit Agreement.
(b)    Owner or Station Casinos LLC shall establish a line of credit (“Line of Credit”), readily accessible by Manager without interference from Owner, sufficient in amount to backstop the Working Capital required for the uninterrupted and efficient operation of the Managed Properties in accordance with the Approved Annual Plan and Operating Budget in an amount equal to the sum of the estimated funds necessary to satisfy (i) the Operating Costs of the Managed Properties for the thirty (30) day period immediately succeeding the date of determination, including, without limitation, sufficient funds to pay current liabilities as they become due, to replace necessary Operating Supplies as they are consumed and otherwise to operate, repair and maintain the Managed Properties in accordance with, and in each case consistent with the Approved Annual Plan and Operating Budget; and (ii) the costs and expenses of all Employees for the sixty (60) day period immediately succeeding the date of determination as projected in the Approved Annual Plan and Operating Budget (collectively, the “Working Capital Requirement”). The Working Capital Requirement shall remain fixed for the immediately successive Fiscal Year (A) with respect to the costs and expenses of all Employees, at the amount estimated for the last sixty (60) days of the Fiscal Year; and (B) with respect to other costs of operating the Managed Properties, at the amounts required for the last thirty (30) days of the Fiscal Year, until such time as the Annual Plan and Operating Budget for the immediately succeeding Fiscal Year has been approved by Owner (and subject to change, from time to time), pursuant to and in accordance with Section 8.3.
(c)    Notwithstanding the foregoing, so long as the Credit Agreement remains outstanding and the revolving credit facility thereunder has not been terminated and there are no uncured defaults or events of default thereunder continuing, (i) Manager shall not deposit or otherwise withhold any amounts under Section 4.1(a) as a Working Capital Balance whenever the combination of cash in the Operating Bank Accounts and the undrawn amount of revolving loans that may be borrowed under the Credit Agreement are equal to or greater than $10,000,000; and (ii) the requirement for a separate Line of Credit under Section 4.1(b) shall be waived.
4.2    Operating Supplies. The Working Capital Balance shall be inclusive of funds necessary to supply the Managed Properties with Operating Supplies, Operating Consumables, operating systems, services and equipment to the extent the same are provided for in the Approved Annual Plan and Operating Budget, or as otherwise approved in advance by Owner. Manager shall, on behalf of Owner, use commercially reasonable efforts to obtain and maintain such Operating Supplies and Operating Consumables as it deems reasonably necessary for the operation of the Managed Properties subject to the provisions of this Agreement and the then-current Approved Annual Plan and Operating Budget. In purchasing goods, supplies, equipment and services for the Managed Properties (including, without limitation, Operating Supplies, Operating Consumables and long distance telephone services and other telecommunications), Manager may utilize purchasing procurement services of Affiliates of Manager and/or other group buying techniques involving other properties managed by Manager, provided that the cost thereof shall be no more than that which would be charged by non-affiliated third-party vendors in an arm’s length transaction for goods and services of comparative quality. Manager shall afford each of the Managed Properties the benefit of and any savings (without mark-up or fees), rebates, reimbursements or other payments resulting from any purchasing procurement services and/or group buying techniques. Owner shall have the right, from time to time, to “opt-out” of or “opt-in” to any such purchasing procurement services for any one or more groups or categories of goods and services by delivering written notice to Manager.
ARTICLE V
COMPENSATION OF MANAGER
5.1    Fees; Management Fee. In consideration of the services to be performed by Manager at each of the Properties and the management consulting services to be provided by Manager to the Indian Gaming Properties, Owner shall pay to Manager (and Manager shall be entitled to retain from the results of operation of the Properties) the Base Management Fee and, if applicable, the Incentive Management Fee, payable for each Fiscal Month in arrears promptly after delivery to Owner of the Interim Statements for each Fiscal Month delivered pursuant to Section 8.1(a) below (including an invoice detailing the monthly Management Fees then due and payable) and approval by Owner’s internal auditor, provided that such payment of the Incentive Management Fee, if due and payable pursuant to this Section 5.1, shall be made not later than the date that is ten (10) days following the delivery to Owner of such Interim Statements; provided, however, that if EBITDA is negative in any Fiscal Month, the amount of negative EBITDA shall be carried forward to immediately successive Fiscal Month(s) (whether in the current or any successive Fiscal Years) and no Incentive Management Fee shall be earned for any successive Fiscal Month unless and until, and Incentive Management Fee shall be payable only to the extent that, cumulative EBITDA for all Fiscal Months from and after such Fiscal Month in which EBITDA was first negative is greater than the amount of cumulative negative EBITDA (beginning in such Fiscal Month in which EBITDA was first negative); provided, further, in no event shall Manager be required to repay any Incentive Management Fee received during Fiscal Months of positive EBITDA on account of subsequent Fiscal Months with negative EBITDA (for example, if EBITDA is positive for the first six (6) Fiscal Months following the Effective Date, but EBITDA is negative in the cumulative amount of $1,000,000 for Fiscal Months seven (7) through nine (9) following the Effective Date, and EBITDA is positive in the amount of $1,500,000 for Fiscal Month ten (10) following the Effective Date, (i) no Incentive Management Fee paid to Manager in Fiscal Months one (1) through (6) shall be repaid on account of the negative EBITDA in Fiscal Months seven (7) through nine (9), (ii) no Incentive Management Fee shall be payable to Manager for Fiscal Months seven (7) through nine (9), and (iii) an Incentive Management Fee shall be paid to Manager on EBITDA of $500,000 for Fiscal Month ten (10)). The amount of the Management Fees paid to Manager shall be reconciled annually by Manager after receipt of the Year End Statements pursuant to Section 8.1(c) below. Upon Owner’s receipt of the audited Year End Statements, Owner shall have until December 31 of the immediately following Fiscal Year to audit the proposed reconciliation of Management Fees and notify Manager of any disputes thereof (the “Reconciliation Dispute Notice”); provided, however, Owner shall have access to and the right to audit the Year End Statements, and bring a claim for gross negligence or fraud in the preparation of the Year End Statements, for three (3) Full Fiscal Years following the Fiscal Year in question. Manager shall cooperate with Owner and promptly provide Owner with all reasonably requested supporting documentation required by Owner to conduct the audit. Upon receipt of the Reconciliation Dispute Notice, Manager shall, within fifteen (15) Business Days, either, notify Owner that it accepts Owner’s reconciliation of Management Fees as set forth in the Reconciliation Dispute Notice, or require the matter to be submitted to arbitration in accordance with Section 17.16 below. Any adjustments (overpayment or underpayment) thereto shall be made (i) with respect to the Base Management Fee, on the next monthly installment of Base Management Fees due after the final reconciliation of the Base Management Fee (whether by Manager’s acquiescence or upon the final ruling of the arbitrator in accordance with Section 17.16); and (ii) with respect to the Incentive Management Fee, on the next monthly installment of Incentive Management Fees due after the final reconciliation of the Incentive Management Fee (whether by Manager’s acquiescence or upon the final ruling of the arbitrator in accordance with Section 17.16).
(a)    Undeveloped Properties. The Parties acknowledge and agree that other than the Management Fees and those amounts due and payable to Manager under Sections 5.1(a) and (b), Manager shall receive no other fees or payments for the asset management and oversight of the Undeveloped Properties.
5.2    Coverage of Manager’s Cost; Owner’s Corporate Overhead.
(a)    In consideration for the Management Fees payable hereunder, and otherwise at Manager’s sole cost and expense, Manager shall provide and maintain, and shall be responsible for the payment of Manager Overhead and Expenses. Manager hereby acknowledges and agrees that Manager shall be liable for the Manager Overhead and Expenses as allocated under the Manager Allocation Agreement. All Manager Overhead and Expenses or other amounts allocated to the Manager and/or Fertitta Entertainment and/or its Subsidiaries pursuant to the Manager Allocation Agreement shall be paid by Manager (and/or Fertitta Entertainment and/or its Subsidiaries, as applicable) from its (or their, as applicable) own funds (and not from Gross Revenues) and Manager shall be deemed to have breached this Agreement if Manager uses Gross Revenues knowingly and improperly to pay any Manager Overhead and Expenses; provided, however, that if any such amounts are inadvertently (or in breach of this Agreement are) paid or incurred by Owner or through the use of Gross Revenues (rather than paid directly by Manager, or reimbursed by Manager to Owner from Manager’s own funds and not from Gross Revenues (any such reimbursement to be excluded from Gross Revenues)), Owner shall have the right (notwithstanding any prohibition on offset otherwise provided in this Agreement) to reimbursement of such amounts payable pursuant to and in accordance with the provisions of the Manager Allocation Agreement. Manager has used commercially reasonable efforts based upon information Manager reasonably believes to be current and reliable to formulate the Corporate Overhead Budget and Manager and Owner acknowledge that (i) the projections contained in the Corporate Overhead Budget may be affected by changes in financial, economic, market, competitive, natural and other conditions and circumstances beyond Manager’s control; and (ii) in formulating the Initial Corporate Overhead Budget, Manager has used commercially reasonable efforts to (A) include any and all necessary corporate responsibility and/or functionality necessary for the ownership of the Properties and (B) allocate to Manager Overhead and Expenses in accordance with the requirements of the Manager Allocation Agreement. Manager covenants that in no event shall Manager attempt to reduce or minimize Manager Overhead and Expenses and increase Owner Overhead and Expenses (as defined in the Manager Allocation Agreement) or otherwise circumvent its (or Fertitta Entertainment’s or its Subsidiaries, as applicable) obligations and covenants contained in this Section 5.2 and the Manager Allocation Agreement by knowingly and improperly allocating any employee and/or responsibilities to the Property level or any other means of allocation which would result in such costs and expenses attributable thereto to be treated as Operating Costs or Owner Overhead and Expenses. For the avoidance of doubt, Manager shall (directly or indirectly through Fertitta Entertainment and/or its Subsidiaries, as applicable) maintain its levels of operating capacity, functionality and senior management personnel devoted to the operation of the Properties (including all Corporate Services) that are consistent with those reflected in the allocations of Corporate Overhead and Expenses and the functionality, cost centers, personnel and other items to Manager (and Fertitta Entertainment and/or its Subsidiaries, as applicable) as described in the Manager Allocation Agreement. The Manager Allocation Agreement is supplemental to this Agreement and incorporated herein by reference and made a part hereof as if fully set forth herein. In the event of a conflict or inconsistency between this Section 5.2 and the Manager Allocation Agreement, the Manager Allocation Agreement shall control.
(b)    In consideration for the Management Fees payable hereunder and otherwise at Manager’s sole cost and expense, Manager shall (i) coordinate and supervise corporate personnel of Station Casinos LLC, which personnel will provide services to the Owner and the Properties and Owner will enter into a Corporate Cost Allocation Agreement (as such term is defined in the Credit Agreement) with Station Casinos LLC to reimburse Owner for (A) the costs and expenses associated with such personnel, and (B) the allocable portion of overhead expenses that can be attributed to corporate functions performed at or for the benefit of the Properties,

Owner, any of the Property Owners or any of the Tavern Operators; (ii) provide, or shall cause any Fertitta Controlled Affiliate to provide, for the Managed Properties the full benefit of the all centralized services existing as of the Effective Date and as may be included or updated as part of the Standard Management Programs and Procedures during the term of this Agreement, together with, at Owner’s option (which may be exercised in Owner’s sole and absolute discretion) any centralized services provided by Manager or its Affiliates to any Other Manager Properties as part of the FE Proprietary Management Programs and Procedures; and (iii) offer to provide to Owner, for Owner to adopt at Owner’s option (which may exercised in Owner’s sole and absolute discretion) any FE Proprietary Management Programs and Procedures which may be of material benefit to the operation of the Properties. For avoidance of doubt, none of Owner, any Property Owner or any Tavern Operator shall be required to pay any additional fee for such FE Proprietary Management Programs and Procedures.
5.3    Reimbursements. If a specific circumstance arises which necessitates the direct payment by Manager, on behalf of Owner, any Property Owner or any Tavern Operator, of costs and expenses which are set forth in the applicable Approved Annual Plan and Operating Budget (including Emergency Expenditures and Permitted Variances as permitted hereunder) and such direct payment by Manager is necessary for the continuous and uninterrupted operation and management of the Managed Properties in accordance with the Operating Standard, then in addition to the Management Fees payable to Manager, Owner shall reimburse Manager and its Affiliates therefor. In addition, Owner shall reimburse Manager for all other actual out-of-pocket costs incurred by Manager or its Affiliates (without mark-up or profit by Manager or its Affiliates) in the performance of this Agreement (“Reimbursable Expenses”), including, without limitation, reasonable costs of travel, telephone, postage, air express and other incidental expenses (but expressly excluding Manager Overhead and Expenses), so long as such Reimbursable Expense (i) is reasonable; (ii) is made for the benefit of the Properties; and (iii) has been approved in advance and in writing by Owner if not otherwise included in the Approved Annual Plan and Operating Budget. Any Reimbursable Expense permitted under this Section 5.3 may be paid by Manager directly from Gross Revenues consistent with the priority set forth on Exhibit “D.”
ARTICLE VI
INFORMATION TECHNOLOGY; INTELLECTUAL PROPERTY;
CUSTOMER DATABASE
6.1    Information Technology. Owner owns and/or licenses certain technology platforms which are integral to the management, operation and performance of the Managed Properties, including, without limitation, the Reservation Systems; standard property management systems; sales, catering and accounting systems; player tracking systems; slot and table games accounting systems; hotel reservations systems; ticket-in/ticket-out systems and all other transaction-based systems; “Front of house ops systems” such as: casino accounting, cage and count; franchising and merchandising operation systems; performance management (live, syndicated, televised, pay-per-view); value-added guest services systems (Wi-Fi, guest internet, lodgenet, pay-per-view, telephone); convention and conference contract development and management systems; safety, security, surveillance systems and CCTV infrastructure; hotel marketing and reservation channels (including, without limitation, call centers, Internet, interfaces with external travel brokers); point of sale, kitchen and restaurant management systems; payroll accounting systems; and all inventory tracking systems; all related proprietary hardware and software and any other items as more particularly described in the Plan (the “Initial Technology Systems”). Manager may, from time to time, develop certain necessary and desirable improvements, modifications, enhancements, upgrades, derivative works, additions to and replacements of the Initial Technology Systems (collectively, the “Technology Systems Upgrades”) in which case Manager shall, to the extent practicable, cause the Technology Systems Upgrades to be integrated into the then existing Initial Technology Systems. The Initial Technology Systems and any Technology Systems Upgrades (collectively, the “Technology Systems”) shall at all times be made available to and constitute the property of Owner regardless of whether made by Manager on behalf of Owner, Owner or an entity controlled by either of them. The Technology Systems shall be used by Manager for the operation and management of the Managed Properties in accordance with this Agreement and Owner shall license the Technology Systems to Manager or an Affiliate of Manager designated by Manager on a royalty free basis for such purpose and certain additional purposes pursuant to a separate license agreement in the form annexed hereto as Exhibit “G” (the “Technology Systems License”), and pursuant to which Manager and/or an Affiliate of Manager shall have the right to use the Technology Systems at Other Manager Properties. The Technology Systems License shall not be assigned, pledged or encumbered, or sub-licensed by Manager or its Affiliate, as applicable, and the Technology Systems License shall not extend to any improvements, modifications, enhancements, upgrades, derivative works or additions made to the Technology Systems after the Termination of this Agreement; provided, however, that if such improvements, modifications, enhancements, upgrade, derivative works or additions would have the effect of precluding Manager’s ability to continue using the Technology Systems as they existed at Termination, then Manager shall have a license, on the same terms and conditions as the Technology Systems License, to use any such improvements, modifications, upgrades, derivative works or additions that are necessary for such continued use of the Technology Systems as they existed at Termination. Manager shall have no right, title or interest in or to the Technology Systems except for use rights as aforesaid or more specifically granted under the Technology Systems License. Manager acknowledges and agrees that the Technology Systems shall be treated in all respects as proprietary information of Owner to be used by Manager for no purpose other those described in this Section 6.1 or as otherwise permitted under the Technology Systems License and that the Technology Systems and any Business Information embedded in the Technology Systems are subject to the provisions of Section 17.20 herein. To the extent that any rights in any of the Technology Systems are deemed to accrue to Manager, Manager hereby irrevocably and automatically assigns and transfers to Owner any and all such rights at such time as they may be deemed to accrue. Manager shall not contest the rights of Owner or its Affiliates in respect of the Technology Systems. The parties hereto expressly agree that, to the fullest extent allowed by law, any copyrightable material contained in the Technology Systems developed by Manager shall be considered a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act, as amended, but, if any such works are not considered “works made for hire” for any purpose, then they are deemed automatically covered by the assignment provisions set forth in this Section 6.1.
6.2    Intellectual Property.
(a)    Owner represents that it is the owner of and has the exclusive rights to certain Intellectual Property (including all Intellectual Property previously owned by Station Casinos, Inc., or its affiliates and used exclusively in the operation of the Managed Properties but excluding, in each case, Intellectual Property constituting Licensed IP) (collectively, the “Initial

Owned IP”). Owner also is the owner of and has the exclusive right to use any and all Intellectual Property containing or derived from the Initial Owned IP (collectively, the “Owned IP Upgrades” and together with the Initial Owned IP, hereinafter referred to as the (the “Owned IP”), whether developed by Owner or Manager in connection with its performance of its duties hereunder. The Parties acknowledge and agree that Manager may, from time to time, develop and propose certain necessary and desirable Owned IP Upgrades in which case Manager shall, to the extent practicable, cause the Owned IP Upgrades to be integrated into the then existing Owned IP. Manager acknowledges and agrees that Manager shall not acquire any right, title or interest of any kind or nature whatsoever in or to the Initial Owned IP and/or any Owned IP Upgrades or the goodwill associated therewith. To the extent that any rights in any of the Initial Owned IP and/or the Owned IP Upgrades are deemed to accrue to Manager, Manager hereby irrevocably and automatically assigns and transfers to Owner any and all such rights at such time as they may be deemed to accrue. Manager shall not contest the rights of Owner or its Affiliates in respect of the Initial Owned IP or the Owned IP Upgrades. The parties hereto expressly agree that, to the fullest extent allowed by law, any copyrightable material contained in the Owned IP Upgrades developed by Manager shall be considered a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act, as amended, but, if any such works are not considered “works made for hire” for any purpose, then they are deemed automatically covered by the assignment provisions set forth in this Section 6.2.
(b)    Owner is the licensee, pursuant to the IP Holdco Licenses, of a non-exclusive license to: (i) use the trademarks “Station,” “Station Casinos,” “Boarding Pass,” and “Jumbo” and all brands, trade names, service marks, logos and/or certain other intellectual property associated therewith as more particularly described in the Plan (including, without limitation, any improvements, enhancements, upgrades and additions thereto) (the “Licensed Trademarks”); (ii) certain Patents related to player tracking systems (including, without limitation, any improvements, modifications, enhancements, upgrades and derivative works thereto) (the “Licensed Patents”); and (iii) certain Copyrights (including, without limitation, any improvements, modifications, enhancements, upgrades and derivative works thereto) (the “Licensed Copyrights” and, together with the Licensed Trademarks, Licensed Patents and any other Intellectual Property licensed to Owner from Persons other than IP Holdco, the “Licensed IP”). If Owner’s license to use any of the Licensed IP expires or terminates, Manager shall, without limiting the generality of its obligations in clause (vi) of Section 2.2 of this Agreement, use commercially reasonable efforts to cause replacement Licensed IP to be developed and registered to be used in connection with the Managed Properties and develop and implement a marketing plan for the promotion of such new Licensed IP in connection with the Managed Properties.
(c)    Owner shall license the Owned IP and sublicense the Licensed IP to Manager or an Affiliate of Manager designated by Manager on a royalty-free basis, solely for the purpose of operating and managing the Managed Properties, pursuant to a separate license agreement in the form attached hereto as Exhibit “E” (the “IP License”). The IP License shall not be assigned, pledged or encumbered, or sub-licensed by Manager or its Affiliate, as applicable and the IP License shall not extend to any improvements, modifications, enhancements, upgrades, derivative works or additions made to the Licensed IP or Owned IP after the Termination of this Agreement. Manager shall have no right, title or interest in or to the Licensed IP or Owned IP except for use rights as aforesaid or more specifically granted under the IP License. Manager acknowledges and agrees that the Owned IP and the Licensed IP shall be treated in all respects as proprietary information of Owner or its licensor to be used by Manager for no purpose other than the operation and marketing of the Managed Properties except as otherwise permitted under the IP License and shall be subject to the provisions of Section 17.20. Manager further acknowledges and agrees that Owner and its Subsidiaries have the right to control the quality of the goods and services offered under the Trademarks owned by them and the manner in which such Trademarks are used in order to maintain the validity and enforceability and its ownership of such Trademarks.
(d)    Manager acknowledges and agrees that all confidential or non-public Owner IP and the Licensed IP shall be treated in all respects as proprietary information of Owner to be subject to Section 17.20 herein and to be used by Manager for no purpose other than the operation and marketing of the Managed Properties.
(e)    Owner acknowledges and agrees that Manager may, at Manager’s sole cost and expense and solely in connection with its permitted management and operation of properties other than the Properties, create Intellectual Property that is separate from, and not used in connection with, any or all of the Properties (together with any improvements, enhancements, upgrades and additions thereto, the “Manager IP”). The Manager IP shall be Manager’s exclusive property and not the property of Owner. Owner shall not contest, dispute or challenge Manager’s right, title and interest in and to any Manager IP. In the event that the Manager IP may be used or useful in connection with the operation of the Managed Properties, Manager or the applicable Fertitta Controlled Affiliate hereby grants Owner a perpetual, royalty-free license permitting the use of the applicable Manager IP for use in connection with the ownership and operation of the Properties or any of the Combined Properties, provided that (i) in the event of a Termination, such license shall terminate as to any thereafter arising Manager IP; and (ii) Owner shall have no right to sub-license such Manager IP to third-parties for any purpose other than a replacement manager subject to the same restrictions on use required of Owner under this Section 6.2(e).
(f)    In addition to the foregoing duties, and without limiting any of Manager’s duties set forth in the IP License, Manager shall, subject to the availability of funds pursuant to the Approved Annual Plan and Operating Budget, be responsible for the performance of the following services related to the ongoing maintenance of the Intellectual Property:
(1)    using commercially reasonable efforts to search, screen and clear any Intellectual Property developed by Manager to assess the risk of potential infringement;
(2)    using commercially reasonable efforts to file, prosecute and maintain applications and registrations for any Intellectual Property in Owner’s name (including, without limitation, timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, applications to register after-arising Trademarks, timely payment of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences or other office or examiner requests or requirements);
(3)    using commercially reasonable efforts to monitor third-party use and registration of Intellectual Property and taking appropriate actions to oppose or contest the use and any application or registration for Intellectual Property that could reasonably be expected to infringe, dilute or otherwise violate such Intellectual Property or Owner’s rights therein;

(4)    confirming Owner’s legal title in and to the Intellectual Property, including using commercially reasonable efforts to obtain written assignments of Intellectual Property to such Owner and, if applicable, record transfers of title in the appropriate Intellectual Property registry;
(5)    with respect to Owner’s rights and obligations with respect to any Intellectual Property licensed to third parties, using commercially reasonable efforts to monitor the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering approvals (or disapprovals) that are required under the applicable license agreement(s), and ensuring that any use of such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement and is in compliance with all applicable laws and the requirements of the IP Holdco Licenses;
(6)    with respect to any Licensed IP, using commercially reasonable efforts to ensure that Owner’s use of such Licensed IP does not violate the terms of the applicable license agreements; and
(7)    using commercially reasonable efforts to protect, police, and, in the event that Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Intellectual Property, or any portion thereof, enforce such Intellectual Property, including, (i) preparing and responding to and further prosecuting cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the Intellectual Property, and seeking all appropriate monetary and equitable remedies in connection therewith; provided that, subject to Owner’s rights in Section 2.3 and 2.6, Owner shall, and hereby agrees to, join as a party to any such suits, at Owner’s expense, to the extent necessary to maintain standing.
6.3    Customer Database and Business Information. Without limiting Section 6.1 and Section 6.2, the Parties hereby acknowledge and agree to the following:
(a)    Owner owns and/or co-owns certain customer and player databases together with (i) any and all information obtained or collected by Manager at the Managed Properties from guests or customers of each Managed Property; (ii) all related proprietary hardware and software; and (iii) any necessary and desirable improvements, enhancements, modifications, upgrades, derivative works and additions thereto regardless of whether made by Manager on behalf of Owner, Owner or an entity controlled by either of them (collectively, the “Customer Databases”). The Customer Databases shall at all times be made available to and constitute the exclusive property of Owner. The Customer Databases shall be used by Manager solely for the operation and marketing of the Properties in accordance with this Agreement and applicable Gaming Laws. Manager shall maintain and regularly update in electronic form for Owner as part of the books and records of each of the Managed Properties, on a per-Property basis, the Customer Databases with customer and guest profiles, contact information including any such information relating specifically to such guest’s stay at the applicable Managed Property that Manager tracks from such guest’s folio (including, to the extent reasonably available, guest name, address, telephone numbers, email address, frequency of visit to the applicable Properties, room type, room rate, amenities and/or in-room services purchased, restaurant, nightclub or other entertainment reservations and spa appointments, as applicable), Gaming or device play and other customer histories, preferences and other information necessary or desirable for the operation of the Properties, in each instance, whether initially available on the Effective Date or thereafter obtained by Manager or Owner. Any new customers or guests that are identified by Manager as participating in Gaming at the Properties shall be added to the Customer Database by Manager so that the Customer Database includes a reasonably current and complete list of all customers and guests for each of the Properties. Manager shall have no right, title or interest in or to the Customer Databases (except a non-exclusive right to use the same, solely as necessary to perform its duties, obligations and responsibilities under this Agreement) and the Customer Databases shall not be included in the Technology Systems License to Manager. Manager covenants that the Customer Databases shall be treated in all respects as proprietary information of Owner to be used by Manager during the Term only and for no purpose other than the operation and management of the Properties and shall be subject to Section 17.20 herein.
(b)    Owner owns the Business Information and such Business Information, to the extent obtained by Manager on Owner’s behalf, shall at all times be made available to and constitute the exclusive property of Owner. Manager shall have no right, title or interest in or to the Business Information (except a non-exclusive right to use the same, solely as necessary to perform its duties, obligations and responsibilities under this Agreement) and the Business Information shall not be included in the Technology Systems License to Manager. All Business Information shall be held by Manager as property of Owner and any reports, records or other information developed by Manager utilizing the Technology Systems shall similarly be deemed the exclusive property of Owner and not Manager and be deliverable to Owner in electronically readable format upon Owner’s request.
(c)    All Business Information and the information contained in the Customer Databases or Technology Systems is subject to Section 17.20 herein. Without limiting the foregoing, Manager agrees that it may not: (i) resell or transfer such information for any reason and may not use, share, or store the foregoing in any commercial manner or for any other purpose, except as necessary to perform its duties, obligations and responsibilities under this Agreement; (ii) make any unauthorized copies of any proprietary or Confidential Information; or (iii) destroy or cause the destruction of any proprietary or Confidential Information. Manager shall have no right, title or interest in or to the Business Information (except for the Standard Management Programs and Procedures) or the Customer Databases. Manager acknowledges and agrees that the Business Information and the Customer Databases shall be treated in all respects as proprietary information of Owner subject to Section 17.20 herein and will be used by Manager for no purpose other than the operation and management of the Properties. Manager acknowledges and agrees that its use of Business Information, including, without limitation, information in the Customer Database and personnel records, shall be subject to the privacy policies and commitments applicable to Properties and applicable Legal Requirements.
(d)    Standard Management Programs and Procedures shall constitute the joint property of Owner, on the one hand, and Manager or a Fertitta Controlled Affiliate, as applicable, on the other hand, and may be used by such parties as they see fit, subject to Section 17.20 herein with respect to disclosure to other Persons, without an accounting to the other party. FE Proprietary Management Programs and Procedures shall constitute the sole property of Manager or a Fertitta Controlled Affiliate. Notwithstanding the foregoing, Manager hereby grants Owner a perpetual, royalty-free license for Owner to use and exploit all FE Proprietary Management Programs and Procedures at one or more of the Managed Properties during the Term of this Agreement and following Termination; provided, however, that (i) upon the conclusion of the Transition Period, such license shall terminate solely as to any thereafter arising FE Proprietary Management Programs and Procedures; (ii) Owner shall only be allowed to use such FE Proprietary Management Programs and Procedures in connection with the operation of the Managed Properties or other properties owned by Owner or its Subsidiaries, (iii) Owner shall have no rights to sub-license such FE Proprietary Management Programs and Procedures to third-parties for any purpose other than to a replacement manager for purposes of operating the properties described in the preceding cause (ii), and (iv) any replacement manager’s rights to use the FE Proprietary Management Programs and Procedures shall be limited to the specific rights and uses set forth in the preceding clauses (i) through (iii).
6.4    Administration and Management of IP Holdco. To the extent that any Licensed IP is owned by IP Holdco (such Licensed IP, the “Subsidiary-Owned IP”), Manager shall perform, in accordance with and subject to Section 2.3 and Section 2.6 herein, for the benefit of IP Holdco, all duties and observe all obligations with respect to such Subsidiary-Owned IP that Manager would be obligated to perform under this Article VI for the benefit of Owner if such Subsidiary-Owned IP were Owned IP (including, without limitation, the duties to maintain the registration and policing of such Subsidiary-Owned IP to the same extent as if Owner owned such Licensed IP), and IP Holdco shall be a third-party beneficiary hereof solely for such purposes. Manager hereby acknowledges that it has no right, title or interest in or to the Subsidiary-Owned IP and any confidential or non-public Subsidiary-Owned IP shall be treated in all respects as proprietary information of IP Holdco consistent with Manager’s obligations in respect of the Owned IP and Licensed IP generally. In addition to the foregoing, Manager shall, at the sole cost and expense of Owner, to the extent funds are provided for such purpose, and to the extent Owner has any of the following rights or duties, be responsible for the following actions of Owner, on Owner’s behalf with respect to IP Holdco:
(a)    selecting and appointing any managers or directors required to be appointed under, and in accordance with the requirements of, IP Holdco’s organizational documents;
(b)    negotiating on behalf of, and performing IP Holdco’s obligations as licensor under, each of the license agreements to which it is a party as licensor (including, without limitation, any reporting obligations);
(c)    exercising IP Holdco’s rights under such license agreements (including, without limitation, in connection with any termination of such license agreements);
(d)    maintaining proper books of account and complete records of all transactions undertaken or performed by or on behalf of IP Holdco as well as all other books and records required to be maintained by IP Holdco under applicable law or the license agreements to which it is a party (including financial statements), cooperating in all audits of IP Holdco, and providing access to such books and records on behalf of Owner to any third parties to the extent required under the Loan Documents or any documents to which IP Holdco is a party;

(e)    preparing, or causing its third-party tax advisors to prepare, any tax returns or tax reporting statements of IP Holdco required under applicable law;
(f)    convening meetings of IP Holdco’s beneficial interest holders and or directors, from time to time, as may be required under the laws of State of Nevada or IP Holdco’s organizational documents and to prepare, circulate and publish the agenda for any such meetings and any papers to be considered at such meetings;
(g)    generally attending to all routine matters touching or concerning the affairs of IP Holdco including the making and keeping of all returns and records required to be made and kept under IP Holdco’s organizational documents to the extent not maintained by the owner trustee on its behalf;
(h)    providing facilities for the safekeeping of all documents, securities and other valuable instruments and taking due care of all such documents, securities and other valuable instruments;
(i)    dealing with and replying to all correspondence and other communications directed to IP Holdco;
(j)    causing IP Holdco to (i) keep in full effect its existence, rights and franchises as a Nevada limited liability company; and (ii) observe and comply in all material respects with (1) all laws applicable to it, and (2) all requisite and appropriate organizational and other formalities in the management of its business and affairs and the conduct of the transactions contemplated thereby (including, without limitation, arranging for the payment of all franchise taxes and doing business taxes as may be required to be paid by IP Holdco under applicable law), and taking all other steps as are necessary to maintain IP Holdco in good standing under the laws of the State of Nevada;
(k)    ensuring that IP Holdco is operated in accordance with all provisions designed to maintain its separate existence from Owner and Owner’s other Affiliates and refraining from taking any actions that would cause IP Holdco to engage in any business other than that permitted under its organizational documents;
(l)    keeping confidential all Confidential Information relating to the business of IP Holdco and not disclosing any of the aforesaid without the prior consent of IP Holdco and Owner unless Manager shall be required so to disclose pursuant to any law or regulation; and
(m)    taking any and all ancillary actions as may be necessary to effect the foregoing obligations of Manager for the benefit of IP Holdco;
provided, however, notwithstanding the foregoing, (i) Manager’s rights remain subject to all of the terms, conditions and limitations set forth in this Agreement, (ii) Manager and Owner hereby agree that Manager’s right to implement any decision or recommendation shall expressly remain subject to Owner’s prior written approval, and (iii) Owner may revoke any one or more of the rights granted to Manager pursuant to this Section 6.4; provided, however, that Owner shall not revoke Manager’s rights granted herein to such a degree that Manager is unable to perform its duties as described herein in accordance with the Operating Standard.

ARTICLE VII
7.1    Routine Repairs and Maintenance. Each year, as part of the Annual Plan and Operating Budget delivered to Owner, Manager shall propose and prepare a budget for expected and reasonably necessary Routine Repairs and Maintenance. In conjunction therewith and subject at all times to this Agreement and the limitations set forth in the Approved Annual Plan and Operating Budget, Manager shall use its commercially reasonable efforts to make all such Routine Repairs and Maintenance, and except as otherwise limited under Section 2.3 (including, without limitation, the delivery to Owner of plans and specifications, if any are required or contemplated, prior to the commencement of any material Routine Repairs and Maintenance that require material Capital Expenditures), Manager is authorized to make and enter into in the name of, and for the account of, Owner, all such contracts and agreements as in Manager’s opinion are reasonably necessary (and prudent to enter into for such applicable Fiscal Year) for the repair and maintenance of the Managed Properties. The cost of such Routine Repairs and Maintenance shall be paid from Gross Revenues. The cost of Capital Improvements and Replacements (other than as described in this Section 7.1), either to the Managed Properties or their Furniture, Fixtures and Equipment, shall be paid for in the manner described in Section 7.2.
7.2    Capital Improvements; Reserve Funds.
(a)    Each year, as part of the Annual Plan and Operating Budget delivered to Owner, Manager shall propose and prepare a budget for expected and reasonably necessary Capital Improvements and Replacements (if any are required or contemplated, including the design and specifics thereof). If Owner approves such Capital Improvements and Replacements (including a budget therefor), Manager shall use its commercially reasonable efforts to make all such Capital Improvements and Replacements to the extent reasonably required or prudent in such applicable year and, in furtherance thereof but subject to Section 7.2(c) below, Manager is authorized to make and enter into in the name of, and for the account of, Owner, all such contracts and agreements as in Manager’s opinion are reasonably necessary for approved Capital Improvements and Replacements. All such Capital Improvements and Replacements approved by Owner shall, to the extent reasonably feasible, be made in a manner that does not unreasonably interfere with Manager’s operation of the Managed Properties in compliance with the Operating Standards and which will minimize any adverse impact on the normal operation of the Managed Properties.
(b)    Manager shall establish a Reserve Fund for each Managed Property to fund Capital Improvements and Replacements for such Managed Property. During the Term, Manager shall, to the extent funds are available following the disbursement of funds in accordance with the Disbursement Priority Schedule set forth on Exhibit “D”, set aside concurrently with the delivery of the Interim Statement with respect to any Fiscal Month an amount equal to three percent (3%) of Gross Revenues for each such Fiscal Month for each Managed Property, which amounts shall be deposited into the Reserve Fund for each Managed Property (excluding, however, any Undeveloped Property) and spent only in accordance with the Approved Annual Plan and Operating Budget. In the event there is a balance in the Reserve Fund at the end of any Fiscal Year, such balance shall be carried over to the next Fiscal Year; provided that the Reserve Fund shall not exceed six percent (6%) of Gross Revenue for the immediately preceding twelve (12)

Fiscal Months (the “Reserve Cap”) and Manager shall not deposit or otherwise withhold any amounts in excess of the Reserve Cap for the respective Managed Property’s Reserve Fund. Notwithstanding the foregoing, this Section 7.2(b) shall be waived and Manager shall not deposit or otherwise withhold any amounts as a Reserve Fund so long as (x) the Credit Agreement remains outstanding and the combination of unrestricted cash and the undrawn amount of revolving loans that may be borrowed under the Credit Agreement are not less than the amounts required for the Capital Improvements and Replacements projected to be spent in the next Fiscal Month as set forth in the Approved Annual Plan and Operating Budget so long as there are no uncured defaults or events of default thereunder continuing under the Credit Agreement (or that would be caused by the incurrence of such indebtedness and the application of the proceeds of such borrowings for the purchase of Capital Improvements and Replacements), or (y) Manager otherwise has unrestricted funds and/or the ability to borrow under lines of credit readily accessible to Owner (under which there are no uncured defaults or events of default thereunder continuing, or that would be caused by the incurrence of such indebtedness and the application of the proceeds of such borrowings for the purchase of Capital Improvements and Replacements), in an amount equal to or greater than the difference between the current amounts held in the Reserve Fund and the amount that would have otherwise been required to be held in the Reserve Fund pursuant to this Section 7.2(b) (e.g., three percent (3%) of Gross Revenue for the immediately preceding twelve (12) Fiscal Months, as may be increased to an aggregate maximum of the Reserve Cap in accordance with this Section 7.2(b)). For avoidance of doubt, the Reserve Funds shall be in addition to and not in lieu of the Working Capital Requirements required under Section 4.1. So long as amounts remain outstanding under the Credit Agreement and the commitments thereunder have not been terminated, Manager shall cause the Reserve Fund to be subject to a control agreement in accordance with the requirements of the Credit Agreement.
(c)    Any expenditures for Capital Improvements and Replacements during any Fiscal Year which have been budgeted in the Approved Annual Plan and Operating Budget or otherwise approved by Owner in writing may be made by Manager without additional Owner approval, subject to the applicable limitations set forth in Section 2.3 (including, without limitation, the delivery to Owner of plans and specifications prior to the commencement of any Capital Improvements and Replacements that require material Capital Expenditures), and, to the extent funds are available, such payments shall be made by Manager from the Reserve Funds; provided that Owner shall have the right to approve the plans and/or specifications (if any are required or contemplated), vendors and vendor contracts to be used with respect to the Capital Improvements and Replacements that require material Capital Expenditures.
(d)    To the extent the Reserve Funds are insufficient at a particular time, or to the extent the Reserve Funds plus anticipated contributions for the existing Fiscal Year is less than the amount required by the Approved Annual Plan and Operating Budget for the ensuing Fiscal Year, then additional expenditures shall be subject to the prior written approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion) and, if such expenditures are approved, Owner shall determine the source of funds for such Capital Improvements and Replacements.
(e)    Manager shall not be separately compensated for any technical services in connection with supervising, consulting and/or completing any Capital Improvements and Replacements at the Managed Properties and Manager shall provide such services, if applicable, as part of Manager’s services hereunder (it being the intent of the parties that the Management Fees are intended to cover any such technical services); provided, however, Manager’s duties hereunder shall not extend to architectural planning, construction management and similar technical services for capital improvements for new buildings, expansions to existing buildings or any major renovations to accomplish a comprehensive repositioning of a Managed Property that has been approved by Owner.
7.3    Liens. Owner and Manager shall use their respective commercially reasonable efforts to prevent any liens from being filed against the Managed Properties as the result of any maintenance, repairs, alterations, improvements, renewals or replacements in, to or of the Managed Properties. Both Parties shall cooperate fully in obtaining the release of any such liens.
ARTICLE VIII
BOOKS AND RECORDS; BANK ACCOUNTS; ANNUAL PLAN AND OPERATING BUDGET
8.1    Books and Records.
(a)    On or before the twenty-fifth (25th) day of each Fiscal Month during the Term, Manager shall prepare and deliver to Owner (and Owner’s lender, if requested by Owner) the following statements for each Managed Property (or such different statements and at such different times as may be required by (i) Owner’s lender all as set forth in Loan Documents copies of which are from time to time delivered by Owner to Manager; and/or (ii) the Manager Allocation Agreement)(collectively, the “Interim Statements”):
(1)    a profit and loss statement in reasonable detail showing the results of operations of the respective Managed Property for such immediately preceding Fiscal Month and for the portion of the Fiscal Year to date;
(2)    a variance report showing any variances (including any Permitted Variance and/or Promotional Variance) that have occurred or that are anticipated between the applicable Approved Annual Plan and Operating Budgets and each Managed Property’s actual results;
(3)    the balance of all Bank Accounts and the Owner Account; and
(4)    a reasonably detailed statement of all complimentary hotel accommodations, food, beverage, merchandise, chips, tokens, entertainment provided and/or other similar services provided to guests or patrons for promotional purposes at the Managed Properties.
(b)    Within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of each Fiscal Year) beginning with the Fiscal Quarter ended immediately after the Effective Date, Manager shall prepare (or cause to be prepared) and deliver to Owner (and Owner’s lender, if requested by the administrative agent), a consolidated balance sheet of Station Casinos LLC and the related (i) consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended setting forth in each case in comparative form (A) the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and (B) comparisons to the

Approved Annual Plan and Operating Budget for such Fiscal Quarter and the portion of the Fiscal Year then ended, for the elapsed portion of the Fiscal Year then ended, all in reasonable detail; (ii) consolidated statements of cash flows for the portion of the Fiscal Year then ended; and (iii) all such other information required to be prepared and delivered on a Fiscal Quarter basis under the Manager Allocation Agreement(the “Quarterly Statements”). The Quarterly Statements shall be prepared in accordance with GAAP and also include a computation of Gross Revenue, EBITDA, the Base Management Fee and Incentive Management Fee for each Fiscal Month of such preceding Fiscal Quarter and the Fiscal Year to date and an itemization of Emergency Expenditures and Reimbursable Expense incurred during the Fiscal Quarter in question, if any.
(c)    Within one hundred twenty (120) days after the end of each Fiscal Year beginning with the Fiscal Year ended December 31, 2011, Manager shall prepare (or cause to be prepared) and deliver to Owner (and Owner’s lender, if requested by the administrative agent) (i) an audited, and consolidated balance sheet of Station Casinos LLC; (ii) the related consolidated statements of income or operations for such Fiscal Year and consolidated statements of cash flows for such Fiscal Year, setting forth in each case in comparative form after the first Full Fiscal Year (A) the figures for the previous Fiscal Year, and (B) comparisons to the Approved Annual Plan and Operating Budget for such Fiscal Year; and (iii) all such other information required to be prepared and delivered on a Fiscal Year basis under the Manager Allocation Agreement (the “Year End Statements”). The Year End Statement shall also include a computation of Gross Revenues, EBITDA, the Base Management Fee, the Incentive Fee and, to the extent such information is available, Indexed EBITDA, in each case for such Fiscal Year.
(d)    At Station Casinos LLC’s election, Manager shall cause an audit of the Year End Statements to be performed by and accompanied by a report and opinion of a “Big Four” accounting firm with expertise in Gaming following the end of each Fiscal Year (and upon termination of this Agreement if not coincident with the end of the Fiscal Year). Owner and Manager shall cooperate with and assist the auditor as necessary in the preparation of the Year End Statements (which auditor shall report directly to the board of directors of Station Casinos LLC).
(e)    The books and records reflecting the operations of the Managed Properties shall be kept by Manager in accordance with (i) GAAP; (ii) the Securities Act of 1933; (iii) the Securities Exchange Act of 1934 and/or any other requirements of the United States Securities and Exchange Commission; (iv) any applicable Gaming Laws; or (v) any other Federal or state agency regulating the sale, registration or other handling of securities and shall be maintained in the Las Vegas, Nevada metropolitan area, provided that, Manager shall also provide Owner, if available, with electronic access to daily “flash” reports or similar financial reports and material operating information reflecting the day-to-day operations of the Managed Properties. Owner and its accounting firms shall have the right to examine and copy the books and records of the Managed Properties on reasonable prior notice to Manager. Manager shall provide the Owner Representative with a copy of such daily rate and occupancy report as it may prepare and deliver to its home office.
(f)    Notwithstanding the foregoing, upon at least thirty (30) days prior written notice from Owner, Manager shall prepare and deliver to Owner (and Owner’s lender, if requested by Owner) any and all additional books, records, financial statements and/or reports in form and substance as required under the Loan Documents.

8.2    Bank Accounts; Disbursement of Funds.
(a)    Subject to the terms and conditions of this Agreement and applicable Gaming Laws, all funds received from operation of the Managed Properties and all sums advanced by Owner for purposes other than Capital Improvements and Replacements shall be deposited in the Operating Bank Accounts. Withdrawals from the Operating Bank Accounts shall be made by representatives of Manager whose signatures have been authorized by both Manager and Owner; provided, however, Manager’s signing authority shall be limited solely to the specified purposes designated in writing by Owner and Manager and, provided further, Owner shall have the right to rescind, from time to time, in its sole and absolute discretion, the representatives holding such signing authority so long as Manager can appoint a replacement representative simultaneously therewith. Manager shall be entitled to maintain at each of the Managed Properties (i) the Cage Cash Minimum Balance; and (ii) reasonable change and petty cash funds in amounts consistent with the Approved Annual Plan and Operating Budget. With respect to each Fiscal Month, Manager shall, on behalf of Owner, disburse funds from the Operating Bank Accounts in the order of priority and to the extent available in accordance with the Disbursement Priority Schedule set forth on Exhibit “D” with any and all amounts remaining in the Operating Bank Accounts following such disbursements being promptly swept to the Owner Account.
(b)    All payments made by Manager hereunder shall be made from authorized Bank Accounts or petty cash funds. Manager shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Owner’s account without sufficient assurances (as reasonably determined by Manager) that necessary funds for the discharge thereof will be provided by Owner. The Management Fees, Reimbursable Expenses and/or other amounts payable by Owner to Manager under this Agreement shall be promptly paid by Owner to the extent funds are not available for that purpose from the operation of the Managed Properties.
8.3    Annual Plan and Operating Budget.
(a) Owner and Manager acknowledge and agree to adopt the annual plan and operating budget attached hereto as Schedule “4” as the Approved Annual Plan and Operating Budget for the first Fiscal Year for the Managed Properties. Not fewer than sixty (60) days prior to the commencement of each Full Fiscal Year thereafter (i.e., on or before November 1st of each Fiscal Year), Manager shall submit a proposed Annual Plan and Operating Budget to Owner for Owner’s review and approval. Manager shall use commercially reasonable efforts to base each Annual Plan and Operating Budget upon current and reliable information then available, taking into account the location of the applicable Managed Properties and Manager’s experience in operating other comparable hotels, casinos and resorts. Each proposed Annual Plan and Operating Budget shall include the following:
(1)    Monthly and annual projections of the following: (i) estimated results of operations (including estimated Gross Revenue, Operating Costs and Budgeted EBITDA), together with estimates of total labor costs; projected monthly balance sheets; and estimates of the Management Fees and Reimbursable Expenses; (ii) a description of proposed Routine Repairs and Maintenance to be made during such Fiscal Year pursuant to and in accordance with Section 7.1; (iii) a description of proposed Capital Improvements and

Replacements to be made during such Fiscal Year; (iv) a statement of cash flow and description of Working Capital requirements; and (v) the initial Cage Cash Minimum Balance;
(2)    In accordance with the Manager Allocation Agreement, (i) the proposed allocation of Corporate Overhead and Expenses to the Managed Properties for such Fiscal Year; and (ii) with respect to the Annual Plan and Operating Budget for the 2011 Fiscal Year, the Initial Gross Revenues Budget and Initial Corporate Overhead Budget, excluding bonuses payable to Employees and employees of Manager (and/or Fertitta Entertainment and/or its Subsidiaries), for the first Full Fiscal Year;
(3)    The proposed Promotional Allowance; and
(4)    Any other items required to be included in the Annual Plan and Operating Budget pursuant to the terms and conditions of this Agreement and such other materials reasonably requested by Owner, from time to time. The requirements of this Section 8.3(a) shall be deemed by Owner to be fully and timely performed by Manager hereunder for all purposes if (i) FE Propco Management LLC, a Delaware limited liability company (“Propco Manager”), timely performs its obligations to Station Casinos LLC, (“Propco Owner”) pursuant to Section 8.3(a) of the Propco Management Agreement and (ii) such reporting by Propco Manager under Section 8.3(a) of the Propco Management Agreement includes or incorporates such information with respect to the Managed Properties as otherwise would have been provided by Manager pursuant to this Section 8.3(a).
(b)    Manager shall make its representatives available during normal business hours to meet with Owner, from time to time, at Owner’s reasonable prior written request made no later than ten (10) Business Days prior to the proposal meeting date to review and discuss the proposed Annual Plan and Operating Budget. Owner shall have the right to approve or disapprove the proposed Annual Plan and Operating Budget (including, without limitation, each and every line item or the amount thereof contained therein), and/or to direct Manager to make whatever changes thereto Owner elects, in Owner’s sole and absolute discretion; provided, however, notwithstanding anything to the contrary contained herein, subject further to Manager’s rights to make expenditures pursuant to and in accordance with Sections 8.4 and 8.5 below, Owner shall not withhold its approval with respect to: (i) Manager’s reasonable projections of Gross Revenues or the components thereof; and (ii) subject to Manager’s obligation to use commercially reasonable efforts to estimate and include all such amounts in the applicable Annual Plan and Operating Budget, Impositions, reservation fees, utilities, insurance premiums, license and permit fees as well as amounts necessary to fund the cost and expense of food safety, life safety, and compliance with Gaming Laws; provided, further, in the event Owner does not approve in writing any specific item or items or the amounts thereof referenced in clause (ii) immediately above set forth in the Annual Plan and Operating Budget and the Parties are unable to resolve such monetary dispute prior to the commencement of the Fiscal Year in question, either Manager or Owner may submit the same for resolution as set forth in Section 17.16(c) below and pending the same, the specific item or items of expense (not revenue) shall be suspended and replaced for the Fiscal Year in question by an amount equal to the lesser of (1) that proposed by Manager for such Fiscal Year or (2) such budget items as set forth in the immediately prior Approved Annual Plan and Operating Budget (subject to escalation per item by the percentage increase in the CPI over the twelve (12) Fiscal Month period immediately preceding the start of the Fiscal Year in question). In the event that Owner shall approve or disapprove, and/or direct Manager to make whatever changes to the proposed Annual Plan and Operating Budget (including, without limitation, each and every line item or the amount thereof contained therein) in Owner’s sole and absolute discretion, Manager shall revise such Annual Plan and Operating Budget in accordance therewith and resubmit the same to Owner for approval and, other than the limitations on Owner’s approval rights referenced in clauses (i) and (ii) above, Manager shall have no right to object thereto except that Owner shall not have the right to disapprove, and/or direct Manager to make changes thereto, that would effectively prevent Manager from operating any one or more of the Managed Properties (for example, Owner shall have the right to disapprove and/or direct Manager to make changes to the security payroll line item in Owner’s sole and absolute discretion but Owner shall not have the right to disapprove the payroll line item in its entirety or to make such other changes that would prevent Manager from employing a sufficient number of security personnel that are necessary to ensure public safety, to monitor Gaming operations in an effort to prevent theft and fraud, and to comply with all Legal Requirements, (subject to Owner’s right to contest any Legal Requirement as permitted pursuant to and in accordance with Section 2.11), or if the failure of Owner to approve a security payroll line item in the amount thereof would necessitate a closing of a Managed Property and effectively prevent Manager from operating such Managed Property) and, in any such event, Manager shall have the right to dispute such disapproval or such changes as Owner may direct Manager to make and submit the same for resolution as set forth in Section 17.16(c) below.
(c)    Owner acknowledges that the projections contained in the Approved Annual Plan and Operating Budget for any particular Fiscal Year may be affected by changes in financial, economic, market, competitive, labor, natural and other conditions and circumstances beyond Manager’s control. If, by reason of any of such changes, Manager determines that, in its reasonable judgment, (i) amounts set forth in the Approved Annual Plan and Operating Budget are not sufficient to satisfy the Operating Standards or otherwise permit Manager to perform its responsibilities in the manner required hereunder, Manager shall notify Owner with respect to such deficiencies (accompanied by a narrative summary detailing the reasons for the request for additional funds) and propose revisions to the Approved Annual Plan and Operating Budget for Owner’s approval; or (ii) that a major renovation of one or more of the Managed Properties is required, which renovation is not contained in the Approved Annual Plan and Operating Budget and is not otherwise permitted under this Section 8.3, Manager shall notify Owner with respect to such major renovation (accompanied by a narrative summary detailing the reasons for such major renovation) and propose revisions to the Approved Annual Plan and Operating Budget for Owner’s approval (each an “Discretionary Amendment”). If Owner fails to approve any Discretionary Amendment within thirty (30) days after the date of such submission, the Managed Properties shall continue to be operated in accordance with the then-current Approved Annual Plan and Operating Budget; provided, however, Owner’s approval shall be subject to the same standards and limitations as set forth herein with respect to the initial Annual Plan and Operating Budget for such Fiscal Year and, further, Owner shall not unreasonably withhold its approval with respect to variable changes in line items of expense (unless otherwise required under this Agreement) which are related to and necessitated by changes in the projected occupancy rate (a “Variable Expense”), provided that such Variable Expense may be increased or decreased to the extent such increases or decreases are warranted and the re-projected occupancy rate of the applicable Managed Property (to which such allocation is sought) for any Full Fiscal Year exceeds or falls below the projected occupancy and Gross Revenue (for avoidance of doubt, the Variable

Expenses shall not automatically increase proportionately with increases in occupancy rate or Gross Revenues but shall only increase to the extent such increases in occupancy rate reasonably require greater expenditures with respect to the line item in question; for example, an increase in occupancy rate will require greater and perhaps proportionate expenditures for housekeeping but will not require greater expenditures for the General Manager) and, in any such event, Manager shall have the right to dispute such disapproval or such changes as Owner may direct Manager to make and submit the same for resolution as set forth in Section 17.16(c) below. If Owner approves any such Discretionary Amendment, the Annual Plan and Operating Budget, as amended and approved pursuant to the Discretionary Amendment, shall be the Approved Annual Plan and Operating Budget for the remainder of the Fiscal Year to which the Approved Annual Plan and Operating Budget, as amended by the Discretionary Amendment, relates; provided, however, such amended and restated Approved Annual Plan and Operating Budget shall neither result in a change to the Budgeted EBITDA set forth in the initial Approved Annual Plan and Operating Budget for such Fiscal Year nor Manager’s obligations to meet the Performance Test pursuant to the thresholds set forth in the initial Approved Annual Plan and Operating Budget for such Fiscal Year.
(d)    Other than those disputes with respect to which Manager shall have the right to submit the same for resolution under Section 17.16(c) as expressly set forth in paragraph (b) or (c) above, no proposed Annual Plan and Operating Budget or any proposed Discretionary Amendment shall be subject to dispute nor subject to arbitration under Section 17.16; provided, however, if (i) in any Fiscal Year, Owner disapproves of the proposed Annual Plan and Operating Budget or any Discretionary Amendment thereto prepared by Manager in accordance with Sections 8.3(a) or (c), as applicable, with expenditures at levels reasonably required in order to comply with the Operating Standards; and (ii) Manager can reasonably demonstrate that Owner’s refusal to approve such proposed Annual Plan and Operating Budget and/or Discretionary Amendment will have an adverse effect on the Operating Standards for such Fiscal Year, then Manager shall not be in breach of those Operating Standards for such Fiscal Year (but Manager shall not be relieved from the performance of Manager’s services duties and responsibilities under this Agreement and the Performance Test shall be equitably adjusted in accordance with Section 3.2) to the extent Manager was effectively prevented from complying with such Operating Standards as a result of differences between those expenditures in the proposed Annual Plan and Operating Budget and/or Discretionary Amendment and those permitted under the Approved Annual Plan and Operating Budget. Notwithstanding the foregoing, under no circumstances shall Manager be relieved from its obligations to maintain the Operating Standards in any Fiscal Year on account of amounts budgeted for Capital Improvements if Owner approves an Annual Plan and Operating Budget providing for at least five percent (5%) of Gross Revenues to be made available for Capital Improvements in the Approved Annual Plan and Operating Budget. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY SET FORTH HEREIN, OTHER THAN (A) THOSE ITEMS FOR WHICH OWNER IS EXPRESSLY PROHIBITED FROM WITHHOLDING ITS APPROVAL OVER PURSUANT TO SECTION 8.3(b) ABOVE; (B) MANAGER’S RIGHTS TO REIMBURSABLE EXPENSES PURSUANT TO SECTION 8.2(b); (C) EMERGENCY EXPENDITURES AS PERMITTED UNDER SECTION 8.4; (D) EXPENDITURES REQUIRED TO COMPLY WITH LEGAL REQUIREMENTS AS PERMITTED UNDER SECTION 8.5; AND/OR (E) OWNER’S OBLIGATIONS TO FUND WORKING CAPITAL SHORTFALLS UNDER SECTION 4.1, OWNER SHALL HAVE NO OBLIGATION TO ADVANCE OR APPROVE ANY

ADDITIONAL FUNDS FOR THE OPERATION, MANAGEMENT AND MAINTENANCE OF THE MANAGED PROPERTIES AND NOTWITHSTANDING OWNER’S DETERMINATION NOT TO ADVANCE SUCH FUNDS, MANAGER SHALL NEVERTHELESS REMAIN OBLIGATED TO PERFORM ANY AND ALL OBLIGATIONS AND DUTIES SET FORTH HEREIN.
(e)    Manager makes no assurances that the actual performance of the Managed Properties shall correspond to estimates in the Annual Plan and Operating Budget. Manager shall use diligent, commercially reasonable efforts (but without the obligation to incur any additional cost to Manager which is not reimbursable by Owner hereunder) to operate the Managed Properties within the Approved Annual Plan and Operating Budget; provided, however, Manager shall not be required to obtain Owner’s prior approval for additional expenditures which: (i) will cause the total expenses in the Approved Annual Plan and Operating Budget to be exceeded by less than five percent (5%); (ii) will cause the total expenses for an applicable department of the Managed Properties or each category of undistributed expenses to be exceeded by seven percent (7%) of the Approved Annual Plan and Operating Budget for such department or category; or (iii) relate to any category of cost or expense beyond the reasonable control of Manager including, without limitation, utility charges, insurance premiums, license and permit fees, legal judgments and/or taxes which shall be deemed increased to the actual cost levels incurred (provided, however, that items for which variable usage contributes to cost or for which alternative providers, coverage amounts and competitive bidding are available, in each case shall be subject to reasonable objection and cooperation by Owner as to such usage or coverage matters, and any dispute in respect thereof shall be resolved in accordance with Section 17.16(c) below) (each, a “Permitted Variance”). For avoidance of doubt, Manager shall not be in default of Manager’s express obligations to operate in accordance with the Approved Annual Plan and Operating Budget as set forth throughout this Agreement to that extent that Manager in its good faith, reasonable discretion exceeds the Approved Annual Plan and Operating Budget by the Permitted Variance.
(f)    Manager shall use its commercially reasonable efforts to expend funds for Promotional Allowances and otherwise provide complimentary or discount goods and services in an amount not to exceed the amount set forth in the Approved Annual Plan and Operating Budget (excluding any Permitted Variance which the Parties acknowledge shall not apply to Promotional Allowances). In the event Manager believes in good faith that expenses in excess of the Promotional Allowance as provided in any Approved Annual Plan and Operating Budget are reasonably required or advisable to compete effectively with other hotel-casinos similarly to the applicable Managed Property, Manager shall have the right to exceed the approved Promotional Allowance by an amount not to exceed twenty-five percent (25%) for each Fiscal Quarter (“Promotional Variance”); provided, however, Manager shall give notice to Owner of any such Promotional Variance and such Promotional Variances will be subject to review by Owner at the end of the Fiscal Quarter. Any Promotional Variance exceeding twenty-five percent (25%) shall be subject to Owner’s prior written approval in its sole and absolute discretion. For avoidance of doubt, Manager shall not be in default of this Agreement for any Promotional Variance, not exceeding twenty-five percent (25%) and made by Manager in its good faith, reasonable discretion.

8.4    Emergency Expenditures. In the event a condition should exist with respect to a Managed Property of an emergency nature, including structural repairs, which requires that immediate repairs are necessary to protect the health and safety of its guests or Employees (an “Emergency Expenditure”), Manager is authorized to take all steps and to make all Emergency Expenditures reasonably necessary to repair and correct any such condition, whether or not provisions have been made in the applicable Approved Annual Plan and Operating Budget for any such emergency expenditures, up to a maximum of $500,000 for any single emergency. Manager agrees that it shall make such repairs and replacements only after it has made a reasonable attempt (if circumstances permit) to inform Owner of the existence of such emergency, the repairs and replacements it proposes to make, and the estimated amount of expenditures to be incurred. If Manager has been unable to advise Owner in advance, it shall promptly notify Owner after taking any necessary action. Expenditures made by Manager in connection with an emergency shall be paid for first from the Reserve Funds to the extent funds are available, and then from the Operating Bank Accounts.
8.5    Legal Requirements. In the event that repairs to, or additions, changes or corrections in, any of the Properties of any nature shall be required by reason of any purported violation of or change in any Legal Requirements, Manager shall inform Owner of the existence of the applicable Legal Requirement and the repairs, additions, changes or corrections it believes are required to be made and the estimated expenditures to be incurred. Owner shall, in its sole and absolute discretion, determine whether to contest the validity or application of any such Legal Requirements or to make such repairs; provided, however, that Manager shall be authorized and empowered to (i) take all actions it reasonably believes are necessary to comply with applicable Legal Requirements if the failure to so comply might expose Manager to criminal liability or material civil liability; (ii) materially and adversely affect the operation of any one or more of the Properties; or (iii) jeopardize any Nevada Gaming License or any other Gaming license held by Manager or Owner or their respective Affiliates. Manager shall promptly notify Owner in writing of (A) all such orders and notices or requirements that are received by Manager; and (B) any such action taken by Manager pursuant to the preceding sentence. The cost of any expenditures provided for in this Section 8.5 shall be paid for first from the Reserve Funds or the Operating Bank Accounts and, if sufficient funds are not available, Manager shall request such necessary amounts from Owner.
8.6    Consultation. When requested to do so, representatives of Manager and the General Managers shall meet with the Owner Representative to discuss the performance of the Properties and of Manager of its obligations hereunder and Manager’s plans and expectations for the Properties for the remaining Fiscal Year. Upon request by Owner and at Owner’s expense Manager will arrange for necessary personnel to attend meetings of the board of directors of Owner.
ARTICLE IX
POSSESSION AND USE OF PROPERTIES AND RELATED ASSETS
9.1    Owner’s Right to Inspect. Owner, the Owner Representative and/or any existing or prospective lender or their respective accountants, attorneys and agents shall have access to any one or more of the Managed Properties at any and all reasonable times for the purpose of inspecting the Managed Properties, reviewing Manager’s operation of the Managed Properties or showing the Managed Properties to prospective purchasers or mortgagees. Owner, Owner Representative and/or any existing or prospective lender or their respective accountants, attorneys and agents shall not, however, unreasonably interfere with Manager’s exercise of its rights and duties hereunder or otherwise displace or unreasonably interfere with the rights of tenants or guests of the Properties. Manager shall make available to Owner, Owner Representative and/or any equity holders of Owner that are not Affiliates of Manager in a useable manner and format, upon Owner’s request, the Owned IP, the Technology Systems, the Customer Database, and the other books, records, contracts, licenses, permits and any other information or data pertaining to the Managed Properties reasonably requested by Owner (other than information not otherwise owned by Owner or its Affiliates that is subject to a conflicting obligation of confidentiality to a third party, attorney client privilege or is otherwise proprietary in favor of a third party) at any and all times during the regular business hours of Manager.
ARTICLE X
INSURANCE; RESPONSIBILITY FOR CLAIMS
10.1    Insurance Coverages. Subject to the terms and limitations of the Loan Documents, Manager shall procure and maintain, or shall cause another Fertitta Controlled Affiliate or Station Casinos LLC to procure and maintain, at terms and rates and providing the types of coverage reasonably acceptable to Owner, and with insurance companies reasonably acceptable to Owner, the following levels of insurance for each Managed Property, which levels of insurance may be provided by blanket insurance policies covering one or more of the Combined Properties and Manager LV Properties with aggregate limits not less than the amounts set forth below:
(a)    Insurance on each Managed Property and contents against loss or damage by fire, lightning, flood, earthquake (to the extent earthquake coverage is commercially reasonable), terrorism (covering foreign and domestic acts to the extent the same is commercially reasonable), ordinance and law and all other risks covered by the Special Form Property Insurance, and in such amounts and with such deductible limits as are determined by Owner;
(b)    Boiler and machinery and mechanical breakdown coverage providing for loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers installed in the Managed Properties;
(c)    Business interruption insurance against interruptions caused by any occurrence covered by the insurance referred to in Sections 10.1(a) and (b), of a type and in amounts sufficient to cover loss of profits and rent, any mortgage payments, real estate taxes, hazard insurance premiums and adequate cleaning, lighting and maintenance of each of the Managed Properties for a period of at least eighteen (18) months with an extended period of indemnity clause of one hundred and eighty (180) days, and with a waiting period of no more than seven (7) days;
(d)    Workers’ compensation and employer’s liability insurance as required by the Legal Requirements of the state in which the applicable Managed Property is located;
(e)    Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about each of the Managed Properties, and with provisions for liquor liability, with a per occurrence limit for personal injury, death and property damage in an amount which is not less than that generally provided in policies of insurance procured by operators of other hotels/casinos in the county where the applicable Managed Property is located, but in no event less than $1,000,000 per occurrence and $2,000,000 general aggregate;
(f)    Automobile Liability Insurance on all owned, hired and non-owned vehicles used for business at the Managed Properties to a limit of not less than $1,000,000 for any one (1) accident or occurrence;
(g)    Garage keeper’s legal liability insurance for vehicles under the Managed Properties’ and/or employee’s responsibility to a limit of not less than $1,000,000 for any one (1) accident;
(h)    Crime insurance covering (i) robbery, burglary and theft of property belonging to the Managed Properties or any guest, invitee or licensee; (ii) loss of money belonging to the Managed Properties or in transit; and (iii) a fidelity loss sustained by the Managed Properties by reason of any act of fraud or dishonesty on the part of any employee, servant or agent of Owner or Manager for a minimum of $5,000,000 per loss; and
(i)    Umbrella liability insurance coverage to a limit of not less than $100,000,000 which shall provide excess coverage of all underlying insurance required hereunder.
Notwithstanding the foregoing and except for commercial liability insurance under clause (e) above, Owner may, in its reasonable discretion, change (i.e., increase or decrease) the limits of insurance coverage and/or deductibles and/or change the types of coverages set forth clauses (a) through (i) of this Section 10.1 and may reasonably require Manager to carry other additional insurance of the types and in the amounts generally carried on other Comparable Manager Properties or Taverns. Additionally, Manager shall obtain, at Manager’s sole cost and expense, (A) such industry standard professional liability coverage in respect of Manager’s liabilities pursuant to this Agreement (including, without limitation, errors and omissions insurance) that is otherwise generally carried on other comparable facilities in the marketplace and at commercially reasonable terms; and (B) an additional policy or rider for all business interruption insurance against interruptions caused by any occurrence covered by the insurance referred to in Sections 10.1(a) and (b), of a type and in amounts to be determined by Manager in its sole discretion (the “BI Policy/Rider”).
10.2    Coverage. All insurance described herein may be obtained by endorsement or equivalent means under blanket insurance policies covering one or more of the Combined Properties and the Manager LV Properties, and provided further that such blanket policies substantially fulfill the requirements specified in this Article X and shall be issued by reputable companies authorized to do business in the state where the subject Properties are located and rated A-IX or better in the most recent AM Best’s Insurance Guide or otherwise reasonably acceptable to Owner. Upon Owner’s request, Manager shall provide Owner with copies of the policies and procedures for Manager’s blanket insurance policies. Upon Owner’s request, Manager shall also provide Owner with evidence that the terms, conditions and costs of such policies and procedures are comparable to those available from a competitive outside source. Deductible limits shall be provided in the blanket policies covering the properties managed by Manager or the Fertitta Controlled Affiliates, subject to approval by Owner. If Owner does not approve the deductible limits under one or more blanket policies, Manager shall obtain insurance coverage under policies with deductible limits approved by Owner.
10.3    Costs and Expenses. Subject to Owner’s approval, Manager may elect to maintain all or part of the insurance policies required to be maintained under Section 10.1, directly or indirectly through a Fertitta Controlled Affiliate or Station Casinos LLC, under a policy or policies covering one (1) or more of the risks referred to and covering one or more hotel/casino properties in addition to the Properties in which Owner maintains an ownership interest. When insurance coverage is obtained by Manager by endorsement or equivalent means under its or its Affiliates’ blanket insurance policies, the insurance charges shall be fairly allocated among all hotel/casino properties covered by such policies. Any reserves, losses, costs, damages or expenses which are insured, or fall within deductible limits, together with any costs of administration of the insurance program allocated to the Properties by Manager or its Affiliates, shall be treated as a cost of insurance.
10.4    Policies and Endorsements.
(a)    All insurance policies (other than workers’ compensation, fidelity bond and/or Manager’s professional liability coverage which shall be in the name of Manager and name Owner, Owner’s lenders and their appropriate Affiliates as an additional insured), provided under this Article X shall name Manager, Owner, and Owner’s lenders and their appropriate Affiliates as additional insureds and shall name Owner’s lenders as mortgagee and loss payee for building, contents and business interruption insurance (but specifically excluding Manager’s own business interruption insurance). The Party procuring such insurance shall deliver to the other Party certificates of insurance evidencing all policies so procured and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal concurrent with the expiration of such policies. Any losses shall be paid to the insureds as their respective interests may appear. All policies of insurance provided for under this Article X shall have attached thereto an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days’ prior written notice to each named insured. Manager shall provide Owner with evidence of renewal of each policy at least thirty (30) days prior to the expiration thereof.
(b)    Any insurance policy which does not name as an insured Owner, Manager and other parties entitled to be additional insureds or loss payees pursuant to the provisions of this Article X shall provide that the insurance company issuing said policy shall have no rights of subrogation against those parties specified above which are not so named on the policy.
10.5    Responsibility for Claims.
(a)    Except as otherwise expressly provided herein, all debts and liabilities arising in the course of business of the Properties or otherwise in connection with the use, occupancy or operation thereof (including, without limitation, all such liabilities under or with respect to environmental laws, hazards or claims, and all losses relating to property damage, personal injury or death) during the Term are and shall be the obligation of Owner, and Manager shall not be liable or otherwise responsible for any such debts or liabilities by reason of its management, supervision and operation of the Properties during said Term, except and to the extent any such debt or liability arises because of Manager’s Gross Negligence or Willful Misconduct. Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and their respective agents, officers, employees, directors, members, trustees, partners, managers, employees and shareholders and the successors and assigns of each of the foregoing (collectively, the “Owner Indemnitees”), from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial), including, without limitation, reasonable attorneys’ fees and expenses (all of the foregoing being referred to as “Losses”), arising from Manager’s Gross Negligence or Willful Misconduct (excluding, however, any such Losses to the extent of the amounts received pursuant to the insurance required to be maintained in accordance with this Agreement).
(b)    Except as to specific acts or omissions for which Manager has agreed to indemnify Owner in paragraph (a) above, Owner hereby agrees to defend, indemnify and hold harmless Manager and its Affiliates, and their respective agents, officers, employees, directors, members, trustees, partners, managers, employees and shareholders and the successors and assigns of each of the foregoing, from and against any Losses occurring out of or by reason of Manager’s performance of its duties and obligations under this Agreement or otherwise arising in connection with the ownership, use, occupancy or operation of the Properties to the extent arising or occurring after the Commencement Date.
(c)    Except as may be set forth in an subordination agreement with a holder of a Mortgage and as otherwise expressly set forth herein, no Person shall be deemed to be a third-party beneficiary of any term or provision of this Agreement (including, without limitation, the terms and provisions of this Section 10.5), and no Person shall have any rights of subrogation or similar rights under this Section 10.5, other than Affiliates of Owner and Manager, respectively, entitled to indemnification pursuant to the provisions of this Section 10.5. All indemnification obligations under this Agreement and the provisions of this Section 10.5 shall survive the expiration and any termination of this Agreement. Notwithstanding anything to the contrary herein, Owner and Manager acknowledge that Owner’s and Manager’s right, title and interest under this Agreement and all other agreements related hereto shall be and hereby are subject to the valid first priority liens of the administrative agent under the Loan Documents. Notwithstanding anything to the contrary herein, Owner and Manager acknowledge that Owner’s and Manager’s right, title and interest under this Agreement and all other agreements related hereto shall be subject to the valid first priority liens of the administrative agent under the Loan Documents.
ARTICLE XI
TAXES
11.1    Payment of Taxes. Except as otherwise agreed upon by the Parties, during the Term, all taxes, assessments and other fees and charges otherwise qualifying as Operating Costs as defined herein shall be paid by Manager as Operating Costs in accordance with the Disbursement Priority Schedule set forth on Exhibit “D”, before any fine, penalty or interest is added thereto or lien placed upon the Managed Properties or this Agreement, unless contested by Owner pursuant to Section 2.11. Owner shall promptly provide Manager with copies of any evidence of its contest of any tax or assessment and any proceedings related thereto. Manager shall, within the earlier of thirty (30) days after payment or three (3) days following written demand by Owner, furnish

Owner with copies of official tax bills and assessments and evidence of payment or contest and stay thereof.
ARTICLE XII

EMPLOYEES
12.1    Employees.
(a)    All personnel employed at the Managed Properties, including all General Managers of the Managed Properties and the corporate staff of Owner to the extent engaged for the operation of the Managed Properties (collectively, “Employees”), shall at all times be the employees of Owner, and all costs of every kind and nature arising out of the employer-employee relationship (including costs incurred in connection with governmental laws and regulations and insurance rules), shall be a direct expense of each Managed Property or equitably allocated among all Managed Properties, as applicable. The salary (including any bonuses) and employee benefits (including costs of attendance at required Manager training and other meetings) of the Employees shall be reimbursed to Manager by Owner, whether the claim or amount for which such reimbursement is sought arises during or after the Term. Subject to the Approved Annual Plan and Operating Budget and the limitations on Manager’s authority as set forth in this Section 12.1(a) and Sections 2.1, 2.3, 12.1(b) and 12.2, Manager shall have absolute discretion to recruit, hire, promote, supervise, direct, train and terminate all Employees, to fix their compensation, fringe benefits, pension, retirement, bonus and employee benefits plans and collective bargaining agreements, and, generally, to establish and maintain all policies relating to employment. The general hiring policies and the discharge of employees at the Managed Properties shall in all material respects comply with all “Equal Employment Opportunity” laws and regulations, and Manager shall take (or cause to be taken) all reasonably necessary actions to comply with all applicable Legal Requirements with respect to the recruiting, hiring, promoting, training, supervising and terminating Employees on behalf of Owner. Owner may consult, advise or communicate with Manager or the General Manager and or Executive Employees regarding Employees or problems related to Employees at any time, but Owner shall not interfere with or give orders or instructions to any Employees.
(b)    Manager shall be required to obtain Owner’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) with respect to the hiring, terminating, and replacement of the General Manager for both the hotel and casino components of each Managed Property, as applicable, and all other Executive Employees. Prior to appointing any General Manager or Executive Employee, Manager shall inform Owner of its recommended candidate for any prospective General Manager or Executive Employee position and provide Owner with a written summary of such individual’s professional experience and qualifications and shall offer Owner the opportunity to interview the candidate at one of the Managed Properties or another mutually acceptable location. In the event Owner fails to approve or disapprove any such candidate within fifteen (15) days after Owner’s receipt of a resume or written summary of such individual’s professional experience and qualifications and opportunity to interview such individual, Manager shall resubmit the written summary for the proposed candidate along with a notice stating in bold block letters that “THIS IS A SECOND SUBMITTAL, FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE DEEMED REJECTION BY OWNER OF THE PROPOSED EXECUTIVE EMPLOYEE

CANDIDATE,” provided that if Owner fails to approve or disapprove such candidate within such five (5) Business Days after Owner’s receipt of the second submittal, Owner shall be deemed to have rejected such candidate; provided, however, Owner shall not reject and/or be deemed to reject more than three (3) consecutive candidates, which Manager, in its reasonable judgment, determines are qualified to fill such General Manager or Executive Employee position; and in the event of three (3) such rejections and/or deemed rejections, Manager shall have the right to hire a candidate of its choice that it believes is qualified to fill such General Manager or Executive Employee position (so long as the same is not one of the three (3) candidates rejected by Owner). Additionally, the salary, bonuses and other compensation and benefits of the General Manager and other Executive Employees shall be approved by Owner as part of the applicable Approved Annual Plan and Operating Budget.
12.2    Labor Relations. Manager shall keep Owner informed of all negotiations with labor unions representing Employees and not enter into any union contracts covering Employees without the prior approval of Owner (which approval may be granted or withheld by Owner in its sole and absolute discretion), unless required by law to do so (which contracts, in all cases, shall be furnished to Owner as soon as reasonably possible after receipt by Manager but in any event before the execution thereof). Manager shall not agree to, or execute, any agreement, side letter or collective bargaining agreement with a labor organization unless written approval has been received from Owner (which approval may be granted or withheld by Owner in its sole and absolute discretion). Subject to the foregoing, at Owner’s request, Manager shall negotiate for the best interests of Owner with any labor unions representing the Employees, but any collective bargaining agreement or labor contract resulting therefrom shall be executed by Owner or its Affiliate as the employer of the Employees. In addition, it is understood that the Parties shall mutually agree on labor counsel for labor negotiations involving any one or more of the Managed Properties or involving multi-employer bargaining arrangements applicable to the Managed Properties and other hotel properties not owned or managed by Owner. If the Parties are unable to mutually agree on labor counsel, Owner shall have the right to select labor counsel. Prior to hiring any labor counsel, Owner shall inform Manager of its recommended counsel and provide Manager with a written summary of such counsel’s professional experience and qualifications and shall offer Manager the opportunity to interview such counsel at one of the Managed Properties or another mutually acceptable location. Manager shall forego its right to interview any such counsel if it or its authorized representative is unwilling or unable to participate in the interview within fifteen (15) Days following receipt of Owner’s written offer. Manager shall consult with Owner in advance of, and during the course of, negotiations with any labor union. Manager shall use its commercially reasonable efforts to promptly notify Owner of any material defaults under collective bargaining agreements, proceedings involving material union disputes and other similar proceedings and otherwise provide Owner the same level of information and protection provided to Owner in the negotiation of new agreements as provided in the proviso of the first sentence of this Section 12.2.
12.3    Non-Solicitation. Manager agrees that it shall not (and hereby agrees on behalf of the Fertitta Controlled Affiliates that none of them shall) directly or indirectly solicit or hire for employment any Employees at any time during the Term or within the period that is the later of (i) eighteen (18) months following the expiration or termination of this Agreement or (ii) six (6) months following the date Manager has completed transition to replacement management and vacated the Managed Properties upon completion of the Transition Services as contemplated under Schedule “5” without Owner’s prior written approval (which approval may be granted or withheld by Owner in its sole and absolute discretion) unless such Employee voluntarily resigns without any solicitation, promise or inducement from Manager, Fertitta Entertainment and/or any of their respective Affiliates, or any Person for which Manager or its Affiliates operates any Other Manager Property on behalf of, and any individual acting directly for or on behalf of any of them; provided that any general solicitation that is not targeted specifically to Employees of Owner shall not constitute solicitation for purposes of this Section 12.3.
ARTICLE XIi
DAMAGE, CONDEMNATION AND FORCE MAJEURE
13.1    Casualty.
(a)    If, during the Term, a Managed Property incurs damage by fire, casualty or other cause and the cost of restoration at the Managed Property is:
(1)    twenty percent (20%) or less of the replacement cost of such Managed Property (excluding land), Owner shall with all reasonable diligence, repair or replace the damaged portion of such Managed Property (including the Casino) to a complete architectural unit which can be operated as a hotel and casino of substantially the same type and class as existed before, provided that Owner shall have no obligation to incur costs of restoration in excess of the total proceeds of any insurance policies payable to Owner (excluding applicable insurance deductibles and any self-insurance maintained by, or on behalf of, Owner and further subject to any limitations imposed on Owner by any lender), to repair, rebuild or replace the Managed Property; or
(2)    more than twenty percent (20%) of the replacement cost of such Managed Property (excluding land), Owner shall have the option (but not the obligation), in its sole discretion, to commence and complete repairing, rebuilding or replacement of such Managed Property (including the Casino) to substantially the same character as existed prior to the damage or destruction. In the event Owner chooses to not undertake the repairs, rebuilding or replacements specified above, Manager or Owner may terminate this Agreement with respect to such Managed Property (or portion thereof) upon sixty (60) days’ advance written notice to the other Party.
(b)    Actions as to casualty as set forth in this Section 13.1 shall be taken only in a manner that is consistent with the terms and conditions of the Loan Documents and in the event of any conflict between those terms and conditions and the provisions of this Agreement, the Parties hereby acknowledge and agree that the Loan Documents shall control to the extent that such Loan Documents do not materially increase the obligations of Manager and/or materially decrease the rights and remedies available to Manager under this Agreement. No Termination Fee (or partial Termination Fee), penalty, fee or other consideration shall be owed by one Party to the other upon any termination of this Agreement pursuant to this Section 13.1.
13.2    Condemnation.
(a)    In the event all or substantially all of a Managed Property shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of a Managed Property shall be so taken, but the result is that it is infeasible, in the reasonable opinion of Owner or Manager, to restore and continue to operate the remaining portion of the respective Managed Property for the purposes and in accordance with the Operating Standards contemplated herein (as adjusted to the extent necessary to reflect any changes to the operation of such Managed Property covered by such taking and restoration), then upon the date that Owner shall be required to surrender possession of the applicable Managed Property (or portion thereof), this Agreement shall terminate with respect to such Managed Property (or portion thereof) and neither Party shall have any further obligation to the other Party in connection therewith. Notwithstanding the foregoing, in the event of any taking of a Managed Property (or portion thereof) and the Parties elect not to terminate under the immediately preceding sentence, but (i) Owner’s lender fails or refuses to make available to Owner sufficient proceeds of such eminent domain proceedings in order to permit Owner to make appropriate alterations, restorations or repairs to the remainder of the respective Managed Property so that such Managed Property would continue to be operable for the purposes herein contemplated; or (ii) Owner cannot, despite the exercise of diligent efforts to do so, substantially complete restoration within a timeframe that the Parties mutually agreed upon (in good faith) at the time of such taking, then Owner or Manager shall have the right to terminate this Agreement with respect to the applicable Managed Property (or portion thereof) upon written notice to the other Party whereupon this Agreement shall terminate with respect to such Managed Property (or portion thereof) upon the date that Owner shall be required to surrender possession of the applicable Managed Property (or portion thereof) to the condemning authority, and neither Party shall have any further obligation to the other Party with respect to the applicable Managed Property (or portion thereof) surrendered. Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled; provided, however, that except as expressly set forth in Section 13.2(b) below, any and all proceeds resulting from such eminent domain, condemnation, compulsory acquisition or similar proceeding shall belong solely to Owner at the time of award, excepting any portion of an award made expressly to Manager for loss of (A) any personal property owned by Manager or relocation costs and (B) lost Management Fees.
(b)    In the event a portion of a Managed Property shall be taken by the events described in Section 13.2(a) or the entire Managed Property is affected but on a temporary basis, and the result is not to make it infeasible, in the reasonable opinion of Owner, to continue to operate the Managed Property for the purposes and in accordance with the Operating Standards contemplated herein, this Agreement shall not terminate with respect to such Managed Property and Owner may elect to repair any damage to the Managed Property or to alter or modify the Managed Property and so much of any award for any such partial taking or condemnation as shall be necessary to render the Managed Property a complete architectural unit which can be operated as a hotel and casino of substantially the same type and class as before shall be used for such purpose (and the balance of such award, if any, shall be paid to Owner). If Owner elects not to repair any damage to the Managed Property or to alter or modify the Managed Property, or Owner cannot, despite the exercise of diligent efforts to do so, substantially complete restoration within a timeframe that the Parties mutually agreed upon (in good faith) at the time of such taking, then Manager shall have the right to terminate this Agreement with respect to such Managed Property (or portion thereof) upon written notice to Owner whereupon this Agreement shall terminate with respect to such Managed Property (or portion thereof) upon the date that Owner shall be required to surrender possession of the applicable Managed Property (or portion thereof) to the condemning authority, and neither Party shall have any further obligation to the other Party with respect to the applicable Managed Property (or portion thereof) surrendered. Notwithstanding the foregoing, if Owner, by reason of a Force Majeure event (other than the condemnation), shall be unable to commence or substantially complete the repairs or restoration thereof, the time during which Owner shall be able to commence or substantially complete the repairs or restoration shall be extended (on a day-by-day basis) by the number of days of delay caused by such Force Majeure event.
(c)    If any Managed Property is taken by the power of eminent domain, Owner and Manager shall each have the right, subject to applicable Legal Requirements, to initiate separate claims for any award and to cooperate with the other to enable the other to pursue any available administrative proceedings as they deem advisable to recover any damages to which they may be entitled; provided, however, that except as expressly set forth in Section 13.2(b) any and all awards and/or proceeds resulting from such eminent domain, condemnation, compulsory acquisition or similar proceeding shall belong solely to Owner at the time of award, excepting any portion of an award made expressly to Manager for loss of any personal property owned by Manager or relocation costs.
(d)    Subject to Section 13.2(a), in the event all or any portion of the Casino at a Managed Property shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Casino shall be so taken, Owner shall restore the remaining portion of the Casino and Manager shall continue to operate the Casino within the Operating Standards contemplated herein (as adjusted to the extent necessary to reflect any changes to the operations of the applicable Casino caused by such taking and restoration); provided, that such restoration and operation is reasonably feasible within the opinion of Owner or Manager.
(e)    Actions as to condemnation as set forth in this Section 13.2 shall be taken only in a manner that is consistent with the terms and conditions of the Loan Documents and in the event of any conflict between those terms and conditions and the provisions of this Agreement, the Parties hereby acknowledge and agree that the Loan Documents shall control to the extent that such Loan Documents do not materially increase the obligations of Manager and/or materially decrease the rights and remedies available to Manager under this Agreement. For avoidance of doubt, no Termination Fee (or partial Termination Fee), penalty, fee or other consideration shall be owed to one Party by the other upon a termination of this Agreement by either Party with respect to any Managed Property(ies) pursuant to and in accordance with this Section 13.2.
13.3    Emergencies; Force Majeure.
(a)    Except as otherwise provided in Sections 13.1 and 13.2 above, if at any time it becomes necessary in Manager’s reasonable judgment to cease operations of all or any part of a single Managed Property or the Managed Properties to protect one or more of the Managed Properties from material and adverse consequences and/or to protect the health, safety or welfare of the guests, invitees or Employees of the Managed Properties, then Manager may close and cease operations of that portion of such Managed Property(ies), reopening the same when Manager reasonably believes that such event has passed; provided, however, that Manager shall (i) immediately notify Owner of such event; and (ii) shall keep that portion of the Managed Properties closed for the minimum reasonable period of time necessary to avoid such emergency and the adverse effects associated therewith.
(b)    With respect to any obligation to be performed by a Party during the Term, such Party shall in no event be liable for failure to perform such obligation when prevented by any Force Majeure. The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay resulting from such Force Majeure cause. As used herein, the term “Force Majeure” shall mean war, insurrection, strikes, walkouts, riots, floods, earthquakes, fires, casualties, acts of God, acts of the public enemy, epidemics, quarantine restrictions, freight embargoes, lack of transportation, unusually severe weather, inability to secure necessary labor, materials or tools, delays of any contractor, subcontractor or supplier outside the reasonable control of the affected Party; provided, however, that such event actually affects such Party’s ability to perform and only for so long as it does affect such Party’s ability to perform.
13.4    Manager’s Compensation.
(a)    At any time during a closure or partial closure of a Managed Property as a result of damage, condemnation or Force Majeure, Manager shall continue to be paid Management Fees that would have been paid to Manager during such period of closure based on the average monthly Management Fees paid during the period of time provided for under the BI Policy/Rider prior to such casualty had such damage or loss not occurred, provided that (i) Manager has paid the portion of the business interruption insurance costs attributed to the payment of interim Management Fees out of Manager’s own funds as provided in the last sentence of Section 10.1 above; and (ii) such business interruption proceeds are actually received by Owner, Manager or their respective Affiliates, as applicable, and all proceeds of such insurance shall be paid to Manager upon receipt by Owner notwithstanding the same is included in a lump sum or other amounts received by Owner in settlement of all such claims. For avoidance of doubt, if Owner settles any insurance claim and there is no separate allocation made by the carrier with respect to business interruption and/or the lost Management Fees, so long as Manager has paid the portion of the business interruption insurance costs attributed to the payment of interim Management Fees, Owner shall promptly pay to Manager an amount equal to the lost Management Fees for the applicable period pursuant to and in accordance with the policy or rider actually obtained by Manager pursuant to Section 10.1.
(b)    Notwithstanding anything to the contrary contained herein, (i) Manager shall receive one hundred percent (100%) of all proceeds of insurance from the BI Policy/Rider if a separate award is received from any insurance company following a casualty or condemnation of all or any part of the Properties, (ii) if such insurance company(ies) pays one amount in settlement of all claims arising under any insurance policy maintained hereunder in lieu of separate awards to such Parties, Manager shall receive its pro rata share of such amount based on the percentage that the Management Fees bear to the aggregate amount of the claim made by Owner and Manager and (iii) Manager shall have the sole right to negotiate, settle or adjust any claims arising from or relating to the BI Policy/Rider.
13.5    Manager’s Reinstatement. If this Agreement is terminated with respect to any Property in accordance with Section 13.1, 13.2 or 13.3 and at any time during the twenty-four (24) month period following such termination, Owner or any of its Affiliates elects to repair, rebuild or replace such Property to a complete architectural unit which can be operated as a hotel and casino of substantially the same type and class as existed before, Owner shall promptly give notice to Manager in writing of such determination or commencement, and, at Manager’s election (which shall be exercised by written notice given to Owner within sixty (60) days of receipt by Manager of the written notice given by Owner or, if no such notice is given by Owner, Manager’s actual knowledge of such commencement), this Agreement shall be reinstated with respect to such Property (with only such amendments as are required due to changes in the type, scope or design of the Property). This Section 13.5 shall survive the termination of this Agreement.
ARTICLE XIV

TERMINATION
14.1    Termination Rights of Owner. In addition to Owner’s rights to terminate this Agreement either in its entirety or in connection with a particular Property or Properties as set forth in Sections 3.2, 13.1(b), 13.2(a) and 15.2, Owner shall have the right to terminate this Agreement in its entirety if any of the following occur:
(a)    The occurrence and continuance of (i) a Material Loan Default on the part of Owner that remains uncured following the expiration of any applicable cure period under any Mortgage encumbering the Properties or the Loan Documents related thereto; or (ii) any actual acceleration of the Loan or any future replacement secured loans;
(b)    (i) Owner or its direct or indirect Subsidiaries, other than the Owner Unrelated Subsidiaries, become Bankrupt; or (ii) Manager, Fertitta Entertainment or its Subsidiaries, other than the Manager Unrelated Subsidiaries, become Bankrupt; or (iii) any Owner-Related Affiliates become Bankrupt;
(c)    The institution by (i) Owner or its direct or indirect Subsidiaries, other than the Owner Unrelated Subsidiaries; (ii) Manager, Fertitta Entertainment or its Subsidiaries, other than the Manager Unrelated Subsidiaries; or (iii) any Owner-Related Affiliates, of proceedings of any nature under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, for the relief of debtors wherein such Person is seeking relief as debtor on account of its insolvency, which proceedings are not discharged or dismissed within a period of sixty (60) days after the institution thereof;
(d)    (i) The denial, revocation, suspension or non-renewal of (A) any Nevada Gaming License of Manager or Fertitta Entertainment; (B) any Nevada Gaming License of Owner, or any Property Owner or Tavern Operator which is caused, directly or indirectly by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; (C) any Material Nevada Governmental Approval of Manager or Fertitta Entertainment; or (D) any Material Nevada Governmental Approval of Owner, any Property Owner or any Tavern Operator which is caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; or (ii) the commencement of any action by the applicable Gaming Authority seeking such a revocation, suspension or non-renewal that, if adversely determined, would be more likely than not to result in the denial, revocation, suspension or non-renewal of (w) any Nevada Gaming License of Manager or Fertitta Entertainment; (x) any Nevada Gaming License of Owner, any Property Owner or any Tavern Operator which is caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; (y) any Material Nevada Governmental Approval of Manager or Fertitta Entertainment; or (z) any Material Nevada Governmental Approval of Owner, any Property Owner or any Tavern Operator which is caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; provided, however, Manager shall have the lesser of (1) one hundred eighty (180) days from the commencement of such action, (2) such other time period as may be granted by the applicable Gaming Authority and (3) such time period required by Owner (as reasonably determined based upon the advice of outside legal counsel) to avoid the denial, revocation or suspension of any Nevada Gaming License or Material Nevada Governmental Approval held by Owner, any Property Owner or any Tavern Operator, as applicable, to cure any event giving rise to the commencement of such action described in clause (ii) hereof.
(e)    Manager shall have failed to remedy a Material Default on the part of Manager within thirty (30) days after notice thereof given by Owner; provided, however, if (i) the Material Default is not susceptible of cure within such thirty (30) day period; (ii) the default cannot be cured solely by the payment of a sum of money; and (iii) the default would not expose Owner to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for up to an additional ninety (90) days (for an aggregate cure period of up to one hundred twenty (120) days if Manager commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure);
(f)    Manager engages in an act or omission that constitutes Manager’s Gross Negligence or Willful Misconduct and such action or omission has a material adverse effect on the Properties or Owner;
(g)    If, at any time, Manager and Fertitta Entertainment are no longer controlled by Frank J. Fertitta III and/or Lorenzo J. Fertitta;
(h)    The Fertitta Manager Control Requirements are otherwise no longer satisfied (including, without limitation, as the result of the death or disability of both Frank J. Fertitta III and Lorenzo J. Fertitta);
(i)    If, at any time prior to the consummation of an initial public offering of Station Casinos LLC, (i) Frank J. Fertitta III, Lorenzo J. Fertitta and the Fertitta Family Entities collectively beneficially own less than fifty-one percent (51%) of the split-adjusted membership interests in Station Casinos LLC held by Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities on the Commencement Date (after giving effect to (A) the Plan and (B) any Transfers to Colony Capital, LLC and/or its permitted designees occurring on or after the Commencement Date resulting from the exercise of options held by Colony Capital, LLC as of the Commencement Date), on a fully diluted basis; and (ii) any person other than Frank J. Fertitta III, Lorenzo J. Fertitta and the Fertitta Family Entities beneficially owns common equity interests in Station Casinos LLC with a greater percentage interest than is represented by the common equity interests beneficially owned by Frank J. Fertitta III, Lorenzo J. Fertitta and the Fertitta Family Entities collectively;

(j)    If any FE Non-Compete Party breaches the material terms of the Non-Compete Agreements and such breach continues beyond all applicable grace periods set forth therein;
(k)    Manager fails to disburse any amounts, subject to the restrictions set forth in the Loan Documents, as provided for in this Agreement within ten (10) Business Days following the date on which written notice of such failure has been delivered to Manager by Owner;
(l)    If Fertitta Entertainment commits a monetary default pursuant to the terms and conditions of the Guaranty and/or Fertitta Entertainment breaches any of the material representations and warranties set forth therein and such monetary default or breach continues beyond all applicable grace periods set forth therein; or
(m)    If (i) as a result of any action taken by Manager (including any action contesting the validity or enforceability of such provisions), the subordination provisions or any other material provisions set forth in any subordination agreement mutually agreed upon by Manager and any lender to Owner shall, in whole or in part, cease to be effective or cease to be legal, valid, binding and enforceable against Manager, or (ii) Manager shall breach any material obligation required to be performed by it under the applicable subordination agreement.
14.2    Termination Rights of Manager. In addition to Manager’s rights to terminate this Agreement either in its entirety or in connection with a particular Property or Properties set forth in this Agreement, including under Sections 13.1(b) and 13.2(a), Manager shall have the right to terminate this Agreement in its entirety without penalty upon not fewer than thirty (30) days’ prior written notice (subject to Manager’s obligation to provide the Transition Services, provided Manager’s obligation to provide Transition Services is subject to Manager being paid the Base Management Fee, Reimbursable Expenses and/or other sums payable or owed to Manager (expressly excluding any Incentive Management Fee or Termination Fee), on a current basis, under this Agreement and in accordance with the provisions of Schedule “5”, but in all cases subject to any subordination agreement entered into by Manager) if any of the following occur:
(a)    Owner fails to make any payment of Management Fees or Reimbursable Expenses or other amounts due and owing to Manager (unless such payment shall be the subject of a bona fide dispute, with that portion of such fees which are not subject to a bona fide dispute being paid when due) within ten (10) Business Days following written notice thereof given by Manager;
(b)    The institution by (i) Owner or its direct or indirect Subsidiaries, other than the Owner Unrelated Subsidiaries; or (ii) the Owner-Related Affiliates, of proceedings of any nature under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, for the relief of debtors wherein such Person is seeking relief as debtor on account of its insolvency, which proceedings are not discharged or dismissed within a period of sixty (60) days after the institution thereof; provided, however, that Manager shall not have the right to terminate this Agreement as a result of such an occurrence if any direct or indirect beneficial owner of Fertitta Entertainment LLC causes, or formally consents or approves the initiation of such proceeding unless such person has previously received the written advice of counsel (not requiring a legal opinion) that such person has a fiduciary obligation to cause, consent or approve the initiation of such proceeding;

(c)    The denial, revocation, suspension or non-renewal of Owner’s Nevada Gaming License, or any other material licenses of Owner related to the Managed Properties, the denial, revocation, suspension or non-renewal of which would have a material adverse effect on Manager or the Managed Properties except to the extent caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; or
(d)    Owner shall have failed to remedy a Material Default on the part of Owner within thirty (30) days after written notice thereof given by Manager; provided, however, if (i) the Material Default is not susceptible of cure within such thirty (30) day period; (ii) the default cannot be cured solely by the payment of a sum of money; and (iii) the default would not expose Manager to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for up to an additional ninety (90) days (for an aggregate cure period of up to one hundred twenty (120) days if Owner commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure).
14.3    Termination Notice.
Notwithstanding anything to the contrary contained herein, if either Owner or Manager elects to terminate this Agreement (as applicable, the “Terminating Party”) in accordance with its rights under Section 14.1 or Section 14.2 above, respectively, it shall give the other Party notice of its desire to terminate this Agreement (a “Termination Notice”) within ninety (90) days after such Terminating Party has actual knowledge of the events giving rise to the right to terminate this Agreement. If the Terminating Party does not give such written notice to the other Party within such ninety (90) day period, then except as required under applicable Gaming Laws or by the Gaming Authorities, such Terminating Party shall not have a right to terminate this Agreement based on the grounds for which it had such actual knowledge; provided, however, that nothing herein shall prevent the Terminating Party from terminating this Agreement if it subsequently has actual knowledge of further ground(s) for termination; provided, further, that in the event that Owner fails to deliver written notice to Manager within ninety (90) days after Owner has actual knowledge of the events giving rise to the right of Owner to terminate this Agreement pursuant to Section 14.1(g) or (i), Owner hereby waives its right to then terminate this Agreement under Section 14.1(g) or Section 14.1(i), as applicable, unless and until the ownership interests of Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities in Manager or Owner, as applicable, are further diluted by five percent (5%) or more of then current ownership interests held by Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities (for example, if this Agreement is not terminated for any reason following the dilution of the ownership interests of Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities from fifty-one percent (51%) to forty-nine percent (49%), Owner's termination would again be triggered if the ownership interests of Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities transferred two and forty-five hundredths percent (2.45%) or more their collective ownership interests (e.g., five percent (5%) of the forty-nine percent (49%) ownership interest then held)). In connection therewith, if Sections 14.1(g) and/or (i) are breached, regardless of whether this Agreement is terminated as a result thereof, Manager hereby covenants and agrees to provide Owner with immediate written notice of any and all direct or indirect transfers of ownership interests in Manager and/or Owner made by Manager or any Affiliate.

(b)    Owner’s right to terminate this Agreement under Sections 3.2, 13.1(a)(ii), 13.2(a), and Sections 14.1(b), (c), (g), (h) or (i) shall be Owner’s sole remedy and shall not be subject to any claim by Owner for damages, other penalty or liability of Owner or the obligation to pay any Termination Fee (or partial Termination Fee) in connection therewith other than the payment of all unpaid amounts in accordance with Section 14.4.
(c)    Manager’s right to terminate this Agreement under Sections 13.1(a)(ii) and 13.2(a) shall be Manager’s sole remedy and shall not be subject to any claim by Manager for damages, other penalty or liability of Manager in connection therewith other than the payment of all unpaid amounts in accordance with Section 14.4.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, (i) in the case of Owner, if Manager breaches Section 14.1(a), (d), (e), (f), (k) or (l); and (ii) in the case of Manager, if Owner breaches Sections 14.2(a) through (c) (each an “Event of Default”), neither the right of termination nor the right to sue for damages nor any other remedy available to Owner or Manager, as applicable, hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law and/or in equity and (A) with respect to Owner, the termination of this Agreement pursuant to Section 14.1(b), (c), (g), (h) or (i) shall in no event act to limit or waive any claims Owner may have against Manager for an Event of Default which occurs simultaneously therewith or directly results in the termination of this Agreement pursuant to Section 14.1(b), (c), (g), (h) or (i). In avoidance of doubt, in the event that either Party commits an Event of Default and, as a result, a claim is made by a third party against the other Party, the Party against whom such claim is made may include in its damage claim against the Party that committed such breach or default any and all attorneys’ and other fees and costs and all amounts paid to such third party and other damages suffered thereby. Except as expressly stated otherwise, this Agreement shall terminate upon the date specified in the applicable Termination Notice, which date shall not be less than thirty (30) days (or such shorter time as may be required to avoid an adverse impact on the Terminating Party (e.g., fraud, misappropriation, etc.) and/or any Nevada Gaming Licenses held by such Terminating Party) nor more than one hundred twenty (120) days after such Termination Notice is delivered.
(e)    No dispute regarding either Party’s right to terminate this Agreement under this Article XIV shall be submitted to the dispute resolution process pursuant to Section 17.16 hereof.
14.4    Events on Termination. If this Agreement is terminated, expired, or is deemed to have been terminated pursuant to the provisions hereof, either in its entirety or with respect to a Property, the following provisions shall apply with respect to all the Properties or to a specific Property, as applicable:
(a)    Manager shall render a final accounting within sixty (60) days after the end of the month of termination, regardless of the reason for such termination, which final accounting shall set forth any amounts due and payable to either Party hereunder. If Owner objects to all or any matter set forth in the final accounting (i) Owner shall pay the amount which is not in dispute Owner and the remaining disputed amount shall be placed by Owner into escrow; and (ii) the Parties shall work in good faith to resolve such dispute, failing which either Party may submit the matter to arbitration in accordance with Section 17.16 for the determination of such disputed amounts. Upon the resolution of such dispute, the proceeds in escrow shall be paid to the prevailing party. Manager shall again render a final accounting in accordance with this Section 14.4(a) within sixty (60) days of the end of any Transition Period that may occur in accordance with this Agreement (which, for avoidance of doubt, may be disputed by Owner as provided in the immediately preceding sentence);
(b)    all amounts due and owing between the Parties under this Agreement accrued to the Termination shall become due and payable (including any accrued, unfunded or underfunded liabilities under any pension plans, disability, worker compensation or other benefit plans benefiting the Employees and any unpaid Management Fees and other charges and reimbursements due Manager hereunder) within ten (10) Business Days following receipt of the final accounting described in Section 14.4(a);
(c)    Manager shall transfer to Owner all of Owner’s books and records respecting the Properties, or specific Property, respectively, in the custody and control of Manager, so as to ensure the orderly continuance of the operation of the Properties, or specific Property, respectively, but such books and records shall thereafter be available to Manager as reasonably necessary to perform the Transition Services, as applicable, and otherwise at all reasonable times, upon reasonable notice, for inspection, audit, examination and transcription for a period of three (3) years;
(d)    Manager shall, to the extent permitted by applicable laws, and at the end of any Transition Period, assign and transfer to Owner Manager’s right, title and interest (if any) in and to all liquor, restaurant and other licenses and permits (if any) used by Manager in the operation of the Properties, or specific Property, respectively, and shall cooperate with Owner, at the sole cost of Owner, in obtaining all consents necessary therefor;
(e)    Manager shall peaceably and quietly surrender and deliver up to Owner possession of the Properties, or specific Property, respectively, in accordance with its obligations contained herein, with the specific intent to effectuate a smooth transition of management of the Properties, or specific Property, respectively, to Owner or a third party so as to minimize any potential disturbance of customers and guests, and in connection with the foregoing, if requested by Owner in writing, Manager shall, in consideration for the fees set forth in Schedule “5” (subject to the restrictions set forth in Schedule “5”), provide the Transition Services for the duration of the Transition Period;
(f)    upon the Termination of this Agreement in connection with all the Properties and upon payment to Manager of all amounts due and owing to Manager hereunder, all remaining amounts in the Properties’ accounts shall be transferred to Owner at the end of any Transition Period; and
(g)    In consideration for the fees set forth in Schedule “5” (subject to the restrictions set forth in Schedule “5”), Manager shall provide the holder of any Mortgage with the Transition Services to the extent requested by such holder, provided that such assistance shall not materially increase Manager’s obligations under this Section 14.4 or Manager’s potential liability as result of the actions contemplated under this Section 14.4.

This Section 14.4 shall survive the expiration or Termination of this Agreement.
ARTICLE XV
MORTGAGES, SALE AND ASSIGNMENT;
OWNERSHIP REQUIREMENTS OF MANAGER
15.1    Mortgages. Owner shall have the right to grant, either in connection with original financing and/or renewals, replacements, refinancings and extensions thereof, a Mortgage encumbering all of the assets that comprise the Managed Properties (any part thereof or any interest therein) and, in furtherance thereof, to assign to any mortgagee (as collateral security for any loan secured by a Mortgage) and/or all of Owner’s right, title, and interest in and to this Agreement. Manager’s interests hereunder (and all Management Fees and/or the Termination Fee) shall be subordinate to any Mortgage placed on the Managed Properties by Owner pursuant to any Loan Documents and to any and all advances made or to be made thereunder, to the interest thereon, all renewals, replacements, refinancings and extensions thereof. The provisions of this Section 15.1 shall be self-operative and shall not require the execution of any further documentation; provided, however, Manager shall upon the request of such holder of such Mortgage, subordinate its rights under this Agreement, including its rights to be paid the Management Fees and the Termination Fee and its rights under Sections 13.1 and 13.2 with respect to a casualty or condemnation of the Managed Properties (but expressly excluding Manager’s rights under Section 13.4 in connection therewith), respectively, to such Mortgage, and shall deliver a subordination and attornment agreement to each holder of a Mortgage satisfactory to such holder of a Mortgage. For avoidance of doubt, Manager shall not be required to return or reimburse Owner or any holder of a Mortgage for all or any portion of the Management Fees, Termination Fees and/or Reimbursable Expenses paid to and received by Manager pursuant to and in accordance with the terms of this Agreement; provided, however, that Manager shall not accept any payments of the Management Fees or Termination Fees in advance of being earned or, in the case of Reimbursable Expenses, actually incurred; provided, further, that if any Management Fees and/or Reimbursable Expenses due and owing to Manager are withheld pursuant to the terms of any Mortgage, the Base Management Fees and/or Reimbursable Expenses due and owing, but expressly excluding any Incentive Management Fees, shall accrue to the benefit of Manager (but may remain unpaid) and Manager’s sole recourse for any non-payment of the Base Management Fee and/or any Reimbursable Expenses shall be as provided under Section 14.2(a) (including, without limitation, the right to terminate this Agreement as provided therein and seek remedies against Owner in accordance with Section 14.3). Subject to the terms and provisions hereof, Manager shall use commercially reasonable efforts to cooperate with Owner and any current or prospective holder of a Mortgage, and shall execute and deliver such commercially reasonable documents as may be required by any such holder of a Mortgage, including, without limitation, a cash management agreement and a collateral assignment of Owner’s rights under this Agreement and under all contracts and permits relating to the Managed Properties to the holder of a Mortgage. In addition, such subordination and attornment agreement shall provide such holder of such Mortgage with a separate right to terminate this Agreement, without fee or penalty, upon the occurrence of (i) a foreclosure or deed-in-lieu of foreclosure of the Managed Properties; (ii) in the event of Owner becomes Bankrupt; and/or (iii) pursuant to any right Owner would have otherwise had under the terms of this Agreement. Owner shall pay the reasonable out-of-pocket costs and expenses of Manager and Manager’s counsel pertaining to the negotiation, execution and delivery of any agreements to be entered into by Manager in connection with any Mortgage.

15.2    Sale Termination Rights. In addition to the termination rights contained in Article XIV, upon any voluntary sale by Owner to a bona fide third-party purchaser of (i) all or any one or more of the Managed Properties, respectively, or any substantial interest therein; or (ii) all or substantially all of Owner’s assets or all or substantially all of the direct or indirect equity interests in Owner (as applicable, a “Third Party Sale”), Owner shall, so long as there does not exist any ongoing Material Loan Default which remains uncured at the time of such voluntary sale, have the right to terminate this Agreement with respect to any such Managed Properties that are subject to the Third Party Sale upon thirty (30) days’ written notice to Manager. In connection with any such termination of this Agreement by Owner pursuant to a Third Party Sale of all of the Managed Properties or a sale of Owner’s assets or the equity in Owner (but expressly excluding any Third Party Sale of less than all of the Managed Properties), as a condition to the effectiveness thereof, Owner shall pay to Manager the Termination Fee calculated in accordance with the formula set forth on Exhibit “D” (provided that, for avoidance of doubt, no such Termination Fee shall be payable if, in connection with such Third Party Sale, this Agreement is not terminated and the successor to Owner assumes this Agreement or the successor to Owner executes a new management agreement with Manager). In connection with any such termination pursuant to a Third Party Sale of one (1) or more but less than all of the Managed Properties, Owner shall pay to Manager a portion of the Termination Fee calculated in accordance with the formula set forth on Exhibit “D”, but accounting for only those TTMF attributable to the Managed Property(ies) sold pursuant to such Third Party Sale (provided that, for avoidance of doubt, no such Termination Fee shall be payable if, in connection with such Third Party Sale, this Agreement is not terminated with respect to one (1) or more the Managed Properties and the successor to Owner assumes this Agreement or the successor to Owner executes a new management agreement with Manager with respect to the Property or Properties which are the subject of such Third Party Sale). If for any reason the Third Party Sale is not consummated with respect to one (1) or more of the Properties, Owner shall be deemed to have revoked its election to terminate under this Section 15.2 and shall no longer be obligated to pay the Termination Fee (or any portion thereof) in connection with the failed Third Party Sale and any such revocation shall in no event constitute a waiver of, or otherwise impact, Owner’s future right to terminate this Agreement upon the occurrence of a Third Party Sale under the provisions of this Section 15.2. Notwithstanding the foregoing or anything to the contrary set forth herein, if at any time prior to the date which is twelve (12) calendar months following the effective date of termination of this Agreement pursuant to this Section 15.2, an operation, management, license, franchise or other agreement of any kind for any such Properties that are subject to the Third Party Sale is entered into under which Manager or a Fertitta Controlled Affiliate or their respective successors or assigns (acting in its sole and absolute discretion) realizes any economic benefit therefrom (the “New Fertitta Agreement”), such party shall promptly notify Owner in writing and in any event shall remit to Owner within ten (10) days after entering such New Fertitta Agreement the Termination Fee actually paid to Manager with respect to such Property as calculated in accordance with Exhibit “D.” Any successor owner’s decision to retain Manager and the proposed terms of any New Fertitta Agreement shall be at such successor owner’s sole and absolute discretion and Manager’s decision to accept such New Fertitta Agreement and the terms thereof shall be at Manager’s sole discretion.
15.3    Assignment by Owner. Subject to the terms of Section 15.2, Owner, without the consent of Manager, shall have the right to transfer its interests in this Agreement or any ownership interests in Owner to any Party whatsoever as determined by Owner in its sole and absolute discretion.
15.4    Assignment by Manager. Manager shall not assign or in any manner sell, Transfer, encumber or pledge as security for any indebtedness (or other obligation) any of its rights and interests as Manager hereunder to any Person whatsoever without the prior written consent of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion), provided that Manager may make any direct or indirect Transfer of ownership or other beneficial interests in Manager so long as such Transfer does not constitute a breach of the Fertitta Manager Control Requirements or violate applicable Gaming Laws or the terms of any Nevada Gaming License. Notwithstanding the generality of the foregoing:
(a)    Manager may request in connection with an organizational restructuring of Manager that Owner consent to an assignment and assumption of this Agreement by the successor to Manager’s business, and Owner’s consent shall not be unreasonably withheld; provided that (i) assignment and assumption documentation reasonably satisfactory to Owner is completed by Manager and the successor to Manager’s business; (ii) such successor obtains and maintains a Nevada Gaming License and the other material licenses of Manager set forth herein that are required for the operation of the Properties; (iii) the Fertitta Manager Control Requirements shall be and continue to be satisfied by the successor to Manager’s business; and (iv) Fertitta Entertainment shall remain liable under this Agreement and the Guaranty; and
(b)    Notwithstanding the foregoing, Manager may, without the prior written approval of Owner, encumber and pledge, as security for any loan or other indebtedness (or obligation) incurred by Manager and/or its Affiliates, Manager's interest in the Management Fees and any other proceeds of Manager and its Affiliates under this Agreement..
15.5    Binding Effect. Subject to the restrictions on assignment set forth elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of Owner and its successors and assigns, and shall be binding upon and inure to the benefit of Manager and its successors and assigns.
15.6    Public Offering. Neither any Transfer of publicly traded stock nor any public offering of equity ownership interests (whether partnership interest, corporate stock, shares or otherwise) in Owner or by its parent company, or other owner of Owner, or entity that itself or through its ownership of legal or beneficial interests in one or more other entities holds legal or beneficial interests or voting power in such an owner shall be deemed to be a Transfer under this Article XV.
15.7    Manager Cooperation. In addition to the Transition Services, Manager shall reasonably cooperate with Owner and any prospective purchaser, lessee, holder of a Mortgage or other lender in connection with any proposed Transfer, lease or financing of or relating to the Properties but shall not be required to release any information that is confidential or proprietary to Manager or its Affiliates unless such prospective purchaser, lessee or mortgagee or other lender executes a commercially reasonable confidentiality agreement upon terms and conditions acceptable to each party thereto. Owner shall reimburse Manager for any associated out of pocket expenses (including reasonable attorneys’ fees) actually and reasonably incurred by Manager in connection therewith.
ARTICLE XVI

REPRESENTATIONS AND WARRANTIES
16.1    Representations and Warranties. As of the date of this Agreement, Owner and Manager, hereby make each of the representations and warranties applicable to Owner or Manager as set forth in this Article XVI, and such representations and warranties shall survive the execution of this Agreement, and be for the benefit of Owner and Manager:
(a)    Due Incorporation or Formation; Authorization of Agreement. Such Person is a limited liability company, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation and has the corporate, limited liability company, or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Person is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Person has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary limited liability company action. This Agreement constitutes the legal, valid, and binding obligation of such Person enforceable in accordance with its respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except that the availability of equitable remedies is subject to judicial discretion).
(b)    No Conflict With Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by such Person of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Person; (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of organization or operating agreement of such Person or of any material agreement or instrument to which such Person is a party or by which such Person is or may be bound or to which any of its material properties or assets is subject; (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, Mortgage, lease agreement, or instrument to which such Person is a party or by which such Person is or may be bound; or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Person.
(c)    Governmental Authorizations. Any registration, declaration or filing with or consent, approval, license, permit or other authorization or order by, any Governmental Authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Person under this Agreement or the consummation by such Person of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date, except as set forth in this Agreement.
(d)    No Broker. Such Person has not sought the services of a broker or agent in this transaction, and neither has employed nor authorized any persons to act in that capacity.
(e)    Litigation. To such Person’s actual knowledge, there is no litigation or proceeding pending or threatened against such Person or any Affiliate of such Person that could adversely affect the validity of this Agreement or the ability of such Person to comply with the obligations under this Agreement.
(f)    Specially Designated National or Blocked Person. To such Person’s actual knowledge: (i) neither it (including its directors and officers), nor any of its Affiliates, subsidiaries, respective shareholders, beneficial owners of non-publicly traded shareholders or, to such Person’s knowledge, the funding sources for any of the foregoing is a Specially Designated National or Blocked Person; (ii) neither it nor any of its Affiliates, subsidiaries, respective shareholders, or beneficial owners of non-publicly traded shareholders is directly or indirectly owned or controlled by the government of any country that is subject to an embargo or economic or trade sanctions by the United States government; (iii) neither it nor any of its Affiliates, subsidiaries, respective shareholders, or beneficial owners of non-publicly traded shareholders is acting on behalf of a government of any country that is subject to such an embargo; and (iv) neither it nor any of its Affiliates, subsidiaries, respective shareholders, or beneficial owners of non-publicly traded shareholders is involved in business arrangements or otherwise engaged in transactions with countries subject to economic or trade sanctions imposed by the United States government. From and after the Effective Date, such Person shall notify the other Party in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Section 16.1(f) incorrect; provided that, notwithstanding such Person’s obligations herein, it’s inadvertent or unintentional failure to disclose such information shall not be a breach of this Section 16.1(f).
ARTICLE XVII
MISCELLANEOUS
17.1    Right to Make Agreement. Each Party warrants, with respect to itself, that neither the execution of this Agreement nor the performance of the obligations contemplated hereby shall violate any provision of law or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been obtained. Each Party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.
17.2    Actions by Manager; Owner Representative.
(a)    Where by a provision of this Agreement an approval, consent or agreement of a Party (individually or collectively, an “Approval”) is required, the request for such Approval shall be in writing, shall be accompanied by reasonable detail if the circumstances require and shall refer to the Section pursuant to which such approval is requested, and, unless a different time period in which to respond is expressly provided, (i) the Party whose Approval is requested shall, within five (5) calendar days after receipt of a request for approval, notify the requesting Party in writing either that it grants or that it withholds its Approval, setting forth in reasonable detail its reasons for withholding its approval; (ii) if the notification referred to in clause (i) is not given within the applicable period of time, the Party whose Approval is requested shall be deemed to have disapproved the proposed request as submitted; and (iii) a dispute as to whether or not an Approval has been unreasonably withheld shall be resolved by arbitration as provided in Section 17.16.
(b)    Manager has received a copy of the limited liability company agreement and other governing documents of Station Casinos LLC (the “Equity Holders Agreement”) and hereby acknowledges that the same contain provisions requiring the approval of applicable thresholds of the direct and/or indirect equity holders of Owner for certain actions specified therein (each a “Material Item”). Without limiting any restrictions on Manager’s authority set forth herein, Manager agrees that it will use commercially reasonable efforts to avoid taking any action pursuant to this Agreement which is the subject of a Material Item unless it receives evidence in writing from Owner that the appropriate approvals of the direct and/or indirect equity holders of Owner have been obtained.
(c)    Notwithstanding Section 17.2(a), all of the rights and remedies of Owner under this Agreement, including, without limitation, the right of Owner to consent to certain matters as described more fully herein, shall be exercised on behalf of Owner by a representative(s) of Owner as appointed, from time to time, by Owner (the “Owner Representative”) and designated to Manager in writing by Owner. Simultaneously with the execution of this Agreement, Owner shall notify Manager in writing of the identity of the initial Owner Representative. The Owner Representative shall be responsible for the internal audit, monitoring and administration of this Agreement on behalf of Owner, including, without limitation, monitoring of Corporate Overhead and Expenses and the corresponding allocation procedures set forth in the Manager Allocation Agreement. In connection therewith, Manager shall use its commercially reasonable efforts to assist and cooperate with the Owner Representative and provide the Owner Representative with reasonable access to (i) the Properties; (ii) the executive officers of Manager; and (iii) the books and records and any other information or data pertaining to the Properties in accordance with Section 9.2 as may be reasonably requested by the Owner Representative. Manager may conclusively rely on, and shall be protected from acting or refraining from acting on, any instruction or direction of the Owner Representative. In the event that Manager disagrees with any determination made by the Owner Representative, such matter shall be submitted to the board of directors of Owner and determined in accordance with the provisions of the Equity Holders Agreement.
17.3    No Lease, Partnership, Joint Venture or Agency Relationship. Manager and Owner are independent contractors. Nothing contained in this Agreement shall be construed to be or create a lease, partnership, agency or joint venture between Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part. Notwithstanding the terms and conditions of this Agreement, nothing in this Agreement, nor the actions of the Parties pursuant to the provisions of this Agreement, shall, directly or indirectly, expressly or impliedly, create, establish or impose any principal agent relationship between Owner, its successors or assigns, as principal, and Manager, its successors or assigns, as agent, nor create, establish or impose any fiduciary duty under the laws governing principal agent relationships or otherwise; provided, however, that Manager shall be a limited agent for purposes of executing documents on Owner’s behalf to the extent expressly permitted under this Agreement.
17.4    Applicable Law. This Agreement shall be construed and interpreted under and shall be governed by the laws of the State of New York without regard to such jurisdiction’s principals of conflicts of law.
17.5    Construction of Agreement. The Article and Section headings used in this Agreement are for reference purposes only, and are not intended to be used in construing this Agreement. The Exhibits and Schedules attached hereto are incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Exhibit or Schedule in this Agreement shall be deemed to include this reference and incorporation. As used in this Agreement, the masculine gender shall include the feminine and neuter, and singular number shall include the plural, and vice versa. Each Party hereto acknowledges, represents and warrants that (i) each Party hereto is of equal bargaining strength; (ii) each such Party has actively participated in the drafting, preparation and negotiation of this Agreement; (iii) each such Party hereto and such Party’s independent counsel have reviewed this Agreement; and (iv) any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement, any portion hereof, any amendments hereto, or any Exhibits or Schedules attached hereto. Unless otherwise specified in this Agreement, references to any number of days set forth in this Agreement shall refer to calendar days.
17.6    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery; (ii) overnight commercial carrier or delivery service; (iii) registered or certified mail (with postage prepaid and return receipt requested); (iv) facsimile; or (v) e-mail. Any such notice or other communication shall be deemed received and effective upon the earlier of (A) if personally delivered, the date of delivery to the address of the Party to receive such notice; (B) if delivered by overnight commercial carrier or delivery service, one (1) Business day following the receipt of such communication by such carrier or service from the sender, as shown on the sender’s delivery invoice from such carrier or service, as the case may be; (C) if mailed, three (3) Business Days after being deposited in the United States mail, postage prepaid, return receipt requested; (D) if given by facsimile, when sent; or (E) if given by e-mail, when sent. Any notice or other communication sent by facsimile or e-mail must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 17.6. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall be deemed to constitute receipt of the notice or other communication sent. The addresses for giving notice are as follows:

If to Owner, to:	NP Opco LLC c/o Station Casinos LLC 1505 S. Pavilion Center Drive Las Vegas, Nevada 89135 Attn: Thomas M. Friel Fax No.: (702) 495-4245 E-mail: tom.friel@stationcasinos.com

with a copy to:	German American Capital Corporation 60 Wall Street, 10th Fl. New York, New York 10005 Attn: Robert W. Pettinato, Jr. Fax No.: (212) 797-4489 E-mail: robert.pettinato@db.com

and to:	Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attn: Charles E. Schrank Fax No.: (312) 853-7036 E-mail: cschrank@sidley.com

and to:	Paul, Hastings, Janofsky & Walker LLP 515 S. Flower Street, 25th Fl. Los Angeles, California 90071 Attn: Rick S. Kirkbride Fax No.: (213) 996-3261 E-mail: rickkirkbride@paulhastings.com

If to Manager, to:	FE Opco Management LLC c/o Fertitta Entertainment LLC 1505 S. Pavilion Center Drive Las Vegas, Nevada 89135 Attn: Frank J. Fertitta, III Fax No.: (702) 362-5889 E-mail: ffertitta@fertitta.com

with a copy to:	Fertitta Entertainment LLC 1505 S. Pavilion Center Drive Las Vegas, Nevada 89135 Attn: Marc J. Falcone Fax No.: (702) 362-5889 E-mail: mfalcone@fertitta.com

and to:	Milbank, Tweed, Hadley & McCloy LLP 601 S. Figueroa St., 30th Fl. Los Angeles, California 90017 Attn: Peter Benudiz Fax No.: (213) 892-4714 E-mail: pbenudiz@milbank.com
Additionally, Owner may, from time to time, designate in writing additional officers or employees of Owner (including the Owner Representative) or the members of Owner, who shall be entitled to receive copies of all notices delivered by Manager pursuant to this Agreement.
17.7    Waiver of Covenants, Conditions or Remedies. The waiver by one Party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement, nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both Parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.
17.8    Severability. If any provision of this Agreement or application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.
17.9    Financial Projections. Financial projections, budgets or similar forecasts as may have been prepared or in the future are prepared by Manager or its Affiliates do not take into account, nor make provisions for, any rise or decline in local or general economic conditions or other factors beyond the control of Manager. Manager and its Affiliates cannot and do not warrant or guaranty in any way said financial projections, budgets or other forecasts; provided, however, Manager shall utilize its expertise and professional judgment in preparing the same. Owner hereby acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar information which may have been prepared by Manager or its Affiliates. Owner further understands and acknowledges that no guaranty is made or implied by Manager or its Affiliates as to the cost, or the future financial success or profitability, of the Managed Properties.
17.10    Obligations of Manager to Owner. Subject to the approval rights vested in Owner and/or Owner’s board of directors, and in consideration for, and as an inducement to Owner entering into this Agreement, at Owner’s sole cost and expense (which for avoidance of doubt shall not be an Operating Cost) but for no additional consideration except for the Management Fees payable hereunder, Manager on behalf of itself and its Affiliates (including, without limitation, Fertitta Entertainment), hereby covenants and agrees to use its diligent and commercially reasonable efforts to manage the corporate business and affairs of Owner, Property

Owners, Tavern Operators and the Owner-Related Affiliates. In furtherance thereof, Manager is hereby delegated the following actions:
(a)    advise Owner’s board or directors with respect to the existing and future capital structure evidenced by the Loan Documents and any subsequent financing and/or refinancing of Owner, Property Owners, Tavern Operators and/or any Owner-Related Affiliates including, without limitation, to identify new equity sources and recommending modifications, amendments and/or alternative financing opportunities;
(b)    subject to the terms and conditions of this Agreement, implement all decisions and resolutions approved by Owner’s board of directors;
(c)    cause to be prepared and filed all required federal, state and local income tax returns and related documentation for Owner, Property Owners, Tavern Operators and the Owner-Related Affiliates;
(d)    maintain copies of the federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years of Owner, Property Owners, Tavern Operators and the Owner-Related Affiliates;
(e)    use commercially reasonable efforts to cause to be sent to each member of Owner, Property Owners and the Owner-Related Affiliates (within one hundred twenty (120) days after the end of each Fiscal Year or at such later time as is necessary taking into account Manager’s receipt of information), a copy of Schedule K-1 (or any successor form) indicating such member’s share of income in Owner, the applicable Property Owner and the applicable Owner-Related Affiliate, and any other information reasonably requested by Owner in connection therewith;
(f)    recommend to Owner, Property Owners and the Owner-Related Affiliates, all applicable elections, determinations and other decisions under the Internal Revenue Code of 1986, as amended, from time to time, and under applicable state and local tax law, including the positions to be taken on the federal, state and local information returns of Owner, Property Owners, Tavern Operators and the Owner-Related Affiliates, as applicable, provided such elections, determinations and other decisions are consistent with the allocation provisions contained in Owner’s organizational documents and are reasonably intended to legitimately reduce the taxable income of Owner, Property Owners and the Owner-Related Affiliates, as applicable, and thus the taxable income allocable to all members thereto, for the Fiscal Years in question;
(g)    maintain the corporate existence of Owner, Property Owners, the Tavern Operators and the Owner-Related Affiliates;
(h)    schedule and manage shareholder meetings for each of Owner, Property Owners, and the Owner-Related Affiliates;
(i)    maintain copies of Owner’s organizational documents;
(j)    cause to be prepared and maintained all books and records and financial statements as required under Section 8.1 and/or as otherwise required under the Loan Documents;

(k)    prepare and submit to Owner for Owner’s approval, any and all filings as required under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 and/or any other requirements of the United States Securities and Exchange Commission or any other Federal or state agency regulating the sale, registration or other handling of securities (including, without limitation, any notices required under the Sarbanes–Oxley Act of 2002), as requested by the board of directors of Owner, Property Owners and the Owner-Related Affiliates, as applicable;
(l)    prepare and submit to Owner for Owner’s approval, any and all filings as may be required to obtain or maintain any Government Approvals for any Person with respect to Owner, Property Owners and/or the Owner-Related Affiliates in connection with the ownership and operation of the Properties;
(m)    recommend and cause to be maintained corporate employee benefit plans and welfare plans for Owner, Property Owners and the Owner-Related Affiliates;
(n)    maintain or cause to be maintained copies of all material contracts and agreements of Owner, Property Owners and the Owner-Related Affiliates, including any amendments thereto, including, without limitation, all Loan Documents;
provided, however, notwithstanding the foregoing, (i) Manager’s obligations under this Section 17.10 remain subject to all of the terms, conditions and limitations set forth in this Agreement; (ii) Manager shall not be in breach of this Section 17.10 if Owner, Property Owners and/or the Owner-Related Affiliates, as applicable, refuse to reasonably cooperate with Manager and/or otherwise prevent Manager to comply with this Section 17.10; (iii) Manager and Owner hereby agree that Manager’s right to implement any decision or recommendation under this Section 17.10 shall expressly remain subject to Owner’s prior written approval; and (iv) Owner may revoke any one or more of the rights granted to Manager pursuant to this Section 17.10.
17.11    Counterparts and Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. The signature page or any counterpart may be detached therefrom without impairing the legal effect of the signature thereon so long as such signature page is attached to any other counterpart of this Agreement identical thereto.
17.12    Entire Agreement. This Agreement, together with the Manager Allocation Agreement and any subordination agreement mutually agreed upon by Manager and any lender to Owner, if any, contains the entire agreement between the Parties and all prior negotiations and agreements are merged herein. Neither this Agreement nor any provision hereof may be changed, waived, altered or modified, except by written instrument signed by the Party against which enforcement of the change, waiver, discharge or termination is sought. The failure of either Party to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed to be a waiver of such provision.
17.13    Interest. Any amount payable to Manager or Owner by the other which has not been paid when due shall accrue interest at the lesser of: (i) the highest legal limit in the state in which the Properties are located, which limit shall remain fixed; or (ii) two percent (2%) over the published base rate of interest charged by Citibank, N.A., New York, New York (or successor thereto), which rate shall float based on such published base rate, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed, from time to time.
17.14    Time of the Essence. Time is of the essence with respect to each of the material provisions of this Agreement.
17.15    Further Assurances. The Parties agree to execute such further documents and take such other actions as may be reasonably necessary to implement the purposes, objectives, terms and provisions of this Agreement.
17.16    Resolution of Disputes.
(a)    General. Except as otherwise prohibited in this Agreement, if any dispute, controversy, claim or disagreement arising out of or relating to this Agreement (collectively, “Disputes”), the Parties shall use all reasonable endeavors to resolve the matter amicably. If one Party gives the other written notice that a Dispute exists and the Parties are unable to resolve the Dispute within thirty (30) days of service of notice, the such Dispute shall be referred to the American Arbitration Association for binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association pursuant to and in accordance with Section 17.16(b). Without prejudice to a Party’s rights under Section 17.16(b), neither Party shall resort to arbitration against the other under this Agreement until thirty (30) days after the referral. This shall not affect a Party’s right, where appropriate, to immediately seek equitable relief in an appropriate federal or state court which relief may consist of a temporary restraining order, preliminary injunction, an order compelling specific performance or similar order enforcing the obligations under this Agreement. The Parties expressly waive any right or entitlement they may otherwise have to a jury trial in the event such action is filed.
(b)    Arbitration.
(1)    The Parties agree that, except those Disputes which are expressly required to be resolved by an Industry Consultant pursuant to Section 17.16(c) and those matters expressly excluded from arbitration pursuant to the terms and conditions of this Agreement (e.g., Annual Plan and Operating Budget Disputes and/or Disputes over a Party’s right to terminate this Agreement), all other Disputes with respect to this Agreement or any other agreement between Owner and Manager shall be resolved by arbitration administered by the American Arbitration Association as provided in this Section 17.16(b) and the then existing Commercial Arbitration Rules of the American Arbitration Association, except that to the extent the Commercial Arbitration Rules of the American Arbitration Association are inconsistent with the provisions of this Section 17.16(b), the terms hereof shall control. The arbitration shall be governed by the United States Federal Arbitration Act and this Section 17.16(b), and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction. Such arbitration shall be conducted by a single arbitrator be selected in accordance with such rules to conduct the arbitration; provided, however, that such single arbitrator shall have not fewer than ten (10) years of experience in the casino/hotel business in the market area where the Properties located, and shall not be an Affiliate of or a person who has any past, present, or currently contemplated future business or personal relationship with either Owner or Manager. The arbitrator shall be instructed to apply the internal laws of the State of New York (without regard to conflict of laws principles)

in resolving the subject dispute, controversy or claim. The decision of the arbitrator shall be made within thirty (30) days of the close of the hearing with respect to the arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld, conditioned or delayed) and when such decision is reduced to writing and signed by the arbitrator shall be final, conclusive and binding upon the Parties hereto, and may be enforced in any court having jurisdiction. The arbitration shall be held in New York, New York, and, except for those procedures specifically set forth in this Section 17.16(b), including, without limitation, the application of the internal laws of the State of New York (without regard to conflict of laws principles), shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date thereof. The arbitrator shall be directed to establish (i) a schedule for the conduct of the arbitration which shall yield a conclusion within one hundred twenty (120) days following the appointment of the arbitrator and (ii) economic or procedural sanctions (which may include default judgment) for any Party the arbitrator determines has intentionally delayed the conduct of the proceedings.
(2)    The arbitrator may consolidate proceedings with respect to any Dispute under this Agreement with proceedings with respect to any related controversy under this Agreement. However, except as specifically set forth in the preceding sentence: (i) arbitration only will be conducted on an individual, not class-wide, basis; (ii) only Manager (and its Affiliates and their respect officers, directors, owners, employees, agents and representatives) and Owner (and its Affiliates and their respect officers, directors, owners, employees, agents and representatives) may be parties to any arbitration proceeding described in this Section 17.16; and (iii) no such arbitration proceeding shall be consolidated with any other arbitration proceeding involving Manager and/or any other Person. Except in connection with claims by third parties for which a party is entitled to indemnification pursuant to this Agreement (including claims where such third party is seeking multiple, exemplary or punitive damages), the award may not include, and the parties specifically waive any right to an award of multiple, exemplary or punitive damages.
(3)    During the pendency of the arbitration, the Parties shall share equally the fees and expenses of the arbitrator. As part of the award, the arbitrator shall designate the Party whose position is substantially upheld, who shall recover from the other Party all of its reasonably attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the arbitrator, expert witness fees, compensation for in-house counsel, and all other fees and expenses incurred in connection with the arbitration. The arbitrator may determine that neither Party’s position was substantially upheld or otherwise allocate the fees and expenses in accordance with the relative extent to which either Party’s position was upheld.
(c)    Industry Consultant Determination. All Disputes relating to any of the (i) Operating Competitive Set; (ii) Performance Competitive Set (including, without limitation, if the Performance Competitive Set does not contain properties which publicly file the results of their operations and/or establishing a comparable metric in the event that Competitor EBITDA is not publicly available at any time when the Performance Test is to be calculated pursuant to this Agreement); (iii) Comparable Manager Properties; (iv) Variable Expenses or those matters expressly reserved under Section 8.3(b) for resolution hereunder; and/or (v) the Credit Policy shall be resolved according to this Section 17.16(c). If a Party is entitled to and elects to have an Industry Consultant designated, it shall notify the other Party in writing and the Parties shall attempt to designate a mutually acceptable Industry Consultant within five (5) Business Days of such notice. If the Parties are unable to select an Industry Consultant, then each of Owner and Manager shall select one (1) Industry Consultant and the two (2) selected Industry Consultants shall thereafter meet in good faith within five (5) Business Days and select a third Industry Consultant in accordance with the qualifications set forth in this Agreement, in which instance, the decision of the majority of the Industry Consultants shall be binding. The Industry Consultant(s) shall establish the procedure for resolving the dispute, including what evidence to consider, whether to allow written submissions, and whether to hold a hearing, subject to the following: unless otherwise agreed by the Parties, the Industry Consultant(s) shall hold at least one (1) proceeding at which the Parties present and respond to evidence, which shall take place on a Business Day not later than fifteen (15) Business Days, nor earlier than five (5) Business Days, from the date notice of the dispute is given or as soon thereafter as the Industry Consultant(s) is/are available. Unless otherwise agreed, all proceedings shall be conducted at one of the Properties;
(1)    no discovery may be conducted between the Parties;
(2)    no attorneys may appear on behalf of either Party (although either Party may use attorneys for their own consultation or advice);
(3)    the Industry Consultant shall schedule and conduct all proceedings with the objective of resolving the dispute as quickly and efficiently as possible; and
(4)    the Parties shall not engage in any communications with any Industry Consultants except in response to formal requests by an Industry Consultant or at proceedings scheduled by an Industry Consultant.
All decisions of the Industry Consultant(s), absent fraud, willful misconduct or demonstrated conflict of interest, are final and binding on the Parties (without appeal or review) and are enforceable in any court of competent jurisdiction. The Parties shall bear their own costs and expenses of the Industry Consultant resolution proceedings, including each Party’s respective attorneys’ fees and costs.
17.17    Limitation on Damages. In no event shall either Party be liable for any consequential, indirect, punitive or special damages relating to its performance of its duties under this Agreement, excepting only damages caused by such Party’s willful misconduct or fraud.
17.18    Attorneys’ Fees. If either of the Parties hereto obtains a judgment against the other Party in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), the prevailing Party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees and disbursements incurred in connection therewith (including reasonable fees of experts or consultants required in connection therewith) and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs. Any such attorneys’ fees and other expenses incurred by a Party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

17.19    Cooperation with Gaming Authorities.
(a)    This Agreement and all other agreements contemplated herein shall be executed and performed subject to all required approvals and authorizations, if any, by all applicable Governmental Authorities, including, without limitation, any Gaming Authorities. Owner, at its expense, promptly after the date hereof shall take such commercially reasonable actions as may be reasonably required to record, register, provide or file, as applicable, this Agreement with, or obtain such required approval or authorization from, the applicable Governmental Authorities as and if required by law and all related agreements, and permit Owner to make the payments required to be made to Manager under this Agreement and all related agreements. Owner and Manager each agree to cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Owner, Manager and their respective Affiliates, including the provision of such documents or other information as may be requested by such Gaming Authorities relating to Owner, Manager or any of their Affiliates or to this Agreement; provided, however, any cooperation by Owner with respect to any properties owned and/or operated by Manager and its Affiliates other than the Managed Properties shall be at Manager’s sole cost and expense.
(b)    If any Governmental Authority requires, as a condition of its approval of the initial effectiveness of this Agreement, directly or indirectly, the modification of any terms or provisions of this Agreement, the Parties shall use their diligent, commercially reasonable efforts to comply with such request; provided, however, that if such requested modification would have a material and adverse effect to any Party, then such Party shall have the right to terminate this Agreement by giving written notice to the other Party within thirty (30) days after receipt of such request for modification, with no liability whatsoever to the other Party for such termination.
17.20    Confidential Information. Except for those disclosures and/or uses expressly permitted under this Agreement and the accompanying exhibits hereto (including, without limitation, Manager’s right to use the Technology Systems at Other Manager Properties as described herein), Owner and Manager agree that any confidential, non-public or proprietary information in any form or media (including oral, written, computerized or electronic) received, shared or made available by the other Party during the performance of this Agreement, regarding Manager, on the one hand, and Owner or any Property Owner, on the other hand, whether or not marked or identified as confidential, or similar information provided to a Party by a third party with an obligation of confidentiality (the “Confidential Information”), will be treated by the other Party (the “Receiving Party”) in full confidence and will not be (a) used for any purpose other than to perform hereunder or (b) disclosed, provided or made available to any other Persons, other than (x) a Party’s employees and attorneys (and, subject to reasonable confidentiality agreements to be provided upon request, contractors), on a “need to know” basis for a Party to perform hereunder or (y) to Owner’s lenders and other financing sources. “Confidential Information” will not include any information that (i) is independently developed by a Party without reliance on Confidential Information; (ii) is acquired by a Party from another legitimate source; (iii) is disclosed by a disclosing Party to another person without a further obligation of confidentiality; (iv) becomes generally known to the industry or public through no fault of the disclosing Party; (v) is required to be disclosed to enforce a Party’s rights under this Agreement; or (vi) is required to be disclosed pursuant to any Legal Requirement, provided that any Receiving Party subject to such Legal Requirement (including interrogatories, document requests, subpoenas, civil investigative demands or similar processes) shall promptly notify the other Party and cooperate with any attempt by such Party to seek a protective order. This provision shall survive the termination of this Agreement for a period of two (2) years.
17.21    Estoppel Certificates. Manager and Owner each agree, at any time and, from time to time, but in no event more often than two (2) times in any rolling twelve (12) month period, upon not less than ten (10) days’ prior notice by the requesting party, to provide a statement in writing (i) that attaches a true and correct copy of this Agreement (as amended, if applicable); (ii) certifying that the attached copy of the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); and (iii) stating whether or not to the knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by Manager, Owner, any proposed assignee or transferee of Owner or the holder of any Mortgage or any prospective mortgagee or purchaser, as the case may be.
17.22    Use of Hazardous Substances. Manager shall take all commercially reasonable actions necessary to not cause or knowingly permit any hazardous or toxic substance, material, or waste that is or becomes regulated by any federal, state, or local governmental entity to be generated, brought onto, used, stored, released, or disposed of in or about the Properties by Manager or its agents, employees, contractors, or invitees. The preceding sentence will not be interpreted to prohibit Manager from using limited quantities of standard office or janitorial supplies containing chemicals as long as such use is in compliance with Legal Requirements in all material respects.
17.23    Anti-Money Laundering. Manager hereby represents, warrants and covenants as follows:
(a)    No officer, director or employee of Manager (i) has been convicted or charged with a felony relating to money laundering or other similar or related illegal activity; or (ii) is, to the knowledge of Manager, under investigation by any governmental authority relating to money laundering or other similar or related illegal activity.
(b)    Manager will comply, and will cause the Properties to comply, in all material respects with the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, all similar foreign laws and regulations, and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such laws, rules and regulations are applicable (collectively, “Anti-Money Laundering Laws”).
(c)    Manager shall take any and all actions customary and standard of hotel and casino operators located within the Las Vegas market, in order to cause the Properties to, maintain and comply with reasonably adequate “Know-Your-Customer” and risk-based anti-money-laundering procedures, including, without limitation, procedures to identify and verify the identities of their respective customers, detecting and identifying transactions that raise suspicions of money laundering or other illicit activities, and screening for persons, entities, and jurisdictions that may be subject to the sanctions regime administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Without limiting the generality of the foregoing, such procedures shall be subject to the approval of Owner (such approval not to be unreasonably withheld, conditioned or delayed), and Manager will implement, and cause the Properties to implement, all modifications to such procedures or additions to such procedures as Owner may reasonably request.
17.24    Not an Interest in Real Estate; No Recordation. Manager and Owner agree that it is not the intention of the Parties to this Agreement to convey or create an interest in real property. Neither this Agreement nor any memorandum hereof shall be recorded against the Properties and any recordation or attempted recordation of this Agreement or any memorandum of this Agreement by Manager shall constitute a Material Default, and in addition to any other remedies therefor, Owner is hereby granted a power of attorney (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Manager a notice or memorandum removing this Agreement or such memorandum of this Agreement from the public records or evidencing the termination hereof (as the case may be). ALL RECORDING OFFICERS ARE HEREBY DIRECTED NOT TO RECORD THIS AGREEMENT.
17.25    Limitations of Personal Liability. Except for Fertitta Entertainment’s obligations pursuant to Section 17.26, the principals, partners, shareholders, members, managers, officers, directors, trustees, employees, agents, representatives and Affiliates of Manager and/or Owner shall never be personally liable for any monetary claim, damages, costs or expenses (including attorneys’ fees awarded under this Agreement) arising from or related to any defaults described in this Agreement (altogether, “Liabilities”) and there shall be no levy of execution against the assets of such Persons on account of any Liabilities. Notwithstanding the foregoing, the foregoing limitations shall not apply to any Liability which is proven by final judgment to have resulted from the gross negligence, fraud or the knowingly willful misconduct of Manager or Owner, as applicable (provided, however, that the foregoing shall not be deemed to make any such partner, shareholder, officer, director, trustee, employee, agent representative or Affiliate personally liable for such Liability except to the extent that such Liability would otherwise exist under applicable Legal Requirements), nor shall this Section 17.25 limit non-monetary equitable remedies and relief or the return of overpaid fees. This Section 17.25 shall survive any termination or expiration of this Agreement.
17.26    Guaranty of Manager Obligations by Fertitta Entertainment. For value received, and in consideration for, and as an inducement to Owner entering into this Agreement, Fertitta Entertainment has executed that certain Guaranty dated as of June 16, 2011 by Fertitta Entertainment for the benefit of Owner, a copy of which is attached hereto as Exhibit “F” (the “Guaranty”) whereby Fertitta Entertainment unconditionally and irrevocably guarantees to Owner and Owner’s successors and assigns, the full performance and observance of all the covenants, conditions and agreements, herein provided to be performed and observed by Manager.
17.27    Subordination; No Conflict. In the event of a conflict between the terms and provisions set forth in this Agreement and those contained in any subordination agreement mutually agreed upon by Manager and any lender, the Parties acknowledge and agree that the terms of such subordination agreement shall control and this Agreement shall be deemed amended to the extent necessary to remove such conflict.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

OWNER:
NP OPCO LLC,
a Nevada limited liability company
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

PROPERTY OWNERS:
NP FIESTA LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

NP GOLD RUSH LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

1

NP LAKE MEAD LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

NP LML LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

NP MAGIC STAR LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

2

NP RANCHO LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

NP SANTA FE LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

NP TEXAS LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

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NP GREEN VALLEY LLC,
a Nevada limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

NP AUBURN DEVELOPMENT LLC,
a California limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

SC SONOMA DEVELOPMENT LLC,
a California limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

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SONOMA LAND ACQUISITION COMPANY, LLC,
a California limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President
NP FRESNO LAND ACQUISITIONS, LLC,
a California limited liability company
By:    NP Opco LLC,
    a Nevada limited liability company,
    its sole member
By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

TAVERN OWNER:
SC SP Holdco LLC,
a Nevada limited liability company,
as sole member

By:    NP Opco, LLC,
a Nevada limited liability company,
its sole member

By: /s/ Richard J. Haskins
Name: Richard J. Haskins
Title: Senior Vice President

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MANAGER:

FE OPCO MANAGEMENT LLC,
a Delaware limited liability company
By:    Fertitta Entertainment LLC
    a Delaware limited liability company
    its member
By:    /s/ Marc J. Falcone
Name: Marc J. Falcone
Title:     Executive Vice President

AGREED AND ACCEPTED BY:
FERTITTA ENTERTAINMENT LLC,
a Delaware limited liability company
By:    /s/ Marc J. Falcone
Name: Marc J. Falcone
Title:     Executive Vice President

EXHIBIT “D”
FINANCIAL TERMS
I.DISBURSEMENT PRIORITY SCHEDULE
Manager shall disburse funds from the Operating Bank Account on monthly basis in the following order of priority and to the extent available:
(i)when due, all Operating Costs (including the Base Management Fee);
(ii)when due, the payment of debt service with respect to other loans under any Loan Documents and/or from third parties;
(iii)the payment for emergency expenditures to the extent paid from the Operating Bank Accounts or from amounts on deposit in the Reserve Funds;
(iv)deposits into the Reserve Fund (to the extent required to be funded pursuant to Section 7.2(b)), and any other reserves established by Owner for anticipated expenditures, liabilities or contingencies.
In following the priorities set forth above, Manager will reserve funds in the Operating Bank Account each Fiscal Month for payment of any Operating Costs for any of the above items which Manager has a duty to pay that are not paid on a monthly basis (e.g., real estate taxes, insurance premiums and so on).
II.TERMINATION FEE
The “Termination Fee” shall be, upon a Third Party Sale with respect to all Managed Properties, an amount equal to the sum of the Management Fees for the trailing twelve (12) month period prior to the Termination (“TTMF”) if the Third Party Sale occurs prior to the expiration of the fifth (5th) Full Fiscal Year of the Term, which Termination Fee shall decline at a rate of fifty-five one hundredths of one percent (0.55%) of the TTMF per month commencing on the first month of the sixth (6th) Full Fiscal Year of the Term; provided that the Termination Fee shall be $0 if this Agreement is terminated at any time after the commencement of the twentieth (20th) Full Fiscal Year of the Term. In the event of a Third Party Sale relating to one (1) or more but not all of the Managed Properties then subject to this Agreement, the Termination Fee will be pro-rated among such Managed Properties then subject to this Agreement on the basis of the percentage of Management Fees attributable to each Managed Property in the TTMF such that the Termination Fee for the terminated Managed Properties shall be such pro-rated amount (and not the full Termination Fee). An example calculation of the Termination Fee is set forth below:

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Sample Effective Date of Termination	Termination Fee
1st Fiscal Month through 60th Fiscal Month
The product of (a) 100% multiplied by (b) Base Management Fee for the 12 Fiscal Months prior to the effective date of termination + Incentive Fee for the 12 Fiscal Months prior to the effective date of termination (the “Lost Fees”).

61st Fiscal Month	The product of 99.45% * the Lost Fees
62nd Fiscal Month	The product of 98.9% * the Lost Fees
63rd Fiscal Month	The product of 98.35% * the Lost Fees
64th Fiscal Month	The product of 97.8% * the Lost Fees
100th Fiscal Month	The product of 78% * the Lost Fees
110th Fiscal Month	The product of 72.5% * the Lost Fees
115th Fiscal Month	The product of 69.75% * the Lost Fees
122nd Fiscal Month	The product of 65.9% * the Lost Fees
150th Fiscal Month	The product of 50.5% * the Lost Fees
175th Fiscal Month	The product of 36.75% * the Lost Fees
200th Fiscal Month	The product of 23% * the Lost Fees
224th Fiscal Month	The product of 9.8% * the Lost Fees
239th Fiscal Month	The product of 1.55% * the Lost Fees
240th Fiscal Month and thereafter	No Termination Fee

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EXHIBIT “E”
IP LICENSE AGREEMENT
This IP LICENSE AGREEMENT (this “Agreement”), dated as of June 16, 2011 (the “Effective Date”), is entered into by and between NP OPCO LLC, a Nevada limited liability company (“Licensor”), and FE OPCO MANAGEMENT LLC, a Delaware limited liability company (“Licensee”, and each a “Party”).
RECITALS
WHEREAS, Owner and Licensee have entered into that certain Management Agreement of even date herewith (as amended, waived modified or restated from time to time, the “Management Agreement”) with respect to that certain undeveloped real property and those casinos currently operated in Las Vegas, Nevada under the names BARLEY’S CASINO & BREWING COMPANY, FIESTA HENDERSON CASINO HOTEL, FIESTA RANCHO CASINO HOTEL, GOLD RUSH CASINO, THE GREENS GAMING AND DINING, LAKE MEAD CASINO, SANTA FE STATION HOTEL & CASINO, TEXAS STATION GAMBLING HALL & HOTEL, WILDFIRE CASINO AND LANES, WILDFIRE CASINO – BOULDER, WILDFIRE CASINO – RANCHO AND GUN LAKE CASINO (the “Properties”);
WHEREAS, Licensor owns or licenses certain Intellectual Property, and Licensor desires to grant to Licensee, and Licensee desires to accept from Licensor, a license or sublicense to such Intellectual Property solely for the purpose of operating and managing the Managed Properties pursuant to the terms of the Management Agreement; and
WHEREAS, Section 6.2(c) of the Management Agreement requires, in consideration of the services to be performed by Licensee thereunder and the fees to be paid by Licensor thereunder, that the Parties enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:
ARTICLE I – DEFINITIONS
1.1    Definitions. The following definitions shall apply to this Agreement:
Copyrights: “Copyrights” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.01 of the Management Agreement.
Intellectual Property: “Intellectual Property” shall have the meaning set forth in Section 1.01 of the Management Agreement.
IP Holdco: NP IP Holdings LLC, a Nevada limited liability company.
IP Owner: With respect to any Licensed IP, the applicable owner thereof which has licensed such Licensed IP to or in favor of Licensor.
Licensed IP: “Licensed IP” shall mean that “Licensed IP,” as defined in Section 6.02(b) of the Management Agreement, that Licensor has the right to sublicense to Licensee hereunder.
Licensor Intellectual Property: All Owned IP and Licensed IP.

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Manager IP: “Manager IP” shall have the meaning set forth in Section 6.2(e) of the Management Agreement.
Owned IP: “Owned IP” shall have the meaning set forth in Section 6.2(a) of the Management Agreement.
Patents: “Patents” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.01 of the Management Agreement.
Subsidiary-Owned IP: “Subsidiary-Owned IP” shall have the meaning set forth in Section 6.4 of the Management Agreement.
Third-Party Licensed IP: “Third-Party Licensed IP” shall mean all Licensed IP that is not Subsidiary-Owned IP.
Trademarks: “Trademarks” shall have the meaning set forth in the definition of “Intellectual Property” in Section 1.01 of the Management Agreement.
Upgrades: “Upgrades” shall mean improvements, modifications, enhancements, upgrades, derivative works, additions to and replacements of.
1.2    General. Any other capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Management Agreement. For all purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires, (i) words in the plural include the singular and vice versa, (ii) the words “herein,” hereof” and “hereunder” refer to this Agreement as a whole and not to any particular Article or Section, and (iii) the term “including” and words of similar import shall be deemed to be followed by the phrase “without limitation.”
1.3    Licensor’s Other Licensees. The Parties agree that all licenses and sub-licenses granted hereunder are non-exclusive and that Licensor or the applicable Intellectual Property Owner may grant to its Affiliates or any other Persons the same or similar rights to those granted to Licensee hereunder.
ARTICLE II – OWNERSHIP
2.1    Ownership. Licensee acknowledges and agrees that, after the Effective Date, as between Licensee, on the one hand, and Licensor and IP Owner on the other hand, Licensor or IP Owner, as the case may be, owns all right, title, and interest in and to the Licensor Intellectual Property. Licensee shall not contest, dispute, or challenge Licensor’s or such IP Owner’s right, title, and interest in and to the Licensor Intellectual Property or seek any applications, registrations or reservations thereof; provided that Licensee’s obligations in this sentence with respect to any Third-Party Licensed IP shall not extend beyond the duties of Licensor or IP Holdco as the licensee of such Third-Party Licensed IP. All goodwill generated by Licensee’s use of any Trademarks included in the Licensor Intellectual Property shall inure to the benefit of Licensor.
2.2    Retained Rights. For clarity, except as expressly set forth herein, no assignment or license of Intellectual Property is made or granted by any Party to the other Party, and each Party reserves all rights with respect thereto. This Agreement does not govern the Parties’ rights with respect to Manager IP, FE Proprietary Management Programs and Procedures, Standard Management Programs and Procedures, Business Information or Customer Databases, which are governed solely by the Management Agreement.

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ARTICLE III – IP ASSIGNMENT
3.1    Intellectual Property Assignment. Notwithstanding Section 2.1, to the extent any rights in any Licensor Intellectual Property are deemed to accrue to Licensee, Licensee (on behalf of itself and its Affiliates) hereby assigns and transfers same, at the time any such rights may accrue, to Licensor or IP Owner, as the case may be.
3.2    Trademark License.
3.2.1    Trademark License. Licensor hereby grants to Licensee a non-exclusive, worldwide, fully paid-up, royalty-free, perpetual (subject to Section 6.2), non-sublicensable license to use all Trademarks included in the Owned IP (and sublicense, with respect to Trademarks included in the Licensed IP) (collectively, the “Licensed Marks”) and all advertising, marketing and promotional materials related thereto, including use as a metatag, Internet key word or similar methods to increase search engine rankings and/or in social networks and other new media, in each case, solely in connection with Licensee’s performance of its duties and responsibilities under the Management Agreement.
3.3    Quality Control. Licensee agrees to use all Trademarks included in the Licensed IP only in connection with products and services bearing or offered under a level at least equal, in all material respects, to the standards prevailing in the operation of the Managed Properties as of the Effective Date. Licensee shall use the Licensor Intellectual Property in compliance with all applicable Legal Requirements (as defined in the Management Agreement).
3.4    Notices/Legal Compliance. Licensee agrees to use all notices and legends with the Licensor Intellectual Property in accordance with all applicable Legal Requirements (as defined in the Management Agreement) or as reasonably requested by Licensor and consistent with Licensor’s own use of such notices.
3.5    Non-Trademark Use. Nothing in this Agreement shall prevent either Party from using or licensing any Trademarks owned by the other Party (i) in a non-trademark, descriptive or generic manner; (ii) in a non-trademark manner to describe the history of its business, to the extent permitted by applicable Legal Requirements; or (iii) in a nominative “fair use” matter, so long as the use does not create confusion as to a current affiliation or association between the Parties or their respective products or services.
3.6    Prohibited Uses. Licensee agrees not to use the Trademarks owned by Licensor, except as otherwise permitted herein. The Parties agree that this prohibition includes using such Trademarks as a metatag, Internet key word or similar method to increase search engine rankings and/or in social networks and other new media.
ARTICLE IV – COPYRIGHTS & PATENTS
4.1    Copyright License. Licensor hereby grants to Licensee a non-exclusive, worldwide, fully paid-up, royalty-free, perpetual (subject to Section 6.2), non-sublicensable license to exercise all rights under copyright (including the right to create derivative works) with respect to all Copyrights included in the Owned IP (and sublicense, with respect to Copyrights included in the Licensed IP), in each case, solely in connection with Licensee’s performance of its duties and responsibilities under the Management Agreement.
4.2    Patent and Trade Secret License. Licensor hereby grants to Licensee a non-exclusive, worldwide, fully paid-up, royalty-free, perpetual (subject to Section 6.2), non-sublicensable license to exercise all rights with respect to all Patents, trade secrets or know-how included in the Owned IP (and

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sublicense, with respect to Patents, trade secrets or know-how included in the Licensed IP), in each case solely in connection with Licensee’s performance of its duties and responsibilities under the Management Agreement. Licensee agrees to use all notices and confidentiality measures with respect to its use of the Licensed Patents and Trade Secrets in accordance with all Legal Requirements (as defined in the Management Agreement), or as reasonably requested by Licensor and consistent with Licensor’s own use of such notices and confidentiality measures.
ARTICLE V – DISCLAIMERS
5.1    Disclaimer by Licensor. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSOR INTELLECTUAL PROPERTY .
5.2    Disclaimer by License. LICENSEE MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY INTELLECTUAL PROPERTY ASSIGNED TO LICENSOR HEREUNDER.
ARTICLE VI – TERM & TERMINATION
6.1    Term. The term of this Agreement shall commence on the Effective Date and shall last in perpetuity, subject to Section 6.2.
6.2    Termination. The Parties may terminate this Agreement at any time upon mutual agreement in their sole discretion. In addition, if the Management Agreement is terminated in accordance with its terms, then this Agreement and the rights of Licensee hereunder shall automatically terminate without the need for any further action hereunder. Notwithstanding the foregoing, all obligations of the Parties under Section 2.1 and all obligations of the Licensee under Section 3.1 of this Agreement shall survive any such termination.
ARTICLE VII – MISCELLANEOUS
7.1    Submission to Jurisdiction; Consent to Service of Process. Without limiting a Party’s right to appeal any order of the Bankruptcy Court, to the extent required under the Plan (i) the bankruptcy court overseeing the bankruptcy case of Station Casinos, Inc. and certain of its subsidiaries (the “Bankruptcy Court”) shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement or any breach or default hereunder, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 7.4; provided that if the Bankruptcy Court closes the above-referenced case, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada, and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party consents to process being served by the other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.4. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.

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7.2    Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each Party. Any term or provision of this Agreement may be waived by the Parties only if the waiver is authorized in writing by an authorized representative of such Party. No action taken pursuant to this Agreement, including, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by a Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of a Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
7.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.
7.4    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Licensor, to: c/o Station Casinos LLC
1505 S. Pavilion Center Drive
Las Vegas, Nevada 89135
Attn: Thomas M. Friel
Fax No.: (702) 495-4245
E-mail: tom.friel@stationcasino.com

with a copy to:	German American Capital Corporation 60 Wall Street, 10th Fl. New York, New York 10005 Attn: Robert W. Pettinato, Jr. Fax No.: (212) 797-4489 E-mail: robert.pettinato@db.com

and to:	Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attn: Charles E. Schrank Fax No.: (312) 853-7036 E-mail: cschrank@sidley.com

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If to Licensee, to: FE Opco Management LLC
c/o Fertitta Entertainment, LLC
10801 W. Charleston Blvd.
Suite 600
Las Vegas, Nevada 89135
Attn: Frank J. Fertitta, III
Fax No.: (702) 362-5889
E-mail: ffertitta@fertitta.com

With a copy to:	Fertitta Entertainment 10801 W. Charleston Blvd. Suite 600 Las Vegas, Nevada 89135 Attn: Marc J. Falcone Fax No.: (702) 362-5889 E-mail: mfalcone@fertitta.com

and to:	Milbank, Tweed, Hadley & McCloy LLP 601 S. Figueroa St., 30th Fl. Los Angeles, California 90017 Attn: Peter Benudiz Fax No.: (213) 892-4714 E-mail: pbenudiz@milbank.com
7.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as its economic or legal substance is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner.
7.6    Binding Effect; Assignment; Sub-Licensing. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by a Party without the prior written consent of the other Party in its sole discretion. For purposes of this Section 7.6 and Section 7.7, a change in control, merger or reorganization of a Party shall constitute an “assignment” hereunder, regardless of whether the Party hereto survives such transaction. In addition, Licensee may not sublicense, encumber or pledge any or all of its rights hereunder to use the Licensor Intellectual Property without the prior written consent of Licensor. Notwithstanding the foregoing, Licensor may assign this Agreement, together with all rights, interests, and obligations hereunder, without the prior written consent of Licensee, if the assignment is to (a) an entity in which Licensor has a majority ownership and right of control, (b) any successor entity to Licensor in connection with a merger, reorganization, divestiture, consolidation, or other corporate restructuring of Licensor, or (c) any purchaser of substantially all of Licensor’s assets, provided that any such successor entity or purchaser is not a Disqualified Institution as set forth in Exhibit A hereof (collectively, a “Permitted Assignment”). In addition, Licensor may, in the event of any foreclosure or other enforcement action under any documents evidencing indebtedness of Licensor, assign its rights hereunder to any transferee or representative of the holders of such indebtedness which acquires all or substantially all the assets or equity interests in Licensor as a result of such enforcement action and such foreclosure action shall also constitute a Permitted Assignment. In the event of a Permitted Assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and any permitted assignee must assume the assigning Party’s obligations herein in writing. Any purported transaction

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in violation of the foregoing will be void. For clarity, the foregoing does not prevent either Party from granting a security interest in its rights under this Agreement, provided that any assignment to any party under such security agreement must comply with the foregoing.
7.7    Assumption. Notwithstanding any provision to the contrary, in the event Licensee declares bankruptcy and elects to assume this Agreement in the bankruptcy proceeding, Licensor hereby consents to such assumption by Licensee, provided that Licensee agrees to comply with all of the terms and conditions of this Agreement. The provisions in Section 7.6 will continue to apply with regards to any contemplated assignment to a third party.
7.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
7.9    Third-Party Beneficiaries. The Parties hereby agree that IP Holdco shall be an express third-party beneficiary under this Agreement, and the rights of Licensor hereunder shall accordingly inure to the benefit of IP Holdco. Subject to the foregoing, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement, except as provided herein.
7.10    Further Assurances. Each Party shall take all further actions, at the reasonable request and expense of the other Party, to further the intents and purposes of this Agreement. Without limiting the generality of the foregoing, Licensee agrees to execute any further documents or take any further actions required to effect the intent of Sections 3.1, 4.1, and 4.4 herein and to perfect Licensor’s or the IP Owner’s ownership of the Intellectual Property.
7.11    Section 365(n). The Parties agree that the licenses in Article IV are intended to be licenses to “intellectual property” under Section 365(n) of the Bankruptcy Code. If, Licensor enters into bankruptcy, the Parties agree that (i) Licensee shall have all rights of a licensee to “intellectual property” under 11 U.S.C. § 365(n) with respect to the licenses in Article IV; (ii) the license in Section 3.2 shall be deemed inextricably tied to the Article IV licenses, such that Section 365(n) should be deemed to protect Licensee’s rights under all licenses in this Agreement; and (iii) the Intellectual Property assignments herein shall be deemed non-executory and irrevocable.
[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

LICENSOR:                     LICENSEE:

By:	By:
Name: Title:	Name: Title:

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EXHIBIT “F”
GUARANTY
This GUARANTY (this “Guaranty”) is executed as of June 16, 2011, by FERTITTA ENTERTAINMENT LLC, a Delaware limited liability company (“Guarantor”), in consideration of, and as required by, that certain Management Agreement (the “Agreement”) on this date by FE OPCO MANAGEMENT LLC, a Delaware limited liability company (“Manager”) and NP OPCO LLC, a Nevada limited liability company (“Owner”).
Guarantor, on behalf of itself, its successors and assigns, does hereby irrevocably, absolutely and unconditionally covenant and agree with Owner, its successors and assigns, to be liable for and to guaranty the full and timely payment and performance when due of, each and every undertaking, agreement, covenant, liability and obligation of Manager as and to the extent set forth in the Agreement and any other agreements executed by Manager in connection therewith. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Agreement. The terms of the Agreement (notwithstanding its prior termination), as the same may be modified without notice to Guarantor, are incorporated herein by reference as if the terms of the Agreement were stated herein.
This Guaranty is a primary and original obligation of Guarantor, is not merely the creation of a surety relationship, and is an absolute and unconditional, and continuing guaranty of payment and performance. It shall be enforceable against Guarantor, its successors and assigns, without the necessity for any suit or proceedings by Owner against Manager, its successors and assigns, and without the necessity of any notice of non-payment, non-performance, or non-observance or any notice of acceptance of this Guaranty or any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives. Guarantor agrees that the validity of this Guaranty and the obligations of Guarantor shall in no way be terminated, affected or impaired by reason of the assertion or the failure or delay to assert by Owner against Manager, or Manager’s successors and assigns, any of the rights or remedies reserved to Owner pursuant to the provisions of the Agreement. The single or partial exercise of any right, power or privilege under this Guaranty shall not preclude any other or the further exercise thereof or the exercise of any other right, power or privilege by Owner Guarantor waives: (1) acceptance and notice of acceptance by Manager of the foregoing undertakings; (2) notice of demand for nonperformance of any obligations guaranteed; (3) protest and notice of default to any party with respect to the nonperformance of any obligations guaranteed; (4) any right Guarantor may have to require that an action be brought against Manager or any other person as a condition of liability; (5) any right to assert or claim that Guarantor is exonerated by any action taken by Owner which impairs Guarantor’s rights to be subrogated to Owner’s rights against Manager; (6) the right to enforce any remedies that Owner now has, or later may have, against Manager until such time as all indebtedness of Manager (relative to Owner) has been satisfied; (7) any right to participate in, proceed against, or exhaust any security now or later held by Owner; (8) all notices of the existence, creation or incurrence of new or additional obligations under the Agreement; (9) any duty of Owner to advise Guarantor of any information known to Owner regarding the financial condition of Manager; (10) the right to proceed against Manager or pursue any particular remedy in Owner’s power; and (11) any defense by reason of any disability of Manager. Guarantor agrees that: (a) it shall render any performance of obligations guaranteed upon demand; (b) liability shall

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not be contingent or conditioned upon pursuit by Manager of any remedies against Manager or any other person; and (c) liability shall not be diminished, relieved or otherwise affected by any extension of time, or other indulgence which Manager may grant to Manager or to any other person, including the acceptance of any payment or performance, or the compromise or release of any claims, none of which shall in any way modify or amend this guarantee, which shall be continuing and irrevocable until all obligations guaranteed are satisfied.
Guarantor hereby represents, acknowledges and agrees that:
(a)Guarantor’s liability under this undertaking shall be direct, immediate, and independent of the liability of, Manager;
(b)Guarantor shall render any performance of obligations guaranteed upon demand if Manager fails or refuses punctually to do so;
(c)This undertaking will continue unchanged by the occurrence of any bankruptcy with respect to Manager or any assignee or successor of Manager or by any abandonment of the Agreement, by a trustee in bankruptcy of Manager. Neither the Guarantor’s obligations to render performance in accordance with the terms of this undertaking nor any remedy for enforcement shall be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Manager or its estate in bankruptcy or of any remedy for enforcement, resulting from the operation of any present or future provision of the U.S. Bankruptcy Act or other statute, or from the decision of any court or agency;
(d)Owner may proceed against Guarantor and Manager jointly and severally, or Owner may, at its option, proceed against a Guarantor, without having commenced any action, or having obtained any judgment against Manager;
(e)In any collection or attempt to collect amounts due pursuant to this undertaking or any negotiations relative to the obligations hereby guaranteed or in enforcing this undertaking against Guarantor, the Party whose position is substantially upheld shall recover from the other Party all of its reasonable attorneys’ fees and all costs and other expenses in connection therewith;
(f)Guarantor directly, or indirectly through a direct or indirect wholly-owned Subsidiary, has all right, title and interest to the management, franchise and/or licensing fees payable in connection with all Other Manager Properties. Guarantor agrees that it will notify Owner in writing promptly upon the occurrence of any event which would render the foregoing representation incorrect;
(g)Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
(h)Guarantor has the requisite power and authority to execute, deliver and perform the terms and provisions of this Guaranty. Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms;

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(i)Neither the execution, delivery or performance by Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any applicable law binding upon Guarantor, or (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default in respect of, any material agreement, contract or instrument to which Guarantor is a party or by which it or any of its property or assets is bound or to which it or it may be subject;
(j)There is no litigation, action, suit, investigation, claim or proceeding pending or, to Guarantor’s knowledge, threatened with respect to this Guaranty;
(k)Guarantor is not insolvent;
(l)Guarantor is immediately benefited by the Agreement, and Owner’s execution and delivery of the Agreement and Owner’s engagement of Manager thereunder to manage the Properties;
(m)Guarantor has such knowledge and experience in financial and business matters that Guarantor is capable of evaluating the merits and risks of this transaction and of guaranteeing the obligations guaranteed hereby;
(n)Guarantor is currently informed of the financial condition of Manager and of all other circumstances which a diligent, commercially reasonable inquiry would reveal and which bear upon the risk of nonpayment of the obligations guaranteed hereby. Guarantor further represents and warrants to the Owner that it has read and understands the terms and conditions of the Agreement; and
(o)The validity, construction and enforceability of this Guaranty shall be governed in all respects by the laws of the State of New York, without regard to its conflicts of laws rules. Guarantor agrees to be bound by the arbitration obligations under the Agreement. Guarantor also agrees to submit to the jurisdiction of the state court or federal court located in New York County, New York as the exclusive jurisdiction for all actions arising under the Agreement and waive any objections it may have to the jurisdiction of or venue in those courts.
This Guaranty (and the rights of Owner hereunder) may be pledged and/or assigned by Owner to any current of future mortgagee or other lender possessing a secured interest in the Properties.

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This Guaranty may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument. Facsimile signatures shall constitute original signatures.

FERTITTA ENTERTAINMENT LLC, a Delaware limited liability company __________________________________ By: Its:

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EXHIBIT “G”
TECHNOLOGY SYSTEMS LICENSE
This TECHNOLOGY SYSTEMS LICENSE AGREEMENT (this “Agreement”), dated as of June 16, 2011 (the “Effective Date”), is entered into by and between NP OPCO LLC, a Nevada limited liability company (“Licensor”), and FE OPCO MANAGEMENT LLC, a Delaware limited liability company (“Licensee”, and each a “Party”).
RECITALS
WHEREAS, Owner and Licensee have entered into that certain Management Agreement of even date herewith (as amended, waived modified or restated from time to time, the “Management Agreement”) with respect to certain undeveloped real property and those casinos currently operated in Las Vegas, Nevada under the names BARLEY’S CASINO & BREWING COMPANY, FIESTA HENDERSON CASINO HOTEL, FIESTA RANCHO CASINO HOTEL, GOLD RUSH CASINO, THE GREENS GAMING AND DINING, LAKE MEAD CASINO, SANTA FE STATION HOTEL & CASINO, TEXAS STATION GAMBLING HALL & HOTEL, WILDFIRE CASINO AND LANES, WILDFIRE CASINO – BOULDER, WILDFIRE CASINO – RANCHO, GUN LAKE CASINO (the “Properties”);
WHEREAS, Licensor owns or licenses certain Technology Systems as defined below, and Licensor desires to grant to Licensee, and Licensee desires to accept from Licensor, a license or sublicense to access and use such Technology Systems solely for the purpose of operating and managing the Properties pursuant to the terms of the Management Agreement and certain other casinos operated by Licensee; and
WHEREAS, Section 6.1 of the Management Agreement requires, in consideration of the services to be performed by Licensee thereunder and the fees to be paid by Licensor thereunder, that the Parties enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:
ARTICLE I – DEFINITIONS
1.1    Definitions. The following definitions shall apply to this Agreement:
(a)    Initial Owned IP: “Initial Owned IP” shall have the meaning set forth in Section 6.2 of the Management Agreement.
(b)    Intellectual Property: “Intellectual Property” shall have the meaning set forth in Section 1.01 of the Management Agreement.
(c)    Other Manager Properties: “Other Manager Properties” shall have the meaning set forth in Section 1.01 of the Management Agreement.
(d)    Technology Systems: “Technology Systems” shall have the meaning set forth in Section 6.1 of the Management Agreement, and for clarity, excludes the Customer Databases.
(e)    Technology Systems IP: “Technology Systems IP” shall mean all Owner Intellectual Property contained in the Technology Systems, other than as set forth in Section 2.2.

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(f)    Technology Systems Upgrades: “Technology Systems Upgrades” shall have the meaning set forth in Section 6.1 of the Management Agreement, and for clarity, excludes the Customer Databases.
1.2    General. Any other capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Management Agreement. For all purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires, (i) words in the plural include the singular and vice versa, (ii) the words “herein,” hereof” and “hereunder” refer to this Agreement as a whole and not to any particular Article or Section, and (iii) the term “including” and words of similar import shall be deemed to be followed by the phrase “without limitation.”
1.3    Licensor’s Other Licensees. The Parties agree that all licenses granted hereunder are non-exclusive and that Licensor may grant to its Affiliates or any other Persons the same or similar rights to those granted to Licensee hereunder.
ARTICLE II – OWNERSHIP
2.1    Ownership. Licensee acknowledges and agrees that, after the Effective Date, as between Licensee, on the one hand, and Licensor on the other hand, Licensor owns all right, title, and interest in and to the Technology Systems. Licensee shall not contest, dispute, or challenge Licensor’s right, title, and interest in and to the Technology Systems or seek any applications, registrations or reservations thereof.
2.2    Retained Rights. For clarity, except as expressly set forth herein, no assignment or license of intellectual property is made or granted by any Party to the other Party, and each Party reserves all rights with respect thereto. For the avoidance of doubt, this Agreement does not include Manager IP, FE Proprietary Management Programs and Procedures, Standard Management Programs and Procedures, Business Information or Customer Databases, which are governed solely by the Management Agreement, and Technology Systems IP shall not be deemed to include any such categories of property.
ARTICLE III – LICENSE
3.1    Technology Systems and Technology Systems IP License. Licensor hereby grants to Licensee a non-exclusive, worldwide, fully paid-up, royalty-free, perpetual (subject to Section 5.2), non-sublicensable license to: (i) load, reproduce and use the Technology Systems IP and Assigned Technology Systems IP on an unlimited number of servers, mainframe, and mid-range computers or client workstations within Licensee’s organization; (ii) use the Technology Systems, including, but not limited to, the servers, mainframe, and mid-range computers or client workstations within Licensor’s operation; (iii) modify, enhance, upgrade, create derivative works based upon and otherwise maintain and support the Technology Systems IP; and (iv) reproduce the Technology Systems IP for archival or back-up purposes, in each case, solely in connection with Licensee’s management of the Properties, the other Company Managed Properties and any Other Manager Properties.
3.2    Technology Systems Upgrades License. If any Technology Systems Upgrades created by Owner after termination of this Agreement would have the effect of precluding Licensee’s ability to continue using the Technology Systems and Technology Systems IP as they existed at the termination of this Agreement, then Licensor hereby grants to Licensee a non-exclusive, worldwide, fully paid-up, royalty-free, perpetual, non-assignable, non-sublicensable license to use such Technology Systems Upgrades that are necessary for Licensee’s continued use of the Technology Systems and Technology Systems IP as existed at the termination of this Agreement.

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ARTICLE IV – DISCLAIMERS
4.1    Disclaimer by Licensor. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY SYSTEMS OR TECHNOLOGY SYSTEMS IP.
ARTICLE V – TERM & TERMINATION
5.1    Term. The term of this Agreement shall commence on the Effective Date and shall last in perpetuity, subject to Section 5.2.
5.2    Termination. The Parties may terminate this Agreement at any time upon mutual agreement in their sole discretion. In addition, if the Management Agreement is terminated in accordance with its terms, then this Agreement and the rights of Licensee hereunder shall automatically terminate without the need for any further action hereunder; provided, however, that after termination of this Agreement for any reason, Licensee may continue to use any Technology Systems IP licensed hereunder as of the date of termination with respect to any of the Other Manager Properties. Subject to Section 3.2, such post-termination license shall not, however, extend to any improvements, modifications, enhancements, upgrades, derivative works or additions made to the Technology Systems IP after the termination of this Agreement. All obligations of the Parties under Section 2.1 and all obligations of the Licensee under Section 3.1 of this Agreement shall survive any such termination.
ARTICLE VI – MISCELLANEOUS
6.1    Submission to Jurisdiction; Consent to Service of Process. Without limiting a Party’s right to appeal any order of the Bankruptcy Court, to the extent required under the Plan (i) the bankruptcy court overseeing the bankruptcy case of Station Casinos, Inc. and certain of its subsidiaries (the “Bankruptcy Court”) shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement or any breach or default hereunder, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 6.4; provided that if the Bankruptcy Court closes the above-referenced case, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada, and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party consents to process being served by the other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6.4. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.
6.2    Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each Party. Any term or provision of this Agreement may be waived by the Parties only if the waiver is authorized in writing by an authorized representative of such Party. No action taken pursuant to this Agreement, including, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty,

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covenant or agreement contained herein. The waiver by a Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of a Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
6.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.
6.4    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
If to Licensor, to: c/o Station Casinos LLC
1505 S. Pavilion Center Drive
Las Vegas, Nevada 89135
Attn: Thomas M. Friel
Fax No.: (702) 495-4245
E-mail: tom.friel@stationcasinos.com

with a copy to:	German American Capital Corporation 60 Wall Street, 10th Fl. New York, New York 10005 Attn: Robert W. Pettinato, Jr. Fax No.: (212) 797-4489 E-mail: robert.pettinato@db.com

and to:	Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attn: Charles E. Schrank Fax No.: (312) 853-7036 E-mail: cschrank@sidley.com
If to Licensee, to: FE Opco Management LLC
c/o Fertitta Entertainment LLC
10801 W. Charleston Blvd.
Suite 600
Las Vegas, Nevada 89135
Attn: Frank J. Fertitta, III
Fax No.: (702) 362-5889
E-mail: ffertitta@fertitta.com

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With a copy to:	Fertitta Entertainment LLC 10801 W. Charleston Blvd. Suite 600 Las Vegas, Nevada 89135 Attn: Marc J. Falcone Fax No.: (702) 362-5889 E-mail: mfalcone@fertitta.com

and to:	Milbank, Tweed, Hadley & McCloy LLP 601 S. Figueroa St., 30th Fl. Los Angeles, California 90017 Attn: Peter Benudiz Fax No.: (213) 892-4714 E-mail: pbenudiz@milbank.com
6.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as its economic or legal substance is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner.
6.6    Binding Effect; Assignment; Sub-Licensing. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by a Party without the prior written consent of the other Party in its sole discretion. For purposes of this Section 6.6 and Section 6.7, a change in control, merger or reorganization of a party shall constitute an “assignment” hereunder, regardless of whether the Party hereto survives such transaction. In addition, Licensee may not sublicense, encumber or pledge any or all of its rights hereunder to use the Licensor Intellectual Property without the prior written consent of Licensor. Notwithstanding the foregoing, Licensor may assign this Agreement, together with all rights, interests, and obligations hereunder, without the prior written consent of Licensee, if the assignment is to (a) an entity in which Licensor has a majority ownership and right of control, (b) any successor entity to Licensor in connection with a merger, reorganization, divestiture, consolidation, or other corporate restructuring of Licensor, or (c) any purchaser of substantially all of Licensor’s assets, provided that any such successor entity or purchaser is not a Disqualified Institution as set forth in Exhibit A hereof (collectively, a “Permitted Assignment”). In addition, Licensor may, in the event of any foreclosure or other enforcement action under any documents evidencing indebtedness of Licensor, assign its rights hereunder to any transferee or representative of the holders of such indebtedness which acquires all or substantially all the assets or equity interests in Licensor as a result of such enforcement action and such foreclosure action shall also constitute a Permitted Assignment. In the event of a Permitted Assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and any permitted assignee must assume the assigning Party’s obligations herein in writing. Any purported transaction in violation of the foregoing will be void. For clarity, the foregoing does not prevent either Party from granting a security interest in its rights under this Agreement, provided that any assignment to any party under such security agreement must comply with the foregoing.
6.7    Assumption. Notwithstanding any provision to the contrary, in the event Licensee declares bankruptcy and elects to assume this Agreement in the bankruptcy proceeding, Licensor hereby consents to such assumption by Licensee, provided that Licensee agrees to comply with all of the terms and conditions of this Agreement. The provisions in Section 6.6 will continue to apply with regards to any contemplated assignment to a third party.

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6.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
6.9    Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement, except as provided herein.
6.10    Further Assurances. Each Party shall take all further actions, at the reasonable request and expense of the other Party, to further the intents and purposes of this Agreement.
6.11    Section 365(n). The Parties agree that the licenses in Article IV are intended to be licenses to “intellectual property” under Section 365(n) of the Bankruptcy Code. If, Licensor enters into bankruptcy, the Parties agree that Licensee shall have all rights of a licensee to “intellectual property” under 11 U.S.C. § 365(n) with respect to the licenses in Article IV.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

LICENSOR:                     LICENSEE:

By:	By:
Name: Title:	Name: Title:

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